    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996



                                                      REGISTRATION NO. 333-14441

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                Amendment No. 1


                                       to

                                    Form S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                         GT INTERACTIVE SOFTWARE CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                             7372                            13-3689915
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)            Identification No.)

                              16 EAST 40TH STREET,
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RONALD CHAIMOWITZ,
                              16 EAST 40TH STREET,
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------
                                   COPIES TO:

    David P. Levin, Esq.                  Richard R. Plumridge, Esq.
    Kramer, Levin, Naftalis & Frankel     Alexander D. Lynch, Esq.
    919 Third Avenue                      Brobeck, Phleger & Harrison LLP
    New York, New York 10022              1301 Avenue of the Americas
    (212) 715-9100                        New York, New York 10019
                                          (212) 581-1600

                      ------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: / /
                      ------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: (i) one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and (ii) the other to be used in connection with a concurrent offering outside of the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except for the front cover page and the Underwriting pages of the International Prospectus, which are included herein after the final page of the U.S. Prospectus and are labeled "Alternate Page for International Prospectus." Final forms of each of the Prospectuses will be filed with the Securities and Exchange Commission under Rule 424(b).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

                      GT INTERACTIVE SOFTWARE CORP LOGO

                               15,500,000 SHARES

                                  COMMON STOCK

     Of the 15,500,000 shares of Common Stock offered hereby, 12,500,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters and 3,000,000 shares are being offered initially outside the United States and Canada by the International Underwriters. Of the shares of Common Stock being offered, 4,000,000 shares are being offered for sale by GT Interactive Software Corp. ("GTIS" or the "Company") and 11,500,000 shares are being offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." On October 17, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $20.00 per share. See "Price Range of Common Stock." The Common Stock is traded on the Nasdaq National Market under the symbol "GTIS."

                             ---------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                            SEE "RISK FACTORS" AT PAGE 6.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                    UNDERWRITING                    PROCEEDS TO
                                      PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                       PUBLIC     COMMISSIONS (1)   COMPANY (2)   STOCKHOLDERS (2)
--------------------------------------------------------------------------------------------------
Per Share........................        $               $               $               $
--------------------------------------------------------------------------------------------------
Total (3)........................        $               $               $               $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $1,300,000.

(3) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 2,325,000 shares of Common Stock solely to cover overallotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
     Commissions and the Proceeds to Selling Stockholders will be $          ,
     $          and $          , respectively.
                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about           , 1996.

ROBERTSON, STEPHENS & COMPANY                                MERRILL LYNCH & CO.
                BEAR, STEARNS & CO. INC.
                                 HAMBRECHT & QUIST
                                              LEHMAN BROTHERS
                                                         PIPER JAFFRAY INC.

                The date of this Prospectus is           , 1996.

 [Graphical depiction of software titles and characters with the various logos of the Company and its subsidiaries.]

        Depicts current software releases and titles under development.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                       ------
Summary................................................................................      4
Risk Factors...........................................................................      6
Use of Proceeds........................................................................     14
Price Range of Common Stock............................................................     14
Dividend Policy........................................................................     14
Capitalization.........................................................................     15
Selected Consolidated Financial Information............................................     16
Pro Forma Consolidated Financial Information...........................................     17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...........................................................................     19
Business...............................................................................     25
Management.............................................................................     35
Principal and Selling Stockholders.....................................................     43
Certain Transactions...................................................................     46
Description of Capital Stock...........................................................     49
Shares Eligible for Future Sale........................................................     52
Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders....................     54
Underwriting...........................................................................     57
Legal Matters..........................................................................     59
Experts................................................................................     59
Additional Information.................................................................     59
Index to Consolidated Financial Statements.............................................    F-1

                         ------------------------------

     The Company was incorporated in Delaware in September 1992 and commenced operations in February 1993. Unless the context otherwise provides, as used in this Prospectus "GTIS" or the "Company" refers to GT Interactive Software Corp. and its wholly owned subsidiaries. The Company's principal executive offices are located at 16 East 40th Street, New York, New York 10016, and its telephone number is (212) 726-6500. The Company's home page can be accessed on the World Wide Web at http://www.gtinteractive.com. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.

     The mark "GT" in stylized form is a trademark of the Company. This Prospectus also includes product names, trademarks and trade names of companies other than GTIS which are the property of their respective companies. Humongous Entertainment, Inc. products are not in any manner affiliated with Putt-Putt Golf Courses of America, Inc.

                         ------------------------------

     For investors outside the United States: no action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

     In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                         ------------------------------

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY


     GT Interactive Software Corp. creates, publishes and merchandises interactive entertainment, edutainment and value-priced consumer software for a variety of platforms on a world-wide basis. Similar to major film studios and record companies, the Company employs a portfolio approach to achieve a broad base of products across most major consumer software categories. Recognizing that software distribution capabilities attract publishing content, the Company has used its strong distribution to build its current position as a leader in the consumer software publishing business. According to PC Data, in the first eight months of 1996 the Company had achieved the industry's highest market share in number of units sold in the PC software games category. The Company has experienced significant growth in its published front-line titles, growing from 5 titles released in 1994 to 24 titles released in 1995 to 57 titles released during the nine months ended September 30, 1996.


     The Company's current strategy is to obtain new software content by blending its in-house development capabilities with the multi-title publishing relationships it has established with independent software developers and content providers. To that end, the Company completed several acquisitions of leading software companies in 1995 and 1996 which have increased its internal software development capabilities and publishing base. In July 1996, the Company acquired Humongous, a premier developer and publisher of award-winning children's software, which has become the centerpiece of its edutainment business. In addition, the Company acquired WizardWorks, a developer and publisher of value-priced software, and FormGen, a publisher of interactive PC shareware and software. These 1996 acquisitions supplemented the Company's 1995 acquisition of Slash, a publisher, purchaser, repackager and distributor of value-priced software.

     The Company has established multi-title software publishing relationships with a wide range of leading content providers, including id Software, a developer of 3-D action games, such as Quake, Doom, Doom II and Hexen; 3D Realms, the creator of the best-selling Duke Nukem 3D; Williams, an arcade game developer whose titles include Mortal Kombat 3, NBA Hang Time and War Gods; and Scavenger, the developer of Scorcher, Amok and Into The Shadows. The Company has also entered into multi-title relationships with edutainment content providers such as Mercer Mayer, a leading children's author and the creator of The Little Critter books, and Stan and Jan Berenstain, the creators of The Berenstain Bears series.

     The Company believes that it is currently the largest distributor of consumer software to mass merchants in the United States. The Company is the primary supplier of its own and third party consumer software to approximately 2,290 Wal-Mart stores and approximately 735 Target stores and supplies value-priced software under specially designed programs to approximately 2,155 Kmart stores. In addition, the Company has established direct selling relationships for its own published software with a variety of major retailers, including Sam's Club, Price-Costco, CompUSA, Best Buy, Egghead and Computer City, at approximately 20,000 locations nationwide.


     The Company believes that significant growth opportunities exist in international markets and across a variety of next generation platforms. In order to exploit international markets, in January 1995, the Company established a software publishing operation in London, England, with responsibility for European markets and is currently publishing, marketing and distributing its consumer software products in over 35 countries world-wide. The Company believes that it is well positioned to take advantage of existing and emerging next generation platforms. Recently, GTIS successfully launched Doom for the Sony PlayStation in Europe and Japan. In addition, the Company released Quake for PCs in Europe in August 1996, where it was the number one selling title upon its release.

                                  THE OFFERING

Common Stock Offered by the Company..............    4,000,000 shares
Common Stock Offered by the Selling
  Stockholders...................................    11,500,000 shares
U.S. Offering....................................    12,500,000 shares
International Offering...........................    3,000,000 shares
Common Stock Outstanding after the Offering......    70,515,767 shares(1)
Use of Proceeds..................................    To be used for working capital, general
                                                     corporate purposes and potential
                                                     acquisitions and investments. See "Use
                                                     of Proceeds."
Nasdaq National Market Symbol....................    GTIS

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                   YEARS ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                                           ----------------------------------------   ---------------------------------------
                                                                             PRO                  PRO                  PRO
                                                                            FORMA                FORMA                FORMA
                                           1993(3)     1994       1995     1995(4)     1995     1995(4)     1996     1996(5)
                                           -------   --------   --------   --------   -------   -------   --------   --------
STATEMENT OF OPERATIONS DATA(2):
Net sales................................  $18,075   $100,029   $225,773   $253,851   $64,420   $86,036   $140,934   $144,283
Operating income.........................    1,377     22,160     32,865     33,731     9,781    10,062     15,228     13,210
Provision for (benefit from) income
  taxes:
  Federal and state (historical).........      286      2,431     14,037     14,002     3,838     3,783      7,599      7,568
  Benefit from change in tax status(6)...    --         --        (3,520)    (3,520)   (3,520)   (3,520)     --         --
  Pro forma adjustment to Federal and
    state taxes (unaudited)(7)...........    --         --         --         5,461     --        5,350      --         --
                                           -------   --------   --------   --------   -------   -------   --------   --------
      Total provision for income taxes...      286      2,431     10,517     15,943       318     5,613      7,599      7,568
Net income(8)............................  $ 1,114   $ 19,749   $ 23,120   $ 18,628   $ 9,717   $ 4,747   $ 10,088   $  7,894
Net income per share.....................                                                                 $   0.16
Weighted average shares outstanding......                                                                   62,687
Pro forma net income per share
  (unaudited)(1)(9)......................                                  $   0.30                                  $   0.12
Pro forma number of weighted average
  shares outstanding (unaudited)(1)(9)...                                    61,082                                    66,146

                                                                                              AS OF JUNE 30, 1996
                                                                                          ---------------------------
                                                                                           ACTUAL     AS ADJUSTED(10)
                                                                                          --------    ---------------
BALANCE SHEET DATA(2):
Cash, cash equivalents and short-term investments......................................   $ 69,743       $ 147,243
Working capital........................................................................    108,467         185,967
Total assets...........................................................................    277,861         355,361
Stockholders' equity...................................................................    133,871         211,371

---------------


 (1) Excludes (i) an aggregate of 5,443,849 shares of Common Stock reserved for issuance upon the exercise of options granted as of September 30, 1996, pursuant to the Company's 1995 Stock Incentive Plan, at a weighted average exercise price of $11.11 per share and (ii) 1,320,072 shares of Common Stock reserved for issuance upon exercise of warrants outstanding as of the date of this Prospectus (excluding certain warrants held by id Software to be exercised immediately prior to the consummation of the Offering) at a weighted average exercise price of $12.52 per share. See "Management -- Stock Incentive Plan" and "Shares Eligible for Future Sale."

 (2) The summary consolidated financial information presented, except for the pro forma information, is based upon the historical consolidated financial statements, as restated for the acquisitions of WizardWorks and FormGen. Information for the six months ended June 30, 1995 and 1996 and the pro forma information are unaudited.
 (3) Information represents only a partial year, as the Company did not commence operations until February 1993.

 (4) Reflects the Company's acquisition of Slash and Humongous as if the same had been consummated on January 1, 1995 and the income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods. (See Note 2 and Note 7 of the Notes to the Company's December 31, 1995 Consolidated Financial Statements and Note 5 of the Notes to the Company's June 30, 1996 Consolidated Financial Statements).


 (5) Reflects the Company's acquisition of Humongous as if the same had been consummated on January 1, 1996. (See Note 5 of the Notes to the Company's June 30, 1996 Consolidated Financial Statements.)

 (6) The benefit from change in tax status occurred as a result of the transition from an S corporation to a C corporation on March 1, 1995, which allowed the Company to accrue certain tax benefits which would otherwise have flowed to the stockholders of the S corporation. This benefit would not have arisen for the year ended December 31, 1995 had the Company been a C corporation beginning January 1, 1994.
 (7) Reflects additional income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods. (See Note 2 and Note 7 of the Notes to the Company's December 31, 1995 Consolidated Financial Statements).
 (8) Net income for the year ended December 31, 1994 would have been $12,046 had the Company been a C corporation for the entire year.
 (9) Pro forma weighted average number of shares outstanding has been calculated as if all stock issued in the twelve month period prior to the initial public offering (including common stock equivalents such as options and warrants) had been outstanding throughout the periods presented and assuming the proceeds from such issuances (including the assumed exercise prices of options and warrants) had been used to reacquire shares at the initial public offering price at the beginning of the period.
(10) Adjusted to reflect the sale of 4,000,000 shares of Common Stock by the Company based upon an assumed public offering price of $20.00 per share (after deducting the underwriting commissions and estimated offering expenses payable by the Company) and the receipt by the Company of $2 million upon the exercise, immediately prior to the consummation of the Offering, of certain warrants held by id Software.

    Unless otherwise indicated, all information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to the acquisitions of WizardWorks and FormGen. All information, other than historical financial information, gives effect to the acquisition of Humongous.

                                  RISK FACTORS

     In addition to other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

CUSTOMER CONCENTRATION AND CREDIT RISK

     The Company is the primary supplier of software to Wal-Mart Stores, Inc. ("Wal-Mart"), including titles published by the Company and products from other publishers. On a pro forma basis, giving effect to the acquisition of Slash Corporation ("Slash"), sales to Wal-Mart accounted for approximately 42% and 49% of the Company's net sales for 1994 and 1995, respectively, and 47% and 50% for the six months ended June 30, 1995 and 1996, respectively. The Company's status as Wal-Mart's primary supplier is not based upon any written agreement or understanding. Accordingly, such status could be terminated at any time by Wal-Mart. In addition, Wal-Mart has dedicated, and the Company currently anticipates that Wal-Mart will continue to dedicate, the software department in a limited number of stores to other software distributors on a test basis. There can be no assurance that Wal-Mart will continue to use the Company as its primary supplier of consumer software, or at all. The loss of Wal-Mart as a customer, a significant decrease in product shipments to or an inability to collect receivables from Wal-Mart or any other adverse change in the Company's relationship with Wal-Mart would have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH ACQUISITIONS AND INVESTMENTS

     In June 1995 the Company acquired Slash, in June 1996 the Company acquired WizardWorks Group, Inc. ("WizardWorks") and Candel Inc., the parent company of FormGen, Inc. ("FormGen") and in July 1996 the Company acquired Humongous Entertainment, Inc. ("Humongous"). The Company undertook these acquisitions to expand its publishing and distribution capabilities with the assumption that the combined entity would be better able to take advantage of market opportunities than if each of the companies were operated individually. This synergy will depend in part on the ability of the Company to retain in-house publishing staffs and third-party relationships and to utilize distribution, sales and marketing capabilities. The Company is in the process of integrating the acquired companies by consolidating certain operations, offices and facilities, and combining administrative, accounting, sales and marketing and distribution functions. The integration of these acquired companies will involve, among other things, the opening of new facilities or the expansion of existing facilities, the expansion of accounting systems, controls and procedures, the increase in warehouse and distribution capabilities, the closing of redundant facilities and the elimination of duplicate personnel. The Company is in the early stages of integrating certain of the acquired companies and there can be no assurance that the integration will be completed without disrupting the Company's business. Should the Company not be able to achieve such integration in a timely manner or in a coordinated fashion, it could materially and adversely affect the Company's business, operating results or financial condition.

     The Company believes that its future growth will depend, in part, on its ability to continue to identify, acquire and integrate companies which have software development and publishing capabilities. While the Company reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation or discussion, the Company presently has no commitments or understandings with respect to any material acquisitions and there can be no assurance that the Company will be successful in identifying and acquiring suitable acquisition candidates. If any such acquisition candidates are identified, there can be no assurance that the Company will be successful in financing such acquisitions, negotiating terms favorable to the Company, consummating such acquisitions or integrating the acquired businesses into the Company's operations. Moreover, in connection with any such acquisitions, the Company may be required to incur indebtedness or assume other liabilities which could have a material adverse effect on the Company's operating results, liquidity and capital resources, or to issue shares of its capital stock which could result in dilution to stockholders.

     In addition, in September 1996 the Company entered into an agreement to invest in convertible preferred stock of OffWorld Entertainment, Inc. (also known as "OddWorld Inhabitants" or "OddWorld"), which is convertible into 50% of the common equity. Such acquisition is subject to the approval of the shareholders of OddWorld's parent company. This acquisition is currently scheduled to be presented to such shareholders for their approval in November, 1996. There can be no assurance that such shareholder approval will be obtained. If such approval is not obtained, there can be no assurance that the Company will be able to obtain the rights to OddWorld's technology or content.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has experienced and may continue to experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including fluctuations in the mix of products with varying profit margins sold by the Company, the size and timing of acquisitions, the size and growth rate of the consumer software market, market acceptance of the Company's products and those of its competitors, development and promotional expenses relating to the introduction of new products or enhancements of existing products, projected and actual changes in computing platforms, the timing and success of product introductions by the Company and its competitors, product returns, changes in pricing policies by the Company and its competitors, the accuracy of retailers' forecasts of consumer demand, the timing of orders from major customers, order cancellations and delays in shipment. In addition, delays in the introduction of the Company's front-line titles could result in material fluctuations of the Company's operating results. The Company has experienced, and expects to experience in the future, significant fluctuations in its quarterly net sales and operating results as a result of such factors. In response to competitive pressures, the Company may take certain pricing or marketing actions that could materially and adversely affect the Company's business, operating results and financial condition. Products are generally shipped as orders are received and, accordingly, the Company operates with little backlog. The Company's expense levels are based, in part, on its expectations regarding future sales and, as a result, operating results would be disproportionately adversely affected by a decrease in sales or a failure to meet the Company's sales expectations. Defective front-line published products may result in higher customer support costs and product returns. Further, the consumer software business is seasonal. Net sales are typically significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net sales in other quarters are generally lower and vary significantly. Accordingly, the Company believes that period to period comparisons of operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. There can be no assurance that the Company will achieve consistent profitability on a quarterly or annual basis. Due to all of the foregoing factors, the Company's operating results in any quarter may be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially and adversely affected. See "-- Possible Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON NEW PRODUCT AND PRODUCT ENHANCEMENT INTRODUCTIONS; PRODUCT DELAYS

     The Company's continued success in the publishing business depends on the timely introduction of successful new products or enhancements of existing products to replace declining revenues from older products. Consumer preferences for software products are difficult to predict, and few consumer software products achieve sustained market acceptance. If revenues from new products or enhancements were to fail to replace declining revenues from existing products, the Company's business, operating results and financial condition could be adversely affected. The process of developing software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies are addressed. A significant delay in the introduction of one or more new products or enhancements could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. See "-- Reliance on Third-Party Software Developers; Reliance on Other Publishers," "-- Fluctuations in Quarterly Operating Results; Seasonality," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- GTIS Publishing."

RELIANCE ON THIRD-PARTY SOFTWARE DEVELOPERS; RELIANCE ON OTHER PUBLISHERS

     Although the Company has substantially increased, primarily through acquisitions, its internal software development capabilities in 1996, a significant portion of the Company's published products have been licensed from, or developed by, the Company in collaboration with independent software developers. Due primarily to the increased demand for consumer software programs, the payment of advances and guaranteed royalties to independent developers has increased and may continue to increase. As of June 30, 1996, the Company had recorded $48.8 million of royalty advances on its balance sheet. There can be no assurance that the release of products associated with such advances will not be delayed, which would delay the Company's ability to receive revenue to offset such advances or royalties, or that the sales of such products will be sufficient to cover the amount of such advances or royalty prepayments. The Company's success depends in part on its continued ability to obtain and renew product development agreements with independent software developers. As independent developers are in high demand, there can be no assurance that independent developers, including those which have developed products for the Company in the past, will be available to develop products for the Company in the future. For instance, the Company does not currently have any contractual agreement with id Software pursuant to which the Company has control over, or has been promised rights to, future products to be developed by id Software; such rights are negotiated on a title-by-title basis. Many independent developers have limited financial resources, which could expose the Company to the risk that such developers may go out of business prior to completing a project. In addition, because the Company's published products are often developed with outside developers, the Company cannot always control the timing of the introduction of its products. While the Company maintains production liaisons with independent developers, there can be no assurance that new products developed by third-party developers whose products are published by the Company will be introduced on schedule or at all or within acceptable quality guidelines or that they will achieve market acceptance. The Company's success is also dependent in part on its ability to obtain content for its products from external sources. There can be no assurance that the Company will be able to obtain or renew product development agreements, or to obtain such content, on favorable terms, or at all. Such agreements are terminable, in some cases without notice, upon the occurrence of one or more of the following events: those involving the bankruptcy or insolvency of either party to such agreements, the cessation of operations by either of such parties or the material breach of specified provisions of such agreements which breach is not cured within a designated timeframe. See "Business -- GTIS Publishing."

     The Company also distributes products on behalf of other publishers. There can be no assurance that the Company will obtain or renew any rights to distribute such products. Failure to retain or obtain such rights could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The GTIS Merchandising and Distribution Approach" and "-- GTIS Publishing."

CHANGING PRODUCT PLATFORMS

     The consumer software market is characterized by rapidly changing technology, particularly with respect to product platforms. The Company must continually anticipate the emergence of, and adapt its products to, popular platforms for consumer software. When the Company chooses to publish or develop a product for a new platform, it may be required to make a substantial development investment one to two years in advance of shipments of products on that platform. If the Company invests in the development of a product for a platform that does not achieve significant market penetration, the Company's planned revenues from that product will be adversely affected and it may not recover its development investment. If the Company does not choose to publish or co-develop for a platform that achieves significant market success, the Company's revenue growth may also be adversely affected. See "Business -- Industry Background" and "-- GTIS Publishing."

INTERNATIONAL SALES

     The Company began to broaden its international sales efforts in late 1994 by establishing relationships with software publishers and distributors in leading international markets. The Company expects that international sales will account for a significant portion of its net sales in the future. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, potential political instability, difficulties installing and managing foreign operations and difficulty in collection of accounts receivable. In addition, acceptance of the Company's products in certain markets has required, and may in the future require extensive, time-consuming and costly modifications to localize the products for use in particular markets. Software piracy presents a particularly acute problem in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East, and the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that these or other factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition. See "Business -- GTIS Publishing" and "-- International."

RELIANCE ON HIT TITLES

     A significant percentage of the Company's net sales has been attributable to a limited number of hit titles. For example, sales of the Company's top five titles during 1995 and the first six months of 1996 accounted for approximately 10% and 10% of the Company's net sales for such periods, respectively, and approximately 39% and 38% of the Company's published front-line product sales for such periods, respectively. The Company's business, operating results and financial condition could be materially and adversely affected if the Company does not publish an adequate number of hit titles in each fiscal quarter. See "Business -- GTIS Publishing."

COMPETITION

     The market for consumer software products is highly competitive. Only a small percentage of products introduced in the consumer software market achieve any degree of sustained market acceptance. Competition is based primarily upon price, access to retail shelf space, product enhancements, ability to operate on popular platforms, availability of titles, new product introductions, marketing support and distribution systems. Many of the companies with which the Company currently competes or may compete in the future have comparable or greater financial, technical, marketing, sales and customer support resources, larger and more seasoned internal development teams, greater name recognition and a larger customer base, than the Company. In addition, the Company believes that large software companies, media companies and film studios are increasing their focus on the interactive entertainment and edutainment software markets and, as a result of their financial and other resources, name recognition and customer base, may become significant competitors of the Company. Moreover, in a number of geographic markets, certain of the titles offered by the Company, including various hit titles, are offered on a limited number of platforms and compete with the same titles offered by the Company's competitors on other platforms. Current and future competitors with greater financial resources than the Company may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to software developers and licensors than the Company. The market is also extremely competitive with respect to access to third party developers and content providers. This competition is based primarily on breadth of distribution, development funding, reputation and royalty rates. To the extent that competitors maintain or achieve greater title portfolio breadth, title rights for popular platforms, or access to third party developers and content providers, or price, shelf access, marketing support, distribution or other selling advantages, the Company could be materially and adversely affected. In addition, several competitors of the Company have recently sought to expand their distribution capabilities. New hardware platforms and electronic delivery systems may be introduced into the software market and potential new competitors may enter the software development and distribution market, resulting in greater competition for the Company. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully with current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. In addition, as part of its value-added distribution program, the Company seeks to provide its mass merchant customers with a wide variety of popular titles. Achieving such a product mix requires the Company to supplement the distribution of its published products with certain third party software products, including products published by the Company's competitors. There can be no assurance that such competitors will continue to provide such products to the Company for distribution at the Company's mass merchant customers. The failure to obtain software titles developed or published by one or more of the Company's competitors, and not being able to obtain these products from other distributors could have a material adverse effect on the Company's relationships with such mass merchant customers, which in turn would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The continued success of the Company depends to a significant extent upon the continued performance and contribution of its senior management and on its ability to continue to attract, motivate and retain highly qualified employees. In particular, the Company is highly dependent on the management services of Joseph J. Cayre, the Chairman of the Board of Directors, Ronald Chaimowitz, the President and Chief Executive Officer of the Company and Charles F. Bond, President of the Company's Slash Division. The loss of the services of any of the Company's senior management could have a material adverse effect on the Company's business, operating results and financial condition. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. In addition, while the Company has entered into employment agreements with Messrs. Chaimowitz and Bond, there can be no assurance that such employees will not leave or compete with the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially and adversely affect the Company's business, operating results and financial condition. See "Management -- Employment Agreements."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market prices for the Common Stock have been, and may in the future be, volatile. Market prices for the Company's Common Stock will be influenced by a number of factors, including quarterly variations in the financial results of the Company and its competitors, acquisitions, changes in earnings estimates by analysts and conditions in the computer software industry, the overall economy and the financial markets. These and other factors may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

PRODUCT RETURNS

     The Company accepts product returns or provides markdowns or other credits on varying terms in the event that the customer holds excess inventory of the Company's products. Software products as complex as those published by the Company may contain undetected errors when first introduced or when new versions are released. It is the Company's practice to accept returns of defective or damaged products at any time. At the time of product shipment, the Company establishes reserves, including reserves under the Company's policies for stock balancing, price protection and returns of defective or damaged products, which estimate the potential for future returns of products based on historical return rates, seasonality of sales, retailer inventories of the Company's products and other factors. The Company has historically experienced, and reserved for, product returns at a rate of approximately 30% of gross sales. Product returns that exceed the Company's reserves, or loss of or delay in market acceptance of a new product as a result of software failures or otherwise, could materially and adversely affect the Company's business, operating results and financial condition. Although the Company maintains reserves which it believes to be adequate with respect to product returns and price reductions, there can be no assurance that actual returns to the Company will not exceed the reserves established. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID EXPANSION

     The Company has experienced significant and rapid sales growth since it commenced operations. There can be no assurance that the Company will be able to maintain its present level of sales or continue to experience sales growth. There can be no assurance that, if the Company continues to experience sales growth, it can do so without adversely affecting its profitability.

     The Company's ability to manage its growth effectively will require it to continue to attract, train, motivate, manage and retain key employees and to improve its operational, financial and management information systems. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. See "Business -- Facilities" and "-- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON MERCHANDISING SERVICES

     The Company relies upon REPS, a company controlled by certain of the Cayre Family Stockholders (as defined below), as the primary source of the field sales representative services provided by the Company to Wal-Mart and to other of its retail customers. The Company believes that the quality of the field sales representative services provided by REPS is an important aspect of the Company's merchandising strength. REPS has agreed to continue to perform such services, at its cost, pursuant to an agreement expiring in 1997, which agreement may be terminated only by the Company. The Company believes that the terms of this agreement are as fair to the Company as the terms obtainable from an unaffiliated third party. In the event that the Company is unable to extend such agreement on terms that are favorable to the Company, or REPS ceases to provide such services for any other reason, and the Company is not able to obtain comparable services from another source, the Company's business, operating results and financial condition could be materially and adversely affected.

MANUFACTURING RISKS

     The production of the Company's published products involves duplicating software programs onto CD-ROM disks and floppy diskettes, printing user manuals and product packaging materials, and packaging finished products. Each of the foregoing activities is performed for the Company by third parties in accordance with the Company's specifications, including, in some cases, entities controlled by the Cayre Family Stockholders. While these services are available from multiple parties and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products will not occur and, if it does occur, that it could be remedied without undue delay and without materially and adversely affecting the Company's business, operating results or financial condition. In addition, as consumer demand for CD-ROM based software increases, the Company must compete for CD-ROM duplication services with its competitors, as well as publishers of music and video CDs. An inability to secure adequate CD-ROM stamping capacity could have a material adverse effect on the Company's business, operating results and financial condition. While the Company engages in ongoing efforts to ensure an adequate and timely supply of CD-ROMs from a number of suppliers, and to date has incurred no difficulty in securing its required supply, there can be no assurance that the future supply of CD-ROMs will be sufficient to meet the Company's requirements.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company sells a significant portion of its published software under licenses from independent developers and, in such cases, does not acquire the copyrights for the underlying work. The Company relies primarily on a combination of patent, trademark, copyright, trade secret and other proprietary rights laws, license agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights and the rights of its co-developers. Unauthorized copying occurs within the software industry, and if a significant amount of unauthorized copying of the Company's published products or products distributed by it were to occur, the Company's business, operating results and financial condition could be materially and adversely affected. Also, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. There has been substantial litigation in the industry regarding copyright, trademark and other intellectual property rights. Any such claims or litigation, with or without merit, could be costly and cause a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property and Proprietary Rights" for the description of the Company's litigation against Micro Star Software.

RISK OF CUSTOMER BUSINESS FAILURE

     Sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure. For example, the Company currently has a receivable in the amount of approximately $1.2 million from Neostar Retail Group, Inc. a retailer currently engaged in Chapter 11 bankruptcy proceedings. The Company believes its existing reserves are adequate to cover its exposure with respect to such receivable. Although the Company maintains a reserve for uncollectible receivables that it believes to be adequate, there can be no assurance that such reserve is adequate or that additional payment defaults on significant sales would not materially and adversely affect its business, operating results and financial condition.

CONCENTRATION OF SHARE OWNERSHIP

     The Common Stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of the Company's Common Stock. Upon the completion of the Offering, the Cayre Family Stockholders will collectively hold approximately 42.1% of the combined voting power of the outstanding shares of Common Stock. As a result, the Cayre Family Stockholders will have a substantial amount of the voting power required to elect all directors and to approve other matters required to be voted upon by the stockholders of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock." See also "Certain Transactions -- Transactions with Cayre Family Stockholders" for a description of certain voting arrangements among the Cayre Family Stockholders.

ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue shares of Preferred Stock and to determine the designations, preferences and rights and the qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Furthermore, certain other provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, such as the provision for a staggered Board of Directors, may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could adversely affect the market price of the Company's Common Stock. See "Management" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have a total of 70,515,767 shares of Common Stock outstanding. Approximately 43,175,000 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Generally, under Rule 144, a person who has held restricted shares for two years may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Securities Act. In addition and subject to certain limitations, holders of approximately 41,490,000 shares of the Company's Common Stock (including Common Stock issuable upon the exercise of warrants) have contractual rights to require the Company to register such shares for future sale and holders of approximately 2,348,000 additional shares of Common Stock

(including Common Stock issuable upon the exercise of warrants) have contractual rights to include such shares in future Registration Statements filed by the Company under the Securities Act. See "Certain Transactions -- Transactions with GAP Stockholders," "-- Transactions with Cayre Family Stockholders," "-- Transactions with Charles F. Bond" and "Shares Eligible for Future Sale." Further, the Company has registered on a registration statement on Form S-8 (Registration No. 333-428), the shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1995 Stock Incentive Plan. Notwithstanding the foregoing, the Company and the executive officers, directors and certain significant stockholders of the Company have entered into "lockup" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them, subject to certain exceptions, for a period of 90 days after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of Robertson, Stephens & Company LLC, on behalf of the Underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, shares subject to lock-up agreements may not be sold until the agreements expire. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting." In connection with licensing and distribution arrangements and acquisitions of other companies, the Company has issued and may continue to issue Common Stock or securities convertible into Common Stock. Any such sales, or future sales of substantial amounts of Common Stock, could adversely affect prevailing market prices for the Common Stock and could adversely affect the Company's ability to raise needed capital. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds from the sale of 4,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $75,500,000 at an assumed public offering price of $20.00 per share and after deducting estimated offering expenses and underwriting discounts and commissions. In addition, the Company will receive $2,000,003 upon the exercise, immediately prior to the Offering, of certain warrants held by id Software. The Company will not receive any proceeds from the sale of 11,500,000 shares of Common Stock offered by the Selling Stockholders. The Company intends to use the net proceeds for working capital, general corporate purposes and for potential acquisitions and investments related to its business. The Company has no commitments or understandings with respect to any acquisition or investment. Pending the use of the net proceeds for such purposes, the Company will invest such proceeds in short-term, interest-bearing investments.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on the Nasdaq National Market. The high and low sale prices for the Common Stock as reported by the Nasdaq National Market for the periods since the Company's initial public offering in December 1995 are summarized below. These over-the-counter market quotations reflect interdealer prices, without retail mark-ups, mark downs, or commissions and may not necessarily represent the actual transactions.

                                                                               HIGH       LOW
                                                                               -----     -----
1995
Fourth Quarter (from December 14, 1995)....................................    $16 1/2   $12 1/4
1996
First Quarter..............................................................    $15       $ 8 7/8
Second Quarter.............................................................    $25       $10 5/8
Third Quarter..............................................................    $26 3/4   $16 3/4
Fourth Quarter (through October 17, 1996)..................................    $26 3/4   $19 1/2

     On October 17, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $20.00. As of October 1, 1996, there were approximately 87 registered holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the payment of cash dividends may be limited by financing agreements entered into by the Company in the future. Prior to March 1995, the Company had elected to be treated as an S corporation for tax purposes. During the year ended December 31, 1993, the Company paid no distributions to its stockholders. During the year ended December 31, 1994 and the two months ended February 28, 1995, the Company paid distributions of $28.4 and $6.0 million, respectively, to its stockholders, in each case out of funds generated from operations. The Company has not paid cash dividends on its Common Stock or other securities since its conversion to a C corporation for Federal and New York state tax purposes on March 1, 1995.

                                 CAPITALIZATION

     The following tables set forth the capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $20.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and to the receipt by the Company of $2,000,003 upon the exercise, immediately prior to the consummation of the Offering, of certain warrants held by id Software.

                                                                             JUNE 30, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
                                                                               (UNAUDITED)
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 authorized and none
     outstanding, actual and as adjusted............................    $     --      $      --
  Common Stock, $.01 par value, 150,000,000 authorized, 62,687,416 outstanding, actual, and 66,898,684 outstanding, as
     adjusted(1)....................................................         627            669
  Additional paid-in capital........................................     112,763        190,221
  Retained earnings.................................................      20,481         20,481
                                                                        --------       --------
  Total stockholders' equity and capitalization.....................    $133,871      $ 211,371
                                                                        ========       ========

---------------


(1) Excludes (i) an aggregate of 5,443,849 shares of Common Stock reserved for issuance upon the exercise of options granted as of September 30, 1996, pursuant to the Company's 1995 Stock Incentive Plan, at a weighted average exercise price of $11.11 per share, (ii) 1,320,072 shares of Common Stock reserved for issuance upon exercise of warrants outstanding as of the date of this Prospectus (excluding certain warrants held by id Software to be exercised immediately prior to the consummation of the Offering) at a weighted average exercise price of $12.52 per share, (iii) 3,458,375 shares of Common Stock issued on July 9, 1996 to Humongous in exchange for all of the outstanding shares of Humongous common stock, and (iv) 158,708 shares issued subsequent to June 30, 1996 upon exercise of options. See "Management -- Stock Incentive Plan" and "Shares Eligible for Future Sale."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

     The following tables set forth selected consolidated financial information of the Company which, for each of the three years in the period ended December 31, 1995, is derived from the restated audited consolidated financial statements of the Company. Information for the six-month periods ended June 30, 1995 and 1996 is derived from the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Financial information for the year ended December 31, 1993 represents only a partial year, since the Company did not commence operations until February 1993. Pro forma information is unaudited and reflects the acquisition of Slash and Humongous as if the acquisitions had occurred as of January 1, 1995 and the income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods. These tables should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                   YEARS ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                                           ----------------------------------------   ---------------------------------------
                                                                             PRO                  PRO                  PRO
                                                                            FORMA                FORMA                FORMA
                                            1993       1994       1995     1995(1)     1995     1995(1)     1996     1996(2)
                                           -------   --------   --------   --------   -------   -------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales................................. $18,075   $100,029   $225,773   $253,851   $64,420   $86,036   $140,934   $144,283
Cost of goods sold........................   7,321     53,598    136,325    152,381    36,368   50,458      81,687     82,548
Selling and distribution expenses.........   5,065     14,375     36,076     43,661    10,924   15,026      29,561     33,294
General and administrative expenses.......   4,312      9,896     20,507     24,078     7,347   10,490      12,885     13,658
Merger costs..............................   --         --         --         --        --        --         1,573      1,573
                                           -------   --------   --------   --------   -------   -------   --------   --------
Operating income..........................   1,377     22,160     32,865     33,731     9,781   10,062      15,228     13,210
Interest and other income, net............      23         20        772        840       254      298       2,459      2,252
                                           -------   --------   --------   --------   -------   -------   --------   --------
Income before income taxes................   1,400     22,180     33,637     34,571    10,035   10,360      17,687     15,462
Provision for (benefit from) income taxes:
  Federal and state (historical)..........     286      2,431     14,037     14,002     3,838    3,783       7,599      7,568
  Benefit from change in tax status(3)....   --         --        (3,520)    (3,520)   (3,520)  (3,520 )     --         --
  Pro forma adjustment to Federal and
    state taxes (unaudited)(4)............   --         --         --         5,461     --       5,350       --         --
                                           -------   --------   --------   --------   -------   -------   --------   --------
    Total provision for income taxes......     286      2,431     10,517     15,943       318    5,613       7,599      7,568
                                           -------   --------   --------   --------   -------   -------   --------   --------
Net income(5)............................. $ 1,114   $ 19,749   $ 23,120   $ 18,628   $ 9,717   $4,747    $ 10,088   $  7,894
                                           =======   ========   ========   ========   =======   =======   ========   ========
Net income per share......................                                                                $   0.16
Weighted average shares outstanding.......                                                                  62,687
Pro forma net income per share
  (unaudited)(6)..........................                                 $   0.30                                  $   0.12
Pro forma number of weighted average
  shares outstanding (unaudited)(6).......                                   61,082                                    66,146

                                                                                        AS OF DECEMBER 31,     AS OF
                                                                                       --------------------   JUNE 30,
                                                                                         1994        1995       1996
                                                                                       --------    --------   --------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...................................   $  1,217    $ 92,362   $ 69,743
Working capital (deficit)...........................................................     (6,802)    103,617    108,467
Total assets........................................................................     68,600     297,569    277,861
Stockholders' equity (deficit)......................................................     (6,396)    123,796    133,871

---------------

(1) Reflects the Company's acquisition of Slash and Humongous as if the same had been consummated on January 1, 1995 and the income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods. (See Note 2 and Note 7 of the Notes to the Company's Consolidated Financial Statements).

(2) Reflects the Company's acquisition of Humongous as if the same had been consummated on January 1, 1996.

(3) The benefit from change in tax status occurred as a result of the transition from an S corporation to a C corporation on March 1, 1995, which allowed the Company to accrue certain tax benefits which would otherwise have flowed to the stockholders of the S corporation. This benefit would not have arisen for the year ended December 31, 1995 had the Company been a C corporation beginning January 1, 1994.

(4) Reflects additional income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods. (See Note 2 and Note 7 of the Notes to the Company's Consolidated Financial Statements).

(5) Net income for the year ended December 31, 1994 would have been $12,046 had the Company been a C corporation for the entire year.

(6) Pro forma weighted average number of shares outstanding has been calculated as if all stock issued in the twelve month period prior to the initial public offering (including common stock equivalents such as options and warrants) had been outstanding throughout the periods presented and assuming the proceeds from such issuances (including the assumed exercise prices of options and warrants) had been used to reacquire shares at the initial public offering price at the beginning of the period.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

     The following unaudited pro forma consolidated statements of operations are based on the historical consolidated statements of operations of the Company and Humongous for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 and the historical statements of operations of Slash for the period ended June 22, 1995. The pro forma consolidated statements of operations reflect the acquisitions of Slash and Humongous as if the same had been consummated on January 1, 1995 and 1996 and the income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods.

     The unaudited pro forma consolidated statements of operations are presented for informational purposes only and are not necessarily indicative of what the results of operations would have been had the events referred to above been consummated as of January 1, 1995, nor are they necessarily indicative of the Company's future results of operations.

                                                                                         YEAR ENDED DECEMBER 31, 1995
                                                                             ----------------------------------------------------
                                                                             COMPANY    ACQUISITIONS(1)   ADJUSTMENTS   PRO FORMA
                                                                             --------   ---------------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................................$225,773        $29,040         $  (962)(2) $253,851
Cost of goods sold.......................................................... 136,325         16,864            (808)(2)  152,381
Selling and distribution expenses...........................................  36,076          7,585          --           43,661
General and administrative expenses.........................................  20,507          3,046             525(3)    24,078
                                                                             --------       -------        --------     --------
Operating income............................................................  32,865          1,545            (679)      33,731
Interest and other income, net..............................................     772             68          --              840
                                                                             --------       -------        --------     --------
Income before income taxes..................................................  33,637          1,613            (679)      34,571
Provision for (benefit from) income taxes:
Federal and state (historical)..............................................  14,037        --                  (35)      14,002
Benefit from change in tax status...........................................  (3,520)       --               --           (3,520)
Pro forma adjustment to Federal and state taxes (unaudited)(5)..............   --           --                5,461        5,461
                                                                             --------       -------        --------     --------
Total provision for income taxes............................................  10,517        --                5,426       15,943
                                                                             --------       -------        --------     --------
Net income.................................................................. $23,120        $ 1,613         $(6,105)    $ 18,628
                                                                             ========       =======        ========     ========
Pro forma net income per share (unaudited)(6)...............................                                            $   0.30
Pro forma number of weighted average shares outstanding (unaudited)(6)......                                              61,082

                                  SIX MONTHS ENDED JUNE 30, 1995                         SIX MONTHS ENDED JUNE 30, 1996
                       -----------------------------------------------------   --------------------------------------------------
                       COMPANY   ACQUISITIONS(1)  ADJUSTMENTS      PRO FORMA   COMPANY    ACQUISITION   ADJUSTMENTS  PRO FORMA(2)
                       -------   --------------   -----------      ---------   --------   -----------   ----------   ------------
STATEMENT OF
  OPERATIONS DATA:
Net sales............ $64,420       $ 22,578        $  (962)(3)     $86,036    $140,934     $ 3,349       -$-          $144,283
Cost of goods sold...  36,368         14,898           (808)(3)      50,458     81,687          861          --          82,548
Selling and
  distribution
  expenses...........  10,924          4,102             --          15,026     29,561        3,733          --          33,294
General and
  administrative
  expenses...........   7,347          2,618            525(4)       10,490     12,885          773          --          13,658
Merger costs.........                                                            1,573                                    1,573
                       -------       -------        -------         -------    --------     -------        ----        --------
Operating income.....   9,781            960           (679)         10,062     15,228       (2,018)         --          13,210
Interest and other
  income, net........     254             44         --                 298      2,459         (207)         --           2,252
                       -------       -------        -------         -------    --------     -------        ----        --------
Income before income
  taxes..............  10,035          1,004           (679)         10,360     17,687       (2,225)         --          15,462
Provision for
  (benefit from)
  income taxes:
Federal and state
  (historical).......   3,838        --                 (55)          3,783      7,599           --         (31)          7,568
Benefit from change
  in tax status......  (3,520)       --              --              (3,520)        --           --          --              --
Pro forma adjustment
  to Federal and
  state taxes
  (unaudited)(5).....    --          --               5,350           5,350         --           --          --              --
                       -------       -------        -------         -------    --------     -------        ----        --------
Total provision for
  income taxes.......     318        --               5,295           5,613      7,599           --         (31)          7,568
                       -------       -------        -------         -------    --------     -------        ----        --------
Net income...........  $9,717       $  1,004        $(5,974)        $ 4,747    $10,088      $(2,225)       $ 31        $  7,894
                       =======       =======        =======         =======    ========     =======        ====        ========
Pro forma net income
  per share
  (unaudited)........                                                                                                  $   0.12
Pro forma number of
  weighted average
  shares outstanding
  (unaudited)........                                                                                                    66,146

---------------
(1) Reflects the results of operations of Slash for the period to June 22, 1995 and for Humongous for the entire period presented. The results of Slash subsequent to June 22, 1995 are included in the Company's results of operations.

(2) Reflects the Company's acquisition of Humongous as if the same had been consummated on January 1, 1996.

(3) Reflects the elimination of intercompany sales between the Company and Slash.

(4) Reflects amortization of goodwill, which has an estimated useful life of 20 years, arising from the acquisition of Slash to the extent not already reflected in the Company's historical statements of operations.

(5) Reflects the additional income tax provision that would have been provided had both the Company and Slash been C corporations for the relevant periods (See Note 2 and Note 7 of the Notes to the Company's Consolidated Financial Statements) resulting in an effective rate of 46.1% for the year ended December 31, 1995 and 54.2% for the six months ended June 30, 1995 due to some of the acquired companies not being able to utilize net operating losses.

(6) Pro forma weighted average number of shares outstanding has been calculated as if all stock issued in the twelve month period prior to the initial public offering (including common stock equivalents such as options and warrants) had been outstanding throughout the periods presented and assuming the proceeds from such issuances (including the assumed exercise prices of options and warrants) had been used to reacquire shares at the initial public offering price at the beginning of the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company creates, publishes and merchandises interactive entertainment, edutainment and value-priced consumer software for a variety of platforms on a world-wide basis. Since it commenced operations in February 1993, the Company has experienced rapid revenue growth and its product and customer mix have changed substantially.

     An important element of the Company's financial performance is its product mix which has varied over time as the Company has built its business. The Company's product mix has been composed of two broad product categories: published software and third-party software. Because each of these product categories has different associated costs, the Company's margins have depended and will depend, in part, on the percentage of net sales attributable to each category. In addition, the Company's margins may vary significantly from quarter to quarter depending on the timing of its new published product releases. To the extent that mass merchants require greater proportions of third party software products, some of which may yield lower margins, the Company's operating results may be impacted accordingly.

     Through February 28, 1995, the Company was an S corporation for Federal and New York state income tax purposes. The income tax provision for the six months ended June 30, 1995 and for the year ended December 31, 1995 includes a deferred tax benefit of approximately $3.5 million due to the Company's change in tax status.

     On June 23, 1995, the Company acquired all of the outstanding stock of Slash, a leading publisher, purchaser, repackager and distributor of value-priced software in exchange for 2,793,600 newly issued shares of the Company's Common Stock and a nominal amount of cash. Historically, Slash purchased excess inventory from major publishers and sublicensed catalog titles. It sold these products at lower price points or repackaged these and other products into compilation boxes, such as five-packs and ten-packs, for volume sales primarily to mass merchants. Slash's sales of purchased excess inventory have traditionally occurred at lower margins than its sales of sublicensed catalog products. The Company's value-priced software business primarily consists of sublicensed catalog titles which are sold largely to mass merchant customers. Slash's financial results have been included in the Company's Consolidated Financial Statements on a purchase basis for the period since the acquisition.

     On June 24, 1996, the Company acquired all of the outstanding stock of WizardWorks, a leading developer and publisher of value-priced interactive entertainment, edutainment and productivity software, in exchange for 2,350,000 newly issued shares of the Company's Common Stock. WizardWorks develops, publishes and distributes consumer software for Windows, DOS and Macintosh formats.

     On June 28, 1996, the Company acquired all of the outstanding stock of Candel Inc., the parent company of FormGen, a leading publisher of interactive personal computer ("PC") shareware and software in exchange for 1,032,777 newly issued shares of the Company's Common Stock.

     WizardWorks and FormGen (collectively, the "Acquired Companies"), have each been accounted for as a pooling of interests. Accordingly, the Company's Financial Statements for the three years ended December 31, 1995 and six months ended June 30, 1995 and 1996 have been restated to include the results of the Acquired Companies.

     On July 9, 1996, the Company acquired all of the outstanding common stock of Humongous, a premier developer and publisher of quality children's software, in exchange for 3,458,375 newly issued shares of the Company's Common Stock. The Company's financial statements appearing throughout this Prospectus have not been restated to include the results of Humongous. See Pro Forma Consolidated Financial Information and Note 5 to the Company's Consolidated Financial Statements for the Six Months Ended June 30, 1996.

     Sales are recorded net of expected future returns which historically have been experienced and reserved for at approximately 30% of gross sales.

     The consumer software industry is seasonal. Net sales are typically highest during the fourth calendar quarter. This seasonality is primarily a result of the increased demand for consumer software during the year-end holiday buying season.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of operations data as a percentage of net sales for the periods indicated:

                                                            YEARS ENDED              SIX MONTHS
                                                           DECEMBER 31,            ENDED JUNE 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Net sales........................................    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of goods sold...............................     40.5      53.6      60.4      56.5      58.0
Selling and distribution expenses................     28.0      14.4      16.0      17.0      21.0
General and administrative expenses..............     23.9       9.9       9.1      11.4       9.1
Merger costs.....................................       --        --        --        --       1.1
                                                     ------    ------    ------    ------    ------
                                                         -         -         -         -         -
Operating income.................................      7.6      22.1      14.5      15.1      10.8
Interest and other income, net...................      0.1        --       0.3       0.4       1.8
                                                     ------    ------    ------    ------    ------
                                                         -         -         -         -         -
Income before income taxes.......................      7.7      22.1      14.8      15.5      12.6
Provision for income taxes.......................      1.6       2.4       4.7       0.5       5.4
                                                     ------    ------    ------    ------    ------
                                                         -         -         -         -         -
Net income.......................................      6.1%     19.7%     10.1%     15.0%      7.2%
                                                     =======   =======   =======   =======   =======

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net sales for the six months ended June 30, 1996 increased approximately $76.5 million or 119% as compared to the six months ended June 30, 1995. This growth in net sales for the six months ended June 30, 1996 was primarily attributable to the introduction of newly published front-line titles, such as Just Me & My Dad, Vikings: Strategy of the Ultimate Conquest, Heretic: Shadow of the Serpent Rider, Gender Wars, Kingdom O'Magic and Duke Nukem 3D, the continuing strong sales of Doom and Doom-related products and the expansion of the Company's value-priced line of software. In addition, an increase in the number of mass merchant stores supplied and serviced by the Company, an increase in the shelf space available to the Company from its existing mass merchant customers and an increase in sales from its existing mass merchant shelf space contributed to the growth in net sales. The purchase of Slash by the Company effective June 23, 1995 and the increase in the distribution of third party software also contributed to the growth in net sales.

     Cost of goods sold primarily includes costs of purchased products and royalties paid to software developers. Cost of goods sold for the six months ended June 30, 1996 increased approximately $45.3 million or 125%, as compared to the six months ended June 30, 1995. Cost of goods sold as a percentage of net sales for the six months ended June 30, 1996 increased to 58.0% from 56.5% for six months ended June 30, 1995. This increase was primarily due to a change in product mix driven by increased demand by mass merchants for third party software products which yielded the Company lower margins. The percentage increase was partially offset by a shift in the overall Company mix toward the Company's higher margin published products, which increased to approximately 52% of net sales during the six months ended June 30, 1996 compared to approximately 44% during the six months ended June 30, 1995.

     Selling and distribution expenses primarily include shipping expenses, sales and distribution labor expenses, advertising and promotion expenses and distribution facilities costs. These expenses increased approximately $18.6 million or 171% during the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The increase was due to additional advertising costs of approximately $5.1 million to support the growth of the Company's published products and an increase in shipping costs of approximately $2.7 million attributable to the overall increase in sales volume. In addition, costs associated with the expansion of the Company's sales and distribution staff and distribution center increased approximately $6.2 million to support its growth. Selling and distribution expenses as a percentage of net sales for the six months ended June 30, 1996 increased to 21.0% compared to 17.0% for the six months ended June 30, 1995.

     General and administrative expenses primarily include personnel expenses, facilities costs, professional expenses and other overhead charges. These expenses for the six months ended June 30, 1996 increased approximately $5.5 million or 75% as compared to the six months ended June 30, 1995. The increase was due primarily to the expansion of the Company's operations. General and administrative expenses as a percentage of net sales for the six months ended June 30, 1996 decreased to 9.1% from 11.4% for the six months ended June 30, 1995 due to certain economies of scale.

     Merger costs consist of legal, accounting and other professional fees incurred by the Company to complete the acquisition of WizardWorks and FormGen.

     Interest and other income, net increased approximately $2.2 million for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995. This is primarily attributable to greater short-term investments and cash balances.

1995 COMPARED TO 1994

     Net sales for the year ended December 31, 1995 ("1995") increased approximately $125.7 million or 126% as compared to the year ended December 31, 1994 ("1994"). This growth in net sales was primarily attributable to an increase in the number of mass merchant stores supplied and serviced by the Company, an increase in the shelf space available to the Company from its existing mass merchant customers, an increase in sales from its existing mass merchant shelf space, the purchase of Slash by the Company effective June 23, 1995, which accounted for approximately $30.4 million of net sales, and the Company's sales of Microsoft(R) Windows(R) 95, which accounted for approximately $15.2 million in net sales. In addition, the introduction of newly published front-line titles, such as Hexen, Mortal Kombat 3 and Ultimate Doom, the continuing strong sales of other Doom products and the expansion of its value-priced line of software contributed to the growth in net sales.

     Cost of goods sold for 1995 increased approximately $82.7 million or 154% as compared to 1994. Costs of goods sold as a percentage of net sales for 1995 increased to 60.4% from 53.6% for 1994. The percentage increase in cost of goods sold was primarily due to a change in product mix driven by increased demand from mass merchants for third-party software products which yielded the Company lower margins. Additionally, the Company's sales of Microsoft(R) Windows(R) 95 during the last half of 1995 and, less significantly, certain product lines of Slash contributed to the increase in cost of goods sold. Excluding Microsoft(R) Windows(R) 95 and the acquisition of Slash, cost of goods sold as a percentage of net sales would have been approximately 55.1%. The percentage increase was partially offset by increased sales of the Company's higher margin published front-line and value-priced products.

     Selling and distribution expenses increased approximately $21.7 million or 151% during 1995 as compared to 1994. The increase was due to the Company's increased sales volume, additional advertising costs of approximately $10.9 million to support the Company's published products and costs associated with the expansion of sales and distribution staff and distribution center of approximately $4.7 million, to support the Company's growth. Selling and distribution expenses as a percentage of net sales increased to 16.0% for 1995 as compared to 14.4% for 1994.

     General and administrative expenses increased approximately $10.6 million or 107% as compared to 1994. The increase was due primarily to costs of approximately $6.0 million associated with additional personnel required to support the expansion of the Company's operations, costs of approximately $.9 million associated with new facilities (including depreciation) to accommodate the increase in personnel, approxi-mately $1.5 million in professional fees, and other expenses related to the expansion of the Company's operations. General and administrative expenses as a percentage of net sales for 1995 decreased to 9.1% from 9.9% for 1994.

1994 COMPARED TO 1993

     Net sales for the year ended December 31, 1994 ("1994") increased approximately $82.0 million as compared to the more than 10 months of operations by the Company in 1993 ("1993"), the Company's first year of operation. The growth in net sales was primarily attributable to the introduction of front-line published and third-party software products to Wal-Mart, as well as an increase in the number of mass merchant outlets supplied by the Company. In addition, net sales grew due to an increase in the shelf space available to the Company from its existing mass merchant customers and an increase in sales from its existing mass merchant shelf space. Finally, the release of Doom II and other Doom titles late in the third quarter of 1994 contributed to the growth in net sales. Due to the Company's emphasis on publishing front-line products as well as on selling third-party products to its mass merchants, sales of sublicensed value-priced software products declined in 1994 compared to 1993.

     Cost of goods sold for 1994 increased approximately $46.3 million as compared to 1993. Cost of goods sold as a percentage of net sales for 1994 increased to 53.6% from 40.5% in 1993. The percentage increase was primarily attributable to a shift in the Company's product mix from sublicensed value-priced software to a mix including the Company's own published product together with third-party software. This third-party software yielded lower margins for the Company, which were partially offset by the higher margins associated with the Company's published product.

     Selling and distribution expenses for 1994 increased approximately $9.3 million as compared to 1993. This increase was primarily attributable to the increase in the distribution costs related to the Company's increasing sales volume, advertising and promotion expenses related to the introduction of Doom II and other Doom titles, and the expansion of the sales staff to support the Company's growth. Selling and distribution expenses as a percentage of net sales, however, decreased to 14.4% for 1994 from 28.0% for 1993, as the fixed component of sales and distribution expenses did not increase proportionately with the increase in growth. In addition, in 1993, the Company expensed approximately $2.8 million in connection with a promotional obligation.

     General and administrative expenses for 1994 increased approximately $5.6 million as compared to 1993. The increase was primarily attributable to costs associated with the growth of the Company and the development of operational and administrative staff, new office facilities leased to accommodate the increase in personnel and other variable expenses related to the expansion of the Company's operations. General and administrative expenses as a percentage of net sales decreased to 9.9% for 1994 from 23.9% for 1993. The decrease as a percentage of net sales was primarily due to increased economies of scale.

SELECTED QUARTERLY OPERATING RESULTS

     The following tables set forth unaudited consolidated statements of operations data for each of the eight calendar quarters in the period ended June 30, 1996, as well as the percentage of the Company's net sales represented by each item. This information has been derived from the Company's unaudited Consolidated Financial Statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited Consolidated Financial Statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of such information. The following table should be read in conjunction with the Company's audited Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                      QUARTER ENDED
                            --------------------------------------------------------------------------------------------------
                            SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,
                                1994           1994        1995       1995        1995           1995        1996       1996
                            -------------  ------------  ---------  --------  -------------  ------------  ---------  --------
                                                                                                                (IN THOUSANDS)
Net sales..................    $16,240       $ 57,308     $34,122   $30,298      $61,270       $100,083     $68,902   $72,032
Cost of goods sold.........      8,892         32,074      18,928    17,440       40,505         59,452      40,543    41,144
Selling and distribution
  expenses.................      2,501          7,782       5,566     5,358        8,890         16,262      13,370    16,191
General and administrative
  expenses.................      1,945          4,746       3,319     4,028        5,423          7,737       7,012     5,873
Merger costs...............     --             --           --        --          --             --           --        1,573
                               -------        -------     -------   -------      -------       --------     -------   -------
Operating income...........      2,902         12,706       6,309     3,472        6,452         16,632       7,977     7,251
Interest and other income,
  net......................         (3)            20         129       125          206            312       1,541       918
                               -------        -------     -------   -------      -------       --------     -------   -------
Income before income
  taxes....................      2,899         12,726       6,438     3,597        6,658         16,944       9,518     8,169
Provision for (benefit
  from) income taxes.......        459          1,184      (1,139)    1,457        2,999          7,200       4,218     3,381
                               -------        -------     -------   -------      -------       --------     -------   -------
Net income.................    $ 2,440       $ 11,542     $ 7,577   $ 2,140      $ 3,659       $  9,744     $ 5,300   $ 4,788
                               =======        =======     =======   =======      =======       ========     =======   =======

                                                       QUARTER ENDED (AS A PERCENTAGE OF NET SALES)
                            --------------------------------------------------------------------------------------------------
                            SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,
                                1994           1994        1995       1995        1995           1995        1996       1996
                            -------------  ------------  ---------  --------  -------------  ------------  ---------  --------
Net sales..................     100.0%         100.0%      100.0%     100.0%      100.0%         100.0%      100.0%     100.0%
Cost of goods sold.........      54.7           56.0        55.5       57.6        66.1           59.4        58.8       57.1
Selling and distribution
  expenses.................      15.4           13.5        16.3       17.7        14.5           16.3        19.4       22.5
General and administrative
  expenses.................      12.0            8.3         9.7       13.3         8.9            7.7        10.2        8.1
Merger costs...............    --             --           --         --         --             --           --           2.2
                               ------         ------      ------     ------      ------         ------      ------     ------
Operating income...........      17.9           22.2        18.5       11.4        10.5           16.6        11.6       10.1
Interest and other income,
  net......................    --             --             0.4        0.4         0.3            0.3         2.2        1.3
                               ------         ------      ------     ------      ------         ------      ------     ------
Income before income
  taxes....................      17.9           22.2        18.9       11.8        10.8           16.9        13.8       11.4
Provision for (benefit
  from) income taxes.......       2.8            2.1        (3.3)       4.8         4.8            7.2         6.1        4.7
                               ------         ------      ------     ------      ------         ------      ------     ------
Net income.................      15.0%          20.1%       22.2%       7.0%        6.0%           9.7%        7.7%       6.7%
                               ======         ======      ======     ======      ======         ======      ======     ======

     The Company's business is seasonal. Net sales are typically highest during the fourth quarter. This seasonality is primarily a result of the increased demand for consumer software during the year-end holiday buying season. There can be no assurance that the Company will maintain profitability on a quarterly or annual basis. Operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors -- Fluctuations in Quarterly Operating Results; Seasonality.

     Quarterly fluctuations also result from a variety of other factors, including the mix of products with varying profit margins and the timing of new product introductions. Net sales for the three months ended September 30, 1995 reflect sales of Microsoft(R) Windows(R) 95, which accounted for approximately $13.2 million, the purchase of Slash by the Company, which accounted for approximately $12.1 million, an increase in the number of mass merchant outlets supplied and serviced by the Company, an increase in the shelf space available to the Company from its existing mass merchant customers, an increase in sales from its existing mass merchant shelf space, the introduction of newly published front-line titles such as Heretic (Shareware) and Ultimate Doom, the continuing strong sales of other Doom products, and the expansion of its value-priced line of software.

     Cost of goods sold as a percentage of net sales increased to 66.1% for the quarter ended September 30, 1995 due primarily to the introduction of Microsoft(R) Windows(R) 95 and, less significantly, to the acquisition of Slash. Without giving effect to sales of Microsoft(R) Windows(R) 95 and the acquisition of Slash, cost of goods sold as a percentage of net sales would have been approximately 55.6%.

     Selling and distribution expenses as a percentage of net sales increased to 22.5% during the quarter ended June 30, 1996 primarily due to additional advertising costs to support the growth of the Company's published products, an increase in shipping costs attributable to the overall increase in sales volume, as well as increased costs associated with the expansion of the Company's sales and distribution staff and distribution center to support the Company's growth.

     General and administrative expenses as a percentage of net sales decreased to 8.2% during the quarter ended June 30, 1996 as compared to the first quarter of 1996. Although general and administrative expenses increased due primarily to additional personnel required to support the expansion of the Company's operations and other variable expenses related to the expansion of the Company's operations, these expenses decreased as a percentage of net sales due to the Company realizing greater economies of scale.

     During the quarter ended June 30, 1996, the Company incurred approximately $1.6 million, or 2.2% of net sales, in merger costs, consisting of legal, accounting and other professional fees relating to the acquisitions of WizardWorks and FormGen.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1996, the Company's principal source of liquidity included cash and short-term investments of approximately $69.7 million, primarily derived from the Company's initial public offering in December 1995. Cash used in operating activities for the six months ended June 30, 1996 amounted to approximately $18.2 million as compared to cash provided by operating activities of $1.4 million for the six months ended June 30, 1995. This increase in cash used is attributable to the internally generated funds used to support the Company's growth and fluctuations in relative levels of receivables, inventory, royalty advances, accounts payable, income taxes payable and merger-related costs. The relative level of inventory to accounts payable as of June 30, 1996 increased compared to June 30, 1995 primarily as a result of the timing of sales and the scheduled payment of the accounts payable.

     The Company believes that existing cash, cash equivalents and short-term investments together with the net proceeds from the Offering and cash expected to be generated from operations will be sufficient to fund the Company's anticipated operations for the next twelve months.

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

     GT Interactive Software Corp. creates, publishes and merchandises interactive entertainment, edutainment and value-priced consumer software for a variety of platforms on a world-wide basis. Similar to major film studios and record companies, the Company employs a portfolio approach to achieve a broad base of products across most major consumer software categories. The Company obtains new software content by blending its internal software development capabilities with the multi-title publishing relationships it has established with a variety of independent software design groups and content providers. Recognizing that software distribution capabilities attract software publishing content, the Company has used its strong distribution foundation to build its current position as a leader in the consumer software publishing business. According to PC Data, in the first eight months of 1996 the Company had achieved the industry's highest market share in number of units sold in the PC software game category. The Company has experienced significant growth in its published front-line titles, growing from 5 titles released in 1994 to 24 titles released in 1995 to 57 titles released during the nine months ended September 30, 1996.

INDUSTRY BACKGROUND

     The world-wide consumer software market has grown dramatically in recent years, driven by the increasing installed base of multimedia PCs in the home, the introduction of new dedicated game systems from Sony, Sega, Nintendo and others, the proliferation of software titles, and the development of new and expanding distribution channels. Recent improvements in computer technology have presented an opportunity to fundamentally change the user's PC experience by introducing an interactive element to audio and visual entertainment. Multimedia PCs, generally configured with enhanced memory, high-resolution color monitors, sound boards, stereo speakers and high-capacity CD-ROM drives, provide interactive entertainment and learning environments that combine text, realistic sound, advanced graphics and animation. Rapidly declining prices of microprocessors and CD-ROM drives have made these computers more affordable.

     The world-wide consumer software industry has also recently undergone a number of profound changes with the introduction of new hardware platforms and new technologies, such as on-line networks and the Internet. The "next generation" of game systems are based on 32- and 64-bit microprocessors that incorporate dedicated graphics chipsets. The Sony PlayStation ("PlayStation") and Sega Saturn ("Saturn") hardware systems began shipping in Japan in the last quarter of 1994 and in North America in 1995. The Nintendo 64 ("N64") system began shipping in Japan in June 1996 and recently began shipping in North America. Historically, sales of console software titles have exceeded sales of PC titles in both units and dollars. In addition, the proliferation of on-line networks and the Internet has created new opportunities for the consumer software industry, including on-line game playing by users in various locations, additional promotional techniques including on-line distribution of shareware, and direct on-line marketing, sales and distribution to end users.

     Growth in the installed base of multimedia PCs and in other powerful and functional platforms has created a mass market for consumer software products. The development of a mass market for software products has been characterized by the rise in importance of mass merchant software sales as a distribution channel, increasing price pressure as well as competition for limited retail shelf space to accommodate the abundance of new titles. This abundance has resulted in the increased importance of brand name recognition in a hit driven market. Faced with the challenges of marketing and distribution, many independent software developers and content providers are pursuing relationships with publishing companies with broader distribution capabilities, including enhanced access to mass market retailers and greater merchandising, marketing and promotional support. At the same time, retailers are faced with the challenge of managing the increasing number of new titles with limited shelf space. Another result of these market pressures is the trend in the industry toward the consolidation of software companies and the diversification of products offered by such companies.

     The Company believes that success in the industry will be achieved by those companies that are able to create significant brand name recognition or "hits," establish strong retail relationships and consistently offer a diversified high-quality software portfolio providing significant sell-through opportunities for retailers of all kinds.

BUSINESS STRATEGY

     The Company's objective is to become one of the world's leading consumer software companies. GTIS' initial business strategy was to establish a strong distribution capability as a foundation to build its current position as a leader in the consumer software publishing business.

     The Company believes that significant growth opportunities exist in international markets and across a variety of next generation hardware platforms, including PlayStation, Saturn and N64, for which the Company is creating software products. Key elements of its strategy are to:

     Continue to expand and diversify the publishing business. The Company's current strategy is to obtain new software content by blending its in-house software development capabilities with the multi-title publishing relationships it has established with independent software developers and content providers. To that end, the Company completed several acquisitions of leading software companies in 1995 and 1996 which have substantially increased its internal development capabilities and its publishing base. The Company acquired Humongous, a premier developer and publisher of award-winning children's software which has become the centerpiece of its edutainment business. In addition, the Company acquired WizardWorks, a developer and publisher of value-priced software, and FormGen, a publisher of interactive PC shareware and software. These 1996 acquisitions supplemented the Company's 1995 acquisition of Slash, a publisher, purchaser, repackager and distributor of value-priced software. On an ongoing basis, GTIS intends to evaluate potential acquisitions of or investments in other software publishers or developers which it believes will complement or enhance its existing business.


     With the acquisitions of Slash and WizardWorks, the Company has significantly enhanced its presence in the value-priced software market. WizardWorks' internal development capabilities have enabled the Company to create original lines of value-priced software. The Company's value-priced software marketing operations give the Company the flexibility to offer a particular product at various price points in response to market pricing pressures. This enables the Company to manage the entire life-cycle of its published product from the initial release of the product through the final closeout sale.


     The Company intends to seek additional ways to deepen and broaden its software product lines, including exploring new genres and platforms. Pursuant to this goal, the Company's strategies include attracting and retaining top developers and content providers, such as id Software, Williams, 3D Realms, Mercer Mayer, Stan and Jan Berenstain and Scavenger, as well as developing its own titles. Similar to the music industry, GTIS employs its own "A&R" (Artists & Repertoire) group whose sole responsibilities are to identify, attract and retain independent software developers.

     Develop a leading position in the 32- and 64-bit game platforms. The Company is leveraging its strength in the PC software market to build a leading position in the emerging 32- and 64-bit game software market. To that end, the Company has become an approved licensee of PlayStation and expects to become an approved licensee of Saturn and N64. In addition, the Company has entered into multi-title relationships with id Software, Williams, 3D Realms and other content providers and software developers for the publishing of titles for use on these game systems. As additional platforms that are suited to the Company's products emerge, the Company intends to publish products that it believes will have the greatest sales potential in the consumer software market.

     Broaden its international presence. The Company believes that markets outside the United States present significant growth opportunities. The Company began to broaden its international sales efforts in late 1994 by establishing relationships with software publishers and distributors in the largest international markets. In January 1995, the Company established a publishing operation in the United Kingdom with responsibility for European markets. Recently, GTIS successfully launched Doom for PlayStation in Europe and in Japan. In addition, the Company released Quake for PCs in Europe, where it was the number one selling title upon its release.


     In September 1995, the Company entered into joint venture agreements with SOFTBANK, the leading distributor of PC software in Japan, and Roadshow Entertainment PTY LTD, a leading entertainment company in Australia, for the publishing and distribution of the Company's products in Japan and Australia, respectively. It was pursuant to the SOFTBANK arrangement that Doom was launched in Japan. The Company is aggressively seeking new opportunities to form alliances with local publishers and distributors in other foreign markets.

     Develop new brands and leverage hit titles. The Company believes that, with the proliferation of software titles and the competition for shelf space, brand name recognition of its published products, whether created internally or by third parties, is an important component of its success as a publisher. For example, the Company has licensed titles from Mercer Mayer in order to capitalize on the popularity of Mercer Mayer's multi-million selling The Little Critter book series. In addition, the popularity of Doom has resulted in the success of Doom-related products which have sold over 3.6 million copies. Further, Humongous has built significant brand name recognition in the edutainment area with its critically acclaimed software titles and identifiable characters. The Company intends to further build its characters and other properties to which the Company has exclusive rights through licensing and merchandising across various media, including books, television and films.

     Pursue the Internet and on-line network opportunities. The Internet and on-line networks are an integral element of all GTIS marketing and promotional efforts. The Company generates awareness through its Web site for its software titles prior to their market debut. The wide acceptance of the Internet into consumers' homes has created new opportunities for the consumer software industry. The Company intends to further explore these opportunities, including on-line game playing by users in various locations, additional promotional techniques including on-line distribution of shareware, and direct on-line marketing, sales and distribution to end users.

     Maintain its leadership position as a distributor and merchandiser. GTIS believes that it is the largest distributor of third party computer software to mass merchants in the United States and intends to maintain its position in this area. The Company believes that its distribution capabilities have served as a foundation upon which it has built its current position as a leader in the consumer software publishing business. The Company's proprietary state-of-the-art distribution and point-of-sale replenishment system, as well as its experienced management team, enable it to handle efficiently high sales volumes, manage and replenish inventory on a store by store basis and assemble for its customers regional and store by store data based on product sell-through. GTIS intends to continue to invest in and upgrade that system and seeks to explore innovative value-added programs to establish and strengthen retail relationships.

GTIS PUBLISHING

     The Company publishes high quality consumer software, developed internally or in collaboration with independent developers, which is available in various formats for use on multiple platforms. Like major film studios and record companies, GTIS employs a portfolio approach to achieve a broad base of products across all major consumer software categories. The Company combines its internal software development capabilities with relationships with a variety of independent software design groups, such as id Software, a leading developer of 3-D action games (Quake, Final Doom, Doom II and Hexen); Williams, the home entertainment division of leading arcade company WMS Industries (Mortal Kombat 3, NBA Hang Time and War Gods); 3D Realms, the creator of the best selling Duke Nukem 3D; Scavenger, designers of Scorcher, Amok and Into the Shadows; and Cybersites, creators of the popular Internet game, S.P.Q.R.

     During 1996, the Company has consummated a number of strategic acquisitions and investments that have significantly increased its internal development capabilities and added to its expanding publishing base. In July 1996, the Company acquired Humongous, a premier developer and publisher of original interactive children's entertainment software. Humongous' award-winning software line features popular characters such as Putt-Putt, Freddi Fish, Fatty Bear and Buzzy the Knowledge Bug. USA Today (December 26, 1995) listed Humongous as one of "Six Firms Worth Watching in '96," and Fortune magazine (July 10, 1995) named Humongous one of "25 Cool Companies." Humongous, which has become the centerpiece of the Company's edutainment business, joins the Company's existing popular children's titles, strengthening the Company's presence in the growing children's software category.

     The Company further increased its internal software development capabilities in June 1996 when it acquired WizardWorks, a developer and publisher of a wide variety of consumer software products. The WizardWorks product line includes Game Wizards, a series of gaming strategy, hint and tip guides on CD-ROM that incorporate full-motion video game segments, cheat codes and detailed maps. WizardWorks also offers the !Zone line of add-on levels that complement the industry's most popular entertainment titles, including GTIS titles such as Doom, Heretic, Hexen and Duke Nukem 3D (the newest !Zone title, which has recently been released). Through the CompuWorks line, WizardWorks offers a line of home office productivity software that includes such well-known titles as CompuWorks Publisher and CompuWorks Draw. Also included in the acquisition of WizardWorks was MacSoft, a leading publisher of entertainment, edutainment and productivity software for the Macintosh. GTIS is consolidating all of its Macintosh offerings under the MacSoft brand, strengthening its position in this segment of the market.

     In June 1996, the Company also acquired FormGen, a publisher of interactive PC shareware and software. Foremost among FormGen's current titles is the best-selling Duke Nukem 3D for PCs, published under license from 3D Realms. Independent of its acquisition of FormGen, the Company has secured the rights to publish Duke Nukem 3D world-wide directly from 3D Realms for all next generation platforms.

     In September 1996, the Company entered into an agreement to invest in convertible preferred stock of OddWorld, which is convertible into 50% of the common equity, subject to the approval of the shareholders of OddWorld's parent company, Creative Programming and Technology Ventures, Inc. OddWorld's principal developers have extensive experience in the ground-breaking application of computer-generated images in film, commercials and theme park rides. OddWorld is currently developing "StoryDwellings" -- a game series that combines life-like character motion with intuitive controller interfaces inside highly rendered backgrounds, bringing players into a rich, deeply developed world that is more like a film than a game. The first "epic" in the StoryDwellings series is anticipated to be released in late 1997.

     The Company has also pursued strategic relationships with independent developers of software products. GTIS believes it has been successful in identifying talented developers and establishing mutually beneficial relationships with those developers. The Company's early publishing success was based in large part on the Doom series of software titles. These products have sold an aggregate of over 3.6 million copies since the introduction of the series in 1994 and have been the Company's most popular titles. The Doom series, which includes Doom II, Doom-related products, Heretic and Hexen, is licensed to the Company from, and developed by, id Software. Another id Software title, Quake, is currently being published by the Company in Europe and is scheduled to be released by the Company for retail distribution in the U.S. in late November 1996.

     The Company believes that its success with the Doom-related titles and its software distribution capabilities have enabled it to attract and retain additional quality independent software developers and content providers. Consequently, the Company has experienced significant growth in its published titles, growing from 5 front-line titles released in 1994 to 24 titles released in 1995 to 57 titles released during the nine months ended September 30, 1996.

     The Company has entered into several multi-title publishing contracts with Williams, pursuant to which the Company has acquired the rights to publish software products based on virtually all of Williams' coin-operated video games, for use on a number of platforms world-wide, excluding Japan and North America. The

Company has acquired similar rights to games developed by Atari Games Corporation ("Atari"), which was recently acquired by Williams.

     GTIS is also leveraging its strength in the PC software market to build a leading position in the emerging 32- and 64-bit video game software market. To that end, the Company has become an approved licensee of PlayStation and expects to become an approved licensee of Saturn and N64. In addition, the Company has entered into relationships with id Software, Williams, 3D Realms and other content providers and software developers for the publishing of next generation titles, such as Doom II, Quake, Duke Nukem 3D and Mortal Kombat 3.

Edutainment

     In July 1996, the Company acquired Humongous, a premier developer and publisher of original interactive children's entertainment software. Humongous software features popular characters such as Putt-Putt, Freddi Fish, Fatty Bear and Buzzy the Knowledge Bug. Humongous titles, such as Putt-Putt Saves The Zoo, Freddi Fish and the Case of the Missing Kelp Seeds and Fatty Bear's Birthday Surprise, have won dozens of awards in the past few years.

     Humongous has become the centerpiece of the Company's edutainment business. Current Humongous titles join GTIS' existing popular children's properties, including those from award-winning children's author Mercer Mayer (Just Me and My Dad and Just Me and My Mom), strengthening the Company's presence in the growing children's software category. Among the edutainment software products to be published by the Company are software titles based on the Berenstain Bears series, created by Stan and Jan Berenstain.

Value-Priced Software

     In addition to publishing front-line software, GTIS also creates, publishes and distributes a variety of value-priced products. The Company believes that the value-priced segment of the consumer software market affords a growth opportunity as a result of the proliferation of software titles which cannot find front-line shelf space and the demand by many PC owners for moderately priced products. The Company's value-priced marketing operations give the Company the flexibility to offer a particular product at various price points in response to market pricing pressures. This enables the Company to manage the entire life cycle of its published product from the initial release of the product through the final closeout sale.

     In early 1995, the Company began to repackage and offer for distribution to mass merchants five- and ten-pack boxes of value-priced software titles. These generally include previously top-selling software titles whose popularity had peaked at higher retail price points or titles that never realized substantial popular recognition. The Company's acquisition in June 1995 of Slash, a leading publisher, purchaser, repackager and distributor of value-priced software, solidified the Company's presence in the value-priced market. Through its Slash Division, the Company licenses catalog titles, purchases excess inventory (primarily in the CD-ROM format) from major publishers and may repackage the titles into compilation boxes, such as five-packs and ten-packs.

     The Company further expanded its value-priced product line in June 1996, when it acquired WizardWorks, a leading developer and publisher of value-priced interactive entertainment, edutainment and productivity software. The WizardWorks value-priced product line includes the Game Wizards, a series of gaming strategy, hint and tip guides; the !Zone line of add-on level software for complementing the industry's most popular entertainment titles; and the CompuWorks line of home office productivity software. The Company believes that the imminent consolidation of the Slash Division and WizardWorks into one distinct value-priced division will serve to strengthen its position in the value-priced market.

     In 1995, the Company commenced supplying value-priced software under specially designed fixture-based programs to Kmart and Wal-Mart. These programs utilize sophisticated distribution and point of sale replenishment systems similar to those already in use by the Company for front-line products.

International

     In January 1995, the Company established a publishing operation in London, England, with responsibility for European markets. The Company is currently publishing, marketing and distributing its consumer software products in over 35 countries world-wide, including Quake which was the number one selling PC title in Europe upon its release. The Company distributes its products direct to retail merchants in most of the U.K., through a sub-distribution agreement with Virgin Interactive Entertainment plc in French- and German-speaking countries and through wholesalers in most of the rest of the European market.


     The Company believes that the European market for 32- and 64-bit game systems software represents a significant growth opportunity. In late 1995, the Company successfully launched Doom for PlayStation in Europe and, in Spring 1996, in Japan. Through its strategic alliance with Williams, the Company has acquired the exclusive right to publish and distribute, in most major markets excluding North America and Japan, 32-and 64-bit software products based on virtually all of Williams' coin-operated video games, as well as games developed by Atari, which was recently acquired by Williams. These titles include NBA Hang Time, based on the popular arcade basketball game, NHL Open Ice, an arcade-style hockey brawl, Robotron X, the sequel to the arcade classic, Mortal Kombat Trilogy, based on the record-setting martial arts arcade series, and Area 51, based on the popular arcade game.


     The Company has also entered into joint venture agreements with SOFTBANK, the leading distributor of personal computer software in Japan, and Roadshow Entertainment PTY LTD, a leading entertainment company in Australia, under which the Company and each of the other parties publish and distribute the Company's titles in Japan and Australia, respectively. In October 1995, the Company and SOFTBANK further strengthened their relationship through the purchase from the Company and certain stockholders, by an affiliate of SOFTBANK, of an equity interest in the Company. Additionally, in June 1996, the Company purchased a 9.9% interest in, and entered into a multi-title publishing agreement with, Mirage, a U.K. developer of entertainment software. The Company is aggressively seeking new opportunities to form strategic alliances with local publishers and distributors in other foreign markets.

THE GTIS MERCHANDISING AND DISTRIBUTION APPROACH

     The Company believes that it is the only software publisher that sells directly to substantially all of the major retailers of computer software in the U.S. and that it is the largest distributor of computer software to mass merchants in the U.S. GTIS sells its own published titles to specialty retailers and distributes its own products, as well as those of other publishers, to certain mass merchants. The Company is the primary supplier of its own and third-party consumer software to approximately 2,290 Wal-Mart stores and approximately 735 Target stores and supplies value-priced software under specially designed fixture-based programs to approximately 2,155 Kmart stores. In addition, the Company sells its own published products to a variety of major retailers, including Sam's Club, Price-Costco, CompUSA, Best Buy, Egghead and Computer City, at over 20,000 locations nationwide.

     The Company believes that its merchandising and distribution capability is an important element of its success and gives it a competitive advantage. The Company's distribution approach is based on direct sales to a significant number of specialty, multi-purpose and mass merchant retailers of computer software. This approach includes shipment of software directly to individual stores or warehouse locations for each of its retail accounts, in-store merchandising programs for a variety of its retail accounts and value-added distribution programs employing a proprietary point-of-sale inventory replenishment system for certain of its mass merchant accounts.

     GTIS initially designed its merchandising and distribution program in collaboration with Wal-Mart. Under this program currently executed for certain mass merchants, the Company typically manages substantially all of a store's software inventory, by designing, supplying and restocking displays of software according to a program plan devised in concert with the customer specifically for each individual store. Drawing upon its regional and store specific data base, the Company updates each store plan on a continual basis. This store-specific program plan, together with the Company's proprietary point-of-sale replenishment system, enables the Company to ensure that the mass merchants' shelves will remain fully stocked with a tailored mix of titles designed to maximize the sales volume per square foot of shelf space.

     Utilizing its point-of-sale replenishment systems and electronic data interchange (EDI) links with its largest mass merchant accounts, the Company is able to efficiently handle high sales volumes to those customers, manage and replenish inventory on a store-by-store basis and assemble for its customers regional and store-by-store data based on product sell-through. The Company utilizes state-of-the-art technology systems for order processing, inventory management, purchasing and tracking of shipments thereby increasing the efficiency and accuracy of order processing and payments and shortening order turnaround time. These systems automatically track software orders from order processing to point-of-sale, thereby enhancing customer satisfaction through prompt delivery of the desired software titles.

     Based on the strength of its current consumer software distribution operation, GTIS has successfully attracted other publishers to utilize its mass merchant distribution services for their products. Such products are generally distributed by GTIS under the name of the publisher who is, in turn, responsible for the publishing, packaging, marketing and customer support of such products. GTIS believes that its program of distributing other publishers' products leverages the Company's distribution capabilities and adds a source of revenue that does not require additional product development expenditures. The Company's agreements with other publishers typically provide for certain retail distribution rights in designated territories for a specific period of time, after which those rights are subject to negotiated renewal.

MARKETING

     GTIS believes that marketing is critically important to the success of its products. The Company employs a wide range of sophisticated marketing techniques including (i) in-store promotions that utilize display towers and endcaps, (ii) direct mailings, (iii) advertising in computer and general consumer publications and (iv) on-line marketing to promote sales of its products. The Company monitors and measures the effectiveness of its marketing strategies throughout the product lifecycle.

     The Internet is an integral element of GTIS' marketing efforts used, in part, to generate awareness for its titles months prior to their market debut. GTIS incorporates the Internet into its marketing programs through the creation of product-dedicated mini-sites, on-line promotions and news group seedings.

     To capitalize on the innovative nature of its products, the Company has developed a public relations program that has resulted in coverage for the Company by trade journals and also by well-recognized publications such as The New York Times, Entertainment Weekly, Newsweek and USA Today. Among the marketing strategies the Company utilizes is the creation of special press events to coincide with the launch of a new product.

     GTIS' marketing programs have continued to expand along with the Company's publishing business. For example, to launch Just Me and My Mom, an interactive storybook based on the popular Mercer Mayer book, GTIS unveiled a multi-tiered marketing campaign which included cross-promotions with Family PC magazine and Scholastic Software Clubs, the showcasing of the game at an EPCOT Center exhibit and magazine subscriber invoice inserts, as well as game demos sent to approximately 750,000 educators.

     As of October 1, 1996, the Company's staff included 54 employees in domestic sales and marketing and 33 employees in international marketing and distribution. The Company expects to increase its sales and marketing staff to provide greater penetration into the retail market and increased marketing support for its products. The Company also uses independent field sales representative organizations to assist in the sales of software products and customer support. See "Certain Transactions -- REPS Agreement."

COMPETITION

     The market for consumer software products is highly competitive and is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. A number of competitors offer products that compete with one or more of the Company's products, and some of those competitors have recently attempted to increase their focus on the distribution business. Only a small percentage of products introduced in the consumer software market achieve any degree of sustained market acceptance. Principal competitive factors in marketing consumer software include content, price, access to retail shelf space, product enhancements, the ability to operate on popular platforms, the availability of hit titles, new product introductions, marketing support and distribution systems. GTIS believes that it competes effectively in these areas, particularly in the areas of quality content, platform support, a breadth of titles, price, access to retail shelf space, marketing support and distribution systems. Moreover, in a number of geographic markets, certain of the titles offered by the Company, including various hit titles, are offered on a limited number of platforms and compete with the same titles offered by the Company's competitors on other platforms. Many of the Company's current and potential competitors, however, have comparable or greater financial, technical, marketing, sales and customer support resources, larger and more seasoned internal development teams, greater name recognition and a larger customer base, than the Company. In addition, the Company believes that large software companies, media companies and film studios are increasing their focus on the interactive entertainment and edutainment software markets and, as a result of their financial and other resources, name recognition and customer base, may become significant competitors of the Company. The market is also extremely competitive with respect to access to third party developers and content providers. This competition is based primarily on breadth of distribution, development funding, reputation and royalty rates. The Company believes that it competes favorably with respect to each of these factors. To the extent that competitors maintain or achieve greater title portfolio breadth, title rights for popular platforms or access to third party developers and content providers, or price, shelf access, marketing support, distribution or other selling advantages, the Company could be materially and adversely affected. There can be no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

     The market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures from its current competitors. There can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's products would negatively affect operating income as a percentage of net revenue and would require the Company to increase unit sales in order to maintain net revenue.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company generally sells its software published under licenses from independent developers and does not customarily acquire the copyrights. The Company relies primarily on a combination of trademark, copyright, trade secret and other proprietary rights laws, license agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights and the rights of its developers. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication or infringement of the Company's software.

     Policing unauthorized use of an easily duplicated and broadly disseminated product such as computer software is very difficult. Software piracy is expected to be a persistent problem for the software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East. If a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected.

     Software developers and publishers are subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products.

     There has been substantial litigation in the industry regarding copyright, trademark and other intellectual property rights. Any such claims or litigation, with or without merit, could be costly and a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could have a material adverse effect on the Company's business, operating results and financial condition. The Company is presently in litigation against Micro Star Software ("Micro Star"), the publisher of a product entitled "Nuke It" comprised largely of additional levels of play for Duke Nukem 3D which are created by game users and available over the internet ("Player Created Levels"). The Company contends that the sale of Nuke It infringes the copyright on Duke Nukem 3D (which the Company publishes under license with the owner of 3D Realms) and violates the Lanham Act's trademark, unfair competition and false advertising provisions. On September 26, 1996, the Company obtained a preliminary injunction in federal court in San Diego, California ordering the recall of all copies of Nuke It then in the stores, based on the use of Duke Nukem 3D's protected expression on Nuke It's packaging and in some copies of the Nuke It CD-ROM. The Court also held as a preliminary matter that the Player Created Levels contained in Nuke It did not themselves contain expression from the Duke Nukem 3D game in protectable form. Because the Company believes that this holding is erroneous, it is pursuing an expedited appeal to the U.S. Court of Appeals for the Ninth Circuit, seeking an injunction halting the sale of Nuke It and any subsequent Micro Star product containing additional levels of play for Duke Nukem 3D. Micro Star has appealed the Court's decision granting the injunction. The Company intends vigorously to pursue this litigation to protect its intellectual property rights.

MANUFACTURING

     The Company's CD-ROM disk and floppy diskette duplication is contracted out to a number of third-party disk duplication companies. Printing of user manuals and of packaging materials is performed to the Company's specifications by outside sources. Disks, user manuals and sales brochures are packaged for sale by outside sources, including companies owned or controlled by certain of the Cayre Family Stockholders. To date, the Company has not experienced any material difficulties or delays in the manufacture and assembly of its products, or material returns due to product defects. See "Risk Factors -- Manufacturing Risks" and "Certain Transactions -- Transactions with GoodTimes Home Video."

EMPLOYEES

     As of October 1, 1996, GTIS had 932 employees, consisting of 105 in domestic sales and marketing, 525 in distribution, 34 in manufacturing, 33 in international marketing and distribution, 96 in publishing and product development, 28 in information services, 9 in purchasing and 102 in administration and finance. Of the 525 employees in distribution, 361 are members of Local 734, L.I.U. of N.A., AFL-CIO (the "Union"). These employees, who are located at the Company's distribution center in Edison, New Jersey, are subject to a collective bargaining agreement the Company entered into with the Union on May 12, 1995. The Company believes that its relations with its employees are good.

FACILITIES

     The Company's principal administrative, sales, marketing and development facilities are located in approximately 18,000 square feet of space at 16 East 40th Street and approximately 13,000 square feet of space at 10 East 40th Street, in New York City. The leases on the facility located at 16 East 40th Street will expire in December 2002, and the lease on the facility located at 10 East 40th Street will expire in December 1996. The Company also maintains a facility in London, England of approximately 6,000 square feet, from which it conducts its European operations, under a lease that expires in the year 2020. The buildings which house the 16 East 40th Street facility in New York City and the London facility are owned by 16 East 40th Associates and Marylebone 248 Realty LLC, respectively, affiliates of Joseph J. Cayre. The Company believes that the terms of the leases are no less favorable to the Company than those it could obtain from independent third parties. See "Certain Transactions -- Leases."

     The Company maintains 2,400 square feet of office space in Edina, Minnesota for its Slash Division, under a lease that expires in December 1997. The Company maintains a 192,900 square-foot distribution center in Edison, New Jersey under a lease that expires in July 1999, a 34,400 square-foot distribution center in Edina, Minnesota under a lease that expires in December 1997 and another 79,900 square-foot distribution center in Edina under a lease that expires at the end of 1997. In Redwood, California, the Company maintains a 4,000 square-foot office space under a lease that expires in November 1998.

     In addition, the Company maintains offices in the Minneapolis, Minnesota area, Scottsdale, Arizona and Woodinville, Washington for each of its WizardWorks, FormGen and Humongous subsidiaries, respectively. In the Minneapolis area, the Company currently maintains three properties: a 15,000 square-foot office, warehouse and distribution space under a lease that expires in March 2006, a 24,000 square foot warehouse space in Brainerd, Minnesota, leased on a month-to-month basis, and a 1,000 square foot office space in Golden Valley, Minnesota, leased on a month-to-month basis. In Scottsdale, the Company maintains a 25,000 square-foot office space under a lease that expires in December 1998. In Woodinville, the Company maintains a 25,000 square-foot office and warehouse space under a lease that expires in December 1997. The Slash and WizardWorks businesses, which are in the midst of consolidation, are in the process of moving into one approximately 240,000 square-foot office, warehouse and distribution space in the Minneapolis, Minnesota area under a lease that expires in September 1999.

     The Company has experienced significant and rapid expansion since its formation and is seeking additional office space for the New York City operations. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings material to its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company, their respective ages as of October 1, 1996 and their positions held with the Company, are as follows:

             NAME                 AGE                           POSITION
------------------------------    ---     ----------------------------------------------------
Joseph J. Cayre(1)                55      Chairman of the Board of Directors
Jack J. Cayre                     23      Executive Vice President and Director
Kenneth Cayre                     53      Director
Stanley Cayre(1)(2)               60      Director
Ronald Chaimowitz                 49      President, Chief Executive Officer and Director
Harry M. Rubin                    43      Executive Vice President and General Manager --
                                          International Division and Business Affairs
Andrew Gregor                     48      Chief Financial Officer and Senior Vice President,
                                          Finance and Administration
Chris Garske                      40      Senior Vice President of Publishing
Richard Burns                     41      Senior Vice President of Sales
Charles F. Bond                   40      President, Slash Division
Frank Herman                      63      Chairman and Managing Director, G.T. Interactive
                                          Software (Europe) Limited
Steven A. Denning(1)              48      Director
William E. Ford(2)                35      Director
Jordan A. Levy(2)                 40      Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Joseph J. Cayre, a co-founder of the Company, has been Chairman of the Board of Directors and a Director of the Company since its incorporation in September 1992, and his term of office as director expires in 1998. Mr. Cayre also co-founded GTHV in 1984 and has served as its President since that time.

     Jack J. Cayre has been Executive Vice President and a Director of the Company since its incorporation, and his term of office as director expires in 1997. From January 1993 to January 1995, Mr. Cayre was Vice President of Licensing and Product Acquisition. From January 1990 to August 1992, Mr. Cayre was the President of Double J Records, a privately-held record company.

     Kenneth Cayre, a co-founder of the Company, has been a Director of the Company since its incorporation, and his term of office as director expires in 1999. Mr. Cayre also co-founded GTHV and has served as its Executive Vice President since that time.

     Stanley Cayre, a co-founder of the Company, has been a Director of the Company since its incorporation, and his term of office as director expires in 1998. Mr. Cayre is the Chairman of the Audit Committee. Mr. Cayre also co-founded GTHV and has served as its Chairman since that time.

     Ronald Chaimowitz, a co-founder of the Company, has been President and Chief Executive Officer of the Company since February 1995, and his term of office as director expires in 1998. From January 1994 to January 1995, Mr. Chaimowitz served as Executive Vice President and General Manager of the Company. From December 1990 to December 1992, Mr. Chaimowitz was the President of Entertainment Consultants, a management consultant firm to the entertainment industry. Prior thereto, Mr. Chaimowitz served as Executive Vice President of GTHV.

     Harry M. Rubin has been Executive Vice President and General Manager -- International Division and Business Affairs of the Company since March 1995. From June 1994 to August 1995, Mr. Rubin served as Chief Financial Officer of the Company. From November 1993 to June 1994, Mr. Rubin was an independent management consultant to several entertainment companies. From 1988 to November 1993, Mr. Rubin was the Vice President and General Manager of Home Video Operations for the National Broadcasting Company, Inc.

     Andrew Gregor has been Chief Financial Officer of the Company since August 1995. Prior to being appointed as Senior Vice President, Finance and Administration, in April 1996, Mr. Gregor had been Vice President of Finance of the Company since August 1995. From February 1992 to August 1995, Mr. Gregor served as Vice President and Chief Financial Officer of Lillian Vernon Corp., a consumer direct merchant. For more than five years prior thereto, Mr. Gregor was Senior Vice President and Chief Financial Officer of McCrory Corp., a national retailer.


     Chris Garske has been Senior Vice President of Publishing since September 1995. From December 1991 to August 1995, Mr. Garske was employed by Sega of America, a manufacturer of video game consoles and related products, where he served in various capacities, including group Vice President of Marketing. From April 1991 to December 1991, Mr. Garske served as Brand Manager of Sierra On-line, a consumer software publisher. Prior thereto, Mr. Garske served as Director of Marketing for Activision, a consumer software publisher.


     Richard Burns has been Senior Vice President of Sales since December 1995. From March to November 1995, Mr. Burns was Vice President and General Manager of Mattel Media, Inc., a consumer software publisher. From October 1994 to March 1995, Mr. Burns was Vice President of Worldwide Sales of Rocket Science Games, Inc., a startup consumer software company. From July 1991 to October 1994, Mr. Burns served as Senior Vice President of Sales for Sega of America, Inc. Prior thereto, Mr. Burns was Senior Zone Vice President of Sony Corporation of America.

     Charles F. Bond has been President of the Slash Division of the Company since June 1995, when Slash Corporation was acquired by the Company. From May 1991 to June 1995, Mr. Bond was the President of Slash Corporation. Prior thereto, Mr. Bond was Vice President -- Merchandising for Lieberman Enterprise, a rack-jobber.

     Frank Herman has been Chairman and Managing Director of G.T. Interactive Software (Europe) Limited since May 1995. From April to October 1995, Mr. Herman was also Chairman of Probe Software Ltd., a software development house. From July 1991 to April 1995, Mr. Herman was Deputy Chairman and Managing Director of Sega (Europe) Ltd. From August 1988 to July 1991, Mr. Herman served as Managing Director of Virgin Mastertronic Ltd., an entertainment software publisher.

     Steven A. Denning has served as a Director of the Company since February 1995, and his term of office as director expires in 1997. Mr. Denning is currently the Executive Managing Member of General Atlantic Partners, LLC, a private investment firm, and has been the Executive Managing Member of General Atlantic Partners, LLC or a general partner of its predecessor partnership since February 1989. From 1980 to 1989, Mr. Denning was Managing Director of General Atlantic Corporation. Mr. Denning is a member of the Boards of Directors of United Meridian Corporation, an oil and natural gas company, and several private companies in which General Atlantic Partners, LLC or one of its affiliates is an investor.

     William E. Ford has served as a Director of the Company since February 1995, and his term of office as director expires in 1999. Mr. Ford is a managing member of General Atlantic Partners, LLC, a private investment firm, and has been with General Atlantic Partners, LLC or a general partner of its predecessor partnership since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley, Inc. in the mergers and acquisitions department. Mr. Ford is also a director of Marcam Corporation, a provider of enterprise resource planning software, Envoy Corporation, an electronic transaction processing company, E*Trade Group, Inc., a deep-discount electronic brokerage company, SS&C Technologies, Inc., an investment management software company, and several private software companies in which General Atlantic Partners, LLC or one of its affiliates is an investor.

     Jordan A. Levy has served as a Director of the Company since February 1996, and his term of office as director expires in 1999. Since February 1991, Mr. Levy has served as the President and Co-Chief Executive Officer of Upgrade Corporation of America, an international outsourcing services company to the computer industry.

     The Board of Directors is divided into three classes with each class of Directors serving for a staggered three-year term. At each annual meeting of stockholders, Directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the adequacy of internal controls, the results and scope of annual audits and other services provided by the Company's independent public accountants. The Compensation Committee establishes salaries, bonuses and other forms of compensation for officers of the Company and administers the Company's 1995 Stock Incentive Plan.

     Joseph J. Cayre, Stanley Cayre and Kenneth Cayre are brothers, and Jack J. Cayre is the son of Joseph J. Cayre.

     Each non-employee director of the Company is paid an annual retainer of $15,000 payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

     The Company has entered into agreements with Upgrade Corporation of America (doing business as SOFTBANK Services Group) ("Upgrade") pursuant to which Upgrade (i) provides toll-free customer support for the Company's published products and (ii) takes direct customer orders and provides fulfillment services for the Company, in each case on a per service basis. The agreement relating to customer support service expires on December 17, 1996 and the agreement providing for the fulfillment service expires on August 2, 1997. Both agreements provide for automatic renewal on a month to month basis upon expiration unless terminated by either party. As of October 11, 1996, the Company has paid approximately $36,000 to Upgrade. Jordan A. Levy is the President and the Co-Chief Executive Officer of Upgrade.

     Each executive officer is elected annually by the Board of Directors of the Company and serves at the pleasure of the Board.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth compensation earned, whether paid or deferred, by the Company's Chief Executive Officer and its other four most highly compensated executive officers during the year ended December 31, 1995 (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1993, 1994 and 1995. Mr. Harry Steck, whose information is included in the tables hereunder, is no longer an executive officer of the Company.

                                                                                             LONG-TERM
                                                        ANNUAL COMPENSATION                 COMPENSATION
                                            --------------------------------------------    ------------
                                                                             ALL OTHER       SECURITIES
                                                                               ANNUAL        UNDERLYING      ALL OTHER
       NAME AND PRINCIPAL OCCUPATION        YEAR     SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
------------------------------------------- ----    --------    --------    ------------    ------------    ------------
Ronald Chaimowitz.......................... 1995    $300,000       --   (1)   $ 10,200(2)      975,000         $  718(3)
President and Chief Executive Officer       1994     200,000    $320,000(4)     --             --               4,260(3)
                                            1993     175,384       --            9,000(2)      --              --
Harry M. Rubin............................. 1995     250,000      60,000        20,000(2)      179,829         --
Executive Vice President and General        1994     169,461(4)   25,000(6)     --             --              --
Manager -- International Division and
Business Affairs (5)
Harry Steck................................ 1995     220,000      69,000        --             152,215         --
Vice President of Operations                1994      60,000(7)    --           --             --              --
Jack J. Cayre.............................. 1995     208,000       --           --             168,000            640(3)
Executive Vice President (8)                1994     208,000       --           --             --               4,260(3)
                                            1993     104,000       --           --             --              --
Charles F. Bond (9)........................ 1995     155,770     130,208(10)    --               6,000         --
President of Slash Division

---------------

(1) In lieu of a cash bonus in 1995, Mr. Chaimowitz received options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $14.00 per share.

(2) Represents an automobile allowance.

(3) Represents Company contributions on behalf of each of the officers to the Company's 401(k) Profit Sharing Plan.

(4) This bonus was earned in 1994, but a portion of it was paid in 1995.

(5) Mr. Rubin served the Company as Chief Financial Officer from June 1994 through the end of that year. From January through May 1994, Mr. Rubin was a consultant to the Company. The table reflects the aggregate amount of compensation paid to Mr. Rubin during the year ended December 31, 1994.

(6) This bonus was earned in 1994; $13,000 was paid in 1994 and the balance was paid in 1995.

(7) From August 1994 to December 1994, Mr. Steck served as a consultant to the Company. This amount was earned in 1994; $40,000 was paid in 1994 and the balance was paid in 1995.

(8) Mr. Cayre has served the Company as the Executive Vice President since February 1995. During the years ended December 31, 1993 and December 31, 1994, Mr. Cayre was Vice President of Licensing and Product Acquisitions.

(9) Mr. Bond joined the Company in June 1995 and accordingly, the information contained herein reflects a partial year.

(10) This bonus was earned in 1995, but paid in 1996.

     Option Grants. Shown below is information regarding grants of stock options under the Company's 1995 Stock Incentive Plan during the fiscal year ended December 31, 1995 to each of the Named Executive Officers.

                                                              INDIVIDUAL GRANTS
                               --------------------------------------------------------------------------------
                                              % OF TOTAL                   MARKET PRICE OF
                               NUMBER OF       OPTIONS                       UNDERLYING
                               SECURITIES     GRANTED TO                  SECURITIES ON THE
                               UNDERLYING     EMPLOYEES      EXERCISE     DATE OF GRANT IF
                                OPTIONS       IN FISCAL       PRICE          HIGHER THAN
           NAME                 GRANTED        YEAR(1)        ($/SH)       EXERCISE PRICE       EXPIRATION DATE
---------------------------    ----------     ----------     --------     -----------------     ---------------
Ronald Chaimowitz..........      720,000(2)      15.7        $  4.170         --                    2/28/05
                                 180,000(3)       3.9           9.375         --                    6/30/05
                                  75,000(4)       1.6          14.000         --                    12/8/05
Harry M. Rubin.............      158,400(5)       3.5           9.375         --                    6/30/05
                                  21,429(6)       0.5           0.047           $5.95(11)           6/30/05
Harry Steck................      144,000(7)       3.1           9.375         --                    6/30/05
                                   8,215(8)       0.2           0.122            5.95(11)           6/30/05
Jack J. Cayre..............      168,000(9)       3.7           9.375         --                    6/30/05
Charles F. Bond............        6,000(10)      0.1          14.000         --                    6/30/05

---------------

(1) The Company granted options for an aggregate of 4,573,179 shares to its employees in fiscal year 1995.

(2) The option became exercisable as to 240,000 shares on February 28, 1996, and becomes exercisable as to the remaining 480,000 shares in two equal annual installments thereafter.

(3) The option became exercisable as to 45,000 shares on June 30, 1996, and becomes exercisable as to the remaining 135,000 shares in six equal installments of 22,500 shares every six months thereafter.

(4) The option becomes exercisable in four equal annual installments commencing on December 8, 1996.

(5) The option became exercisable as to 39,600 shares on June 30, 1996, and becomes exercisable as to the remaining 118,800 shares in six equal installments of 19,800 shares every six months thereafter.

(6)  The option became exercisable on January 19, 1996.

(7) 72,000 shares underlying the option were cancelled as of August 8, 1996. The option became exercisable as to 36,000 shares on June 30, 1996, and becomes exercisable as to the remaining 36,000 shares in two equal installments of 18,000 shares every six months thereafter.

(8)  The option became exercisable on December 20, 1995.

(9) The option became exercisable as to 42,000 shares on June 30, 1996, and becomes exercisable as to the remaining 126,000 shares in six equal installments of 21,000 shares every six months thereafter.

(10) The option became exercisable as to 1,500 shares on June 30, 1996, and becomes exercisable as to the remaining 4,500 shares in three equal annual installments thereafter.

(11) The fair market value of each share of the Company's Common Stock on the date of the grant, June 30, 1995.

     The following table shows the hypothetical value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed rates of growth are required by the Securities and Exchange Commission (the "Commission") for illustration purposes only and are not intended to forecast possible future stock prices.

                                                                  POTENTIAL REALIZABLE VALUE OF
                                                                             ASSUMED
                                                                   ANNUAL RATES OF STOCK PRICE
                                              NUMBER OF                  APPRECIATION FOR
                                             SECURITIES                   OPTION TERM(1)
                                             UNDERLYING        ------------------------------------
                 NAME                      OPTIONS GRANTED        0%           5%            10%
---------------------------------------    ---------------     --------     ---------     ---------
Ronald Chaimowitz......................        720,000            --        $1,888,193    $4,785,052
                                               180,000            --            57,046     1,090,398
                                                75,000            --           660,339     1,673,430
Harry M. Rubin.........................        158,400            --            50,201       959,550
                                                21,429         $126,503        206,681       329,702
Harry Steck............................        144,000            --            45,637       872,319
                                                 8,215(2)        47,879         78,619       125,780
Jack J. Cayre..........................        168,000            --            53,243     1,017,705
Charles F. Bond........................          6,000            --              --           8,597

---------------

(1) Represents the product of (i) difference between (A) the product of the per-share fair market value at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (B) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at the fiscal year-end.

(2) Mr. Steck exercised this option prior to the end of the 1995 fiscal year. See "Aggregated Option Exercise and Year-End Option Values" below.

     Aggregated Option Exercises and Year-End Option Values. Shown below is information relating to the exercise of stock options during the fiscal year ended December 31, 1995 for each of the Named Executive Officers, and the year-end value of unexercised options.

                                                                                              VALUE OF UNEXERCISED
                                                                    NUMBER OF SECURITIES      IN-THE-MONEY OPTIONS
                                                                   UNDERLYING UNEXERCISED     AT FISCAL YEAR-END(2)
                           SHARES ACQUIRED                       OPTIONS AT FISCAL YEAR-END       (EXERCISABLE/
          NAME               ON EXERCISE     VALUE REALIZED(1)   (EXERCISABLE/UNEXERCISABLE)     UNEXERCISABLE)
-------------------------  ---------------   -----------------   --------------------------   ---------------------
Ronald Chaimowitz........      --                 --                      0/975,000               $ 0/7,971,037
Harry M. Rubin...........      --                 --                      0/179,829                 0/1,042,845
Harry Steck..............       8,215            $ 105,795                0/144,000                   0/675,000
Jack J. Cayre............      --                 --                      0/168,000                   0/787,500
Charles F. Bond..........      --                 --                        0/6,000                       0/375

---------------

(1) Market value of underlying securities based on the average of the high and low trading price of the Company's Common Stock on the date of exercise, minus the aggregate exercise price.

(2) Market value of underlying securities based on the average of the high and low trading price of the Company's Common Stock on December 29, 1995, minus the aggregate exercise price.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Ronald Chaimowitz, pursuant to which he serves as President and Chief Executive Officer for a period ending December 31, 1998. The agreement establishes a base salary of $365,000 for 1996, $415,000 for 1997 and $465,000 for 1998. In addition, Mr.
Chaimowitz is eligible to receive annual bonuses and stock option grants at the discretion of the Board of Directors. Mr. Chaimowitz is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Chaimowitz has agreed not to engage in any competitive business until December 31, 1998 or, if his employment with the Company is terminated other than for cause or he resigns for good reason (as defined in the agreement), for so long as the Company continues to pay severance amounts pursuant to the agreement. In addition, if, following a Change of Control (as defined below), Mr. Chaimowitz's employment is terminated other than for cause or he resigns for good reason or Mr. Chaimowitz is not the Chief Executive Officer or President and Chief Operating Officer of the Company or its successor, then Mr. Chaimowitz may, within one year of any such event, terminate his employment with the Company or such successor and in such event he will receive severance payments otherwise payable under the employment agreement with the same effect as if he were terminated without cause, and will no longer be subject to a non-competition agreement. Upon the happening of a Change of Control, all options then held by Mr. Chaimowitz will immediately vest and become exercisable. For purposes of the agreement, the term Change of Control means any of the following: (a) any person, as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than members of the Cayre family), becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Company's then outstanding securities; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new director approved by such person), cease for any reason to constitute at least a majority of the Board of Directors; (c) the approval by the Company's stockholders of certain mergers or consolidations of the Company with any other entity; or (d) the approval by the Company's stockholders of a plan of complete liquidation of the Company or an agreement for the sale or distribution of all or substantially all of the Company's assets.

     The Company has entered into an employment agreement with Harry M. Rubin, pursuant to which he serves as Executive Vice President and General Manager -- International Division and Business Affairs for a three-year period ending on December 31, 1997. The agreement establishes a base salary of $250,000 for the year ended December 31, 1995, $275,000 for the year ending December 31, 1996 and $300,000 for the year ending December 31, 1997. In addition, Mr. Rubin is eligible to receive bonuses and stock option grants at the discretion of the Board of Directors, and is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Rubin has agreed not to engage in any competitive business until December 31, 1997 or, if his employment with the Company is terminated other than for cause, for as long as the Company continues to pay severance amounts pursuant to the agreement. If, within one year following a Change of Control, as defined above, (1) neither Joseph Cayre nor Ronald Chaimowitz is the Chairman of the Board of Directors or the President of the Company or its successor, or, if either such person does hold one of such offices, Mr. Rubin does not report directly to one of such persons, or (2) if Mr. Rubin's employment is terminated other than for cause, or (3) Mr. Rubin's duties and responsibilities are reduced, then all options held by Mr. Rubin will immediately vest and become exercisable.

     The Company has entered into an employment agreement with Chris Garske, pursuant to which he serves as Senior Vice President of Publishing for a three-year period ending on August 6, 1998. The agreement establishes a base salary of $240,000 per annum during the term of employment, subject to discretionary increases by the Company's President and Board of Directors. In addition, Mr. Garske is eligible to receive annual bonuses not to exceed fifty percent of his base salary in effect at such time, in such amounts as determined by the Company's President and Board of Directors; provided that Mr. Garske is guaranteed bonuses of $33,000 and $100,000 for the years ending December 31, 1995 and December 31, 1996, respectively. Mr. Garske is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Garske has agreed not to engage in any competitive business until August 6, 1998 or, if his employment with the Company is terminated other than for cause, for as long as the Company continues to pay severance amounts pursuant to the agreement.

     The Company has entered into an employment agreement with Andrew Gregor, pursuant to which he serves as Chief Financial Officer and Senior Vice President, Finance and Administration. The agreement provides that Mr. Gregor's annual base salary is $235,000, that his base salary will be subject to discretionary increase by the Company's President and Board of Directors and that Mr. Gregor will be eligible to receive annual bonuses not to exceed an amount equal to fifty percent of his base salary in effect at such time, in such amounts as determined by the Company's President and Board of Directors. Mr. Gregor is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Gregor has agreed not to engage in any competitive business until August 18, 1998 or, if his employment with the Company is terminated other than for cause, for as long as the Company continues to pay severance amounts pursuant to the agreement. If, within one year following a Change of Control, as defined above, neither Joseph Cayre nor Ronald Chaimowitz is the Chairman of the Board of Directors or the President of the Company or its successor, or if either person does hold one of such offices, Mr. Gregor does not report directly to one of such persons, then all options held by Mr. Gregor will immediately vest and become exercisable.

     The Company has entered into an employment agreement with Charles F. Bond, pursuant to which he serves as President of the Slash Division of the Company for a three-year term ending on June 30, 1998. The agreement also establishes a base salary of $300,000 per annum during the term of employment and provides that Mr. Bond will receive an annual bonus in prescribed amounts if certain pre-tax net income levels are reached by the Company. Mr. Bond is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, in connection with the purchase of Slash by the Company, as of June 23, 1995, the Company entered into a Non-Competition Agreement with Mr. Bond, pursuant to which he has agreed not to be involved in any competing business in the United States until the earlier of one year following termination without cause or June 23, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee (the "Committee") consists of Messrs. Joseph J. Cayre, Stanley Cayre and Steven A. Denning. For certain transactions involving the Company and the members of the Committee or entities controlled by such individuals, see "Certain Transactions."

STOCK INCENTIVE PLAN

     On February 28, 1995, the Company's Board of Directors adopted and the Company's stockholders approved a stock incentive plan. The stock incentive plan, as amended and restated on November 8, 1995 (the "1995 Plan"), provides for the issuance of a total of up to 7,800,000 authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for purposes of the 1995 Plan. The 1995 Plan is being administered by the Committee. Awards under the 1995 Plan may be made in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock and (v) performance shares. Awards may be made to such directors, officers and other employees of the Company and its subsidiary (including employees who are directors and prospective employees who become employees), and to such consultants to the Company and its subsidiaries, as the Committee shall in its discretion select. An aggregate of 5,443,849 shares of Common Stock is reserved for issuance upon the exercise of options granted as of September 30, 1996 under the 1995 Plan, at a weighted average exercise price of $11.11 per share. See "Shares Eligible for Future Sale."

401(K) PROFIT SHARING PLAN

     The Company sponsors several tax-qualified employee profit sharing and savings plans (the "401(k) Plans"), which cover in the aggregate all of the Company's non-union employees with one year of service. The Company may limit participation by highly compensated employees to comply with the Code's nondiscrimination requirements. Pursuant to the 401(k) Plans, employees may elect to reduce their current compensation by up to 15%, subject to statutorily prescribed limitations. Certain plans also permit the Company to provide a matching contribution, up to 1% of an employee's compensation, subject to statutory limitations. The Company may also make discretionary contributions. The 401(k) Plans are intended to qualify under Section 401(k) of the Code, so that contributions by employees or by the Company and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plans, and so that contributions by the Company, if any, will be deductible by the Company when made. All employee contributions to the 401(k) Plans are fully vested at all times and Company contributions, if any, vest ratably over a period based on the participant's years of service (up to seven years). Benefits under the 401(k) Plans are paid upon a participant's retirement, death, disability or termination of employment and are based upon the amount of participant contributions and vested employer contributions, as adjusted for gains, losses and earnings. In-service withdrawals may be made by participants facing certain hardship situations. 401(k) Plan loans are also available to participants.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information, as of October 1, 1996, concerning the Common Stock of the Company beneficially owned (i) by each director of the Company, (ii) by each of the Company's Named Executive Officers and all executive officers and directors as a group, (iii) by each of the Selling Stockholders, and (iv) by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.




                                      SHARES BENEFICIALLY       NUMBER OF SHARES     SHARES BENEFICIALLY
                                          OWNED PRIOR              TO BE SOLD            OWNED AFTER
                                          TO OFFERING          IN THE OFFERING(1)        OFFERING(1)
   FIVE PERCENT STOCKHOLDERS,       -----------------------    ------------------    --------------------
DIRECTORS AND EXECUTIVE OFFICERS     NUMBER      PERCENT(2)                           NUMBER      PERCENT
---------------------------------   ---------    ----------                          ---------    -------
Joseph J. Cayre(3)...............   14,110,187     21.3%           2,383,500         11,726,687    16.6%
Jack J. Cayre(4).................   3,692,085        5.6             616,500         3,075,585       4.4
Stanley Cayre(5).................   8,993,923       13.6           1,500,000         7,493,923      10.6
Kenneth Cayre(6).................   8,925,135       13.5           1,500,000         7,425,135      10.5
Ronald Chaimowitz(7).............     919,582        1.4             400,000           519,582      *
General Atlantic Partners, LLC(8)
  3 Pickwick Plaza, Greenwich, CT
  06830..........................   6,924,525       10.4           1,163,000         5,761,525       8.2
Steven A. Denning(9).............   6,924,525       10.4           1,163,000         5,761,525       8.2
William E. Ford(10)..............   6,924,525       10.4           1,163,000         5,761,525       8.2
Jordan A. Levy(11)...............       6,500       *               --                   6,500      *
Harry M. Rubin(12)...............      58,929       *               --                  58,929      *
Harry Steck(13)..................      46,215       *               --                  46,215      *
Charles F. Bond(14)..............   2,015,900        3.0             500,000         1,515,900       2.1
Various trusts for the benefit of
  the children of Joseph J. Cayre
  16 East 40th Street, New York,
  NY 10016.......................   7,299,388       11.0           1,233,000         6,066,388       8.6
Various trusts for the benefit of
  the children of Stanley Cayre
  16 East 40th Street, New York,
  NY 10016.......................   5,008,670        7.6             835,500         4,173,170       5.9
Various trusts for the benefit of
  the children of Kenneth and
  Lillian Cayre
  16 East 40th Street, New York,
  NY 10016.......................   7,119,688       10.7           1,197,000         5,922,688       8.4
Trust for the benefit of Keri
  Chaimowitz
  16 East 40th Street, New York,
  NY 10016.......................      72,000       *                 50,000            22,000      *
All executive officers and
  directors as a group (14
  persons)(15)...................   45,756,766      68.6           8,063,000         37,693,766     53.1

                                                                NUMBER OF SHARES
                                                                   TO BE SOLD
                                                               IN THE OFFERING(1)
                                                               ------------------
                                      SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                          OWNED PRIOR                                    OWNED AFTER
                                          TO OFFERING                                    OFFERING(1)
                                    -----------------------                          --------------------
   OTHER SELLING STOCKHOLDERS        NUMBER      PERCENT(2)                           NUMBER      PERCENT
---------------------------------   ---------    ----------                          ---------    -------
Shelley M. Day(16)(17)...........   1,134,294        1.7%            350,000           784,294       1.1%
Ronald D. Gilbert(16)(17)........   1,134,294        1.7             350,000           784,294       1.1
Random House, Inc.(16)...........     498,058       *                448,252            49,806      *
Hummer Winblad Venture
  Partners, L.P.(16).............     283,573       *                255,216            28,357      *
Hummer Winblad Venture
  Partners II, L.P.(16)..........     272,230       *                245,007            27,223      *
Hummer Winblad Technology
  Fund II, L.P.(16)..............      11,343       *                 10,209             1,134      *
Wayne Smith(16)..................     113,429       *                102,086            11,343      *
Robert J. Armstrong(16)(17)......   1,045,750        1.6             155,750           890,000       1.3
Paul D. Rinde(16)(17)............   1,045,750        1.6             155,750           890,000       1.3
W. Terry Olson(16)...............     258,500       *                 38,500           220,000      *
SOFTBANK Holdings Inc............   2,399,112        3.6             403,000         1,996,112       2.8
id Software, Inc.(18)............     211,268       *                211,268            --          --
All other Selling Stockholders
  (12 persons)(19)...............   1,043,931        1.6             711,962           331,969      *


---------------

*     less than 1%


(1) Assumes no exercise of the Underwriters' over-allotment option. If the Underwriters exercise their over-allotment option in full, the persons or entities set forth in the above table will beneficially own 41,383,298 shares, or 58.3%, of the outstanding shares of Common Stock after the Offering.



(2) Based on 66,304,499 shares of the Company's Common Stock outstanding as of October 1, 1996.


(3) Includes 7,299,389 shares in the aggregate held in various trusts for the benefit of Joseph Cayre's children, for which trusts his wife serves as trustee. The Number of Shares to be Sold in the Offering by Joseph Cayre includes 1,233,000 shares to be sold in the aggregate by such trusts. Joseph Cayre disclaims beneficial ownership of the shares held by such trusts. Also includes 420,000 shares held by Joseph Cayre in a grantor retained annuity trust.


(4) Does not include 126,000 shares subject to options not exercisable within 60 days. Includes 105,000 shares held by Jack Cayre in a grantor retained annuity trust and 42,000 shares subject to options exercisable within 60 days. See "Management -- Executive Compensation."


(5) Includes 5,008,669 shares in the aggregate held in various trusts for the benefit of Stanley Cayre's children, for which trusts his wife serves as trustee. The Number of Shares to be Sold in the Offering by Stanley Cayre includes 835,500 shares to be sold in the aggregate by such trusts. Stanley Cayre disclaims beneficial ownership of the shares held by such trusts. Also includes 640,000 shares held by Stanley Cayre in a grantor retained annuity trust.

(6) Includes 7,119,689 shares in the aggregate held in various trusts for the benefit of Kenneth and Lillian Cayre's children, for which trusts Lillian Cayre serves as trustee. The Number of Shares to be Sold in the Offering by Kenneth Cayre includes 1,197,000 shares to be sold in the aggregate by such trusts. Kenneth Cayre disclaims beneficial ownership of the shares held by such trusts. Also includes 230,000 shares held by Kenneth Cayre in a grantor retained annuity trust.


(7) Does not include 690,000 shares subject to options not exercisable within 60 days. Includes 72,000 shares held in a trust for the benefit of Ronald Chaimowitz's daughter, Keri Chaimowitz, for which trust Ronald Chaimowitz's wife serves as trustee. The Number of Shares to be Sold in the Offering by Ronald Chaimowitz includes 50,000 shares to be sold by such trust. Ronald Chaimowitz disclaims beneficial ownership of the shares held by such trust. Also includes an aggregate of 99,718 shares held by Mr. Chaimowitz in two grantor retained annuity trusts, and 215,000 shares subject to options exercisable within 60 days. See
     "Management -- Executive Compensation."


(8) Includes 4,184,545 shares held by General Atlantic Partners 16, L.P. ("GAP 16"), 2,092,273 shares held by General Atlantic Partners 19, L.P. ("GAP 19") and 647,707 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP 16 and GAP 19 is General Atlantic Partners, LLC, a Delaware limited liability company. The managing members of General Atlantic Partners, LLC are Steven A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford. The same individuals are the general partners of GAP Coinvestment. Messrs. Denning and Ford, directors of the Company, are the Executive Managing Member and a managing member, respectively, of General Atlantic Partners, LLC and general partners of GAP Coinvestment. Messrs. Denning and Ford disclaim beneficial ownership of shares owned by GAP 16, GAP 19 and GAP Coinvestment, except to the extent of their respective pecuniary interests therein.

(9) Includes 4,184,545 shares held by GAP 16, 2,092,273 shares held by GAP 19 and 647,707 shares held by GAP Coinvestment. Mr. Denning disclaims beneficial ownership of shares owned by GAP 16, GAP 19 and GAP Coinvestment, except to the extent of his respective pecuniary interests therein.

(10) Includes 4,184,545 shares held by GAP 16, 2,092,273 shares held by GAP 19 and 647,707 shares held by GAP Coinvestment. Mr. Ford disclaims beneficial ownership of shares owned by GAP 16, GAP 19 and GAP Coinvestment, except to the extent of his respective pecuniary interests therein.


(11) Does not include 50,000 shares subject to options not exercisable within 60 days.



(12) Does not include 118,800 shares subject to options not exercisable within 60 days. Represents 58,929 shares subject to options exercisable within 60 days. See "Management -- Executive Compensation."



(13) Does not include 36,000 shares subject to options not exercisable within 60 days. See "Management -- Executive Compensation." Mr. Steck is no longer an executive officer of the Company.



(14) Does not include 4,500 shares subject to options not exercisable within 60 days. Includes 763,200 shares which are held in escrow and are subject to a limited right of repurchase by the Company. See "Certain
     Transactions -- Transactions with Charles F. Bond." Also includes 50,000 shares held by Mr. Bond's wife (as to which he disclaims beneficial ownership), 100,000 shares held in a grantor retained annuity trust and 1,500 shares subject to options exercisable within 60 days. See
     "Management -- Executive Compensation."



(15) Does not include an aggregate of 1,418,300 shares subject to options not exercisable within 60 days held by the executive officers of the Company. Includes an aggregate of 419,429 shares subject to options exercisable within 60 days held by the executive officers (see also notes 4, 7, 11 through 15, 17 and 19). Also includes 763,200 shares held by Mr. Bond subject to escrow (see note 14 above) but excludes the shares held by Mr. Steck (see note 13 above).



(16) 10% of the shares held by each of these Selling Stockholders are held in escrow.



(17) Does not include 100,000 shares subject to options not exercisable within 60 days held by each of these Selling Stockholders.



(18) Represents 211,268 shares of Common Stock underlying the warrants to be exercised immediately prior to the consummation of the Offering.



(19) Does not include 60,000 shares subject to options not exercisable within 60 days held by a Selling Stockholder.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH GAP STOCKHOLDERS

     On February 28, 1995, the Company issued to General Atlantic Partners II, L.P. ("GAP II"), an affiliate of certain stockholders of the Company, a subordinated, secured promissory note (the "GAP II Note") in the original principal amount of $15,000,000 in connection with a Note Purchase Agreement entered into on such date by the Company and GAP II. Interest on the GAP II Note accrued at the rate of 4.5% per annum and was payable semiannually on each March 1 and September 1. The maturity date of the GAP II Note was February 28, 1996; provided, however, that the Company was required to prepay the GAP II Note under certain circumstances, including upon the consummation of the Company's initial public offering. The Company prepaid the GAP II Note, including interest accrued thereon, with the proceeds of the initial public offering. In connection with their acquisition of shares of Common Stock, GAP II, GAP 16 and GAP Coinvestment were granted certain rights with respect to the registration under the Securities Act of the shares of Common Stock owned by them.

     Messrs. Denning and Ford, Directors of the Company, are the Executive Managing Member and a managing member, respectively, of General Atlantic Partners, LLC which is the general partner of GAP II. In connection with their acquisition of shares of Common Stock, GAP II, GAP 16 and GAP Coinvestment entered into a stockholders' agreement with the Company and certain other stockholders, pursuant to which Messrs. Denning and Ford were elected to the Board of Directors. The stockholders' agreement automatically expired by its terms upon the effectiveness of the Company's initial public offering.

     On June 30, 1995, GAP 19 and GAP Coinvestment paid the Company $15,000,000 for shares of Series A Preferred Stock, which converted into 2,520,000 shares of Common Stock immediately prior to the consummation of the Company's initial public offering.

TRANSACTIONS WITH CHARLES F. BOND

     In connection with the Company's acquisition of Slash, Charles F. Bond, president and sole stockholder of Slash, received 2,793,600 shares of Common Stock. Of the shares issued to Mr. Bond, 763,200 shares of Common Stock are presently held in escrow. Mr. Bond has granted to the Company the right, under certain circumstances related to the termination of Mr. Bond's employment by the Company, to purchase all such escrowed shares for $25,000. Such right is exercisable by the Company on or prior to January 20, 1998.

     Pursuant to an agreement with the Company dated June 22, 1995, Mr. Bond was granted certain rights with respect to the registration under the Securities Act of the non-escrowed shares of Common Stock owned and, under certain circumstances, to be owned by him.

TRANSACTIONS WITH CAYRE FAMILY STOCKHOLDERS

     In connection with the Company's initial public offering, Messrs. Joseph J. Cayre, Kenneth Cayre, Stanley Cayre, the various trusts for the benefit of their respective children, Jack J. Cayre (collectively, the "Cayre Family Stockholders") and the Company entered into a stockholders' agreement (the "Stockholders' Agreement"), which provides among other things, that the Cayre Family Stockholders will vote their respective shares of Common Stock to elect as directors of the Company (i) two individuals designated by Mr. Joseph J. Cayre, (ii) one individual designated by Mr. Kenneth Cayre and (iii) one individual designated by Mr. Stanley Cayre. The Stockholders' Agreement also provides that each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") will grant to the other stockholders (the "Offerees") a right of first offer to purchase the shares of Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Cayre Family Stockholder, except in certain circumstances, such as sales in a widely distributed underwritten public offering or sales made in compliance with Rule 144. Each Offeree will have the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

     In connection with the Company's initial public offering, the Company and the Cayre Family Stockholders entered into an agreement pursuant to which the Cayre Family Stockholders have certain rights to require the Company to register under the Securities Act all or any portion of the shares of Common Stock held by them.

LEASES

     The Company currently leases its principal administrative, sales, marketing and development facility at 16 East 40th Street in New York City from 16 East 40th Associates, an entity in which Joseph Cayre, Stanley Cayre and Kenneth Cayre collectively have a 50% ownership interest. The leases for various floors at such facility expire in December 2002. During the year ended December 31, 1995 and the six months ended June 30, 1996, the Company paid approximately $415,000 and $296,000, respectively, in the aggregate in rent to 16 East 40th Associates.

     In May 1995, G.T. Interactive Software (Europe) Limited, the Company's European subsidiary, entered into a lease with respect to its principal executive offices with Marylebone 248 Realty LLC ("Marylebone 248"), an entity controlled by Messrs. Joseph J. Cayre and Jack Cayre. The lease expires in 2020. During the year ended December 31, 1995 and the six months ended June 30, 1996, the Company paid approximately $336,000 and $177,000, respectively, in rent to Marylebone 248.

TRANSACTIONS WITH GOODTIMES HOME VIDEO CORP.

     As of January 1, 1995, the Company and GTHV, a majority of whose stock is owned by Joseph J. Cayre, Stanley Cayre and Kenneth Cayre, entered into a Services Agreement (the "Services Agreement") pursuant to which GTHV agreed to provide the Company with certain distribution, field, manufacturing, administrative and other services for an interim period while the Company expanded its facilities and personnel to perform such services. The Services Agreement was terminable in part or in full by the Company upon prior notice to GTHV. As of December 31, 1995, the Company had terminated all services under the Services Agreement, which expired on December 31, 1995. In 1995, the Company paid GTHV and affiliated companies approximately $5,163,000 for services rendered pursuant to the Services Agreement.

     GTHV currently performs certain assembly and packaging services previously provided under the Services Agreement for the Company. During the six months ended June 30, 1996, the Company paid approximately $1,500,000 to GTHV for such services.

     During 1994, the Company incurred fees of $10,235,000 in respect of certain management, accounting, selling and distribution services provided by GTHV. This amount included approximately $6,000,000 which was paid subsequent to December 31, 1994.

     On January 3, 1995, the Company entered into an agreement with GTHV whereby it obtained a perpetual, exclusive license for the software for its proprietary distribution and point of sale replenishment system.

     On May 10, 1995, the Company entered into a license agreement with Microsoft Corporation (the "Microsoft Agreement") pursuant to which the Company was granted the right to use the trademark Microsoft(R) Windows(R) 95 Informational Video in connection with the Company's production of an instructional video for Microsoft(R) Windows(R) 95. In connection with the Microsoft Agreement, the Company entered into a distribution agreement with GTHV on June 1, 1995, pursuant to which GTHV has agreed to distribute the instructional video to certain pre-recorded videotape outlets. The Company sells the informational video to all other retail outlets.

REPS AGREEMENT

     In servicing its mass merchant accounts, the Company uses field representatives supplied by REPS, a company owned by Joseph, Stanley and Kenneth Cayre. REPS provides such services to the Company as well as to third parties not affiliated with the Cayre family. The Company has an agreement with REPS pursuant to which REPS will supply such services, at its cost, through December 31, 1997, which agreement may be terminated only by the Company. During the six months ended June 30, 1996, the Company paid approximately $1,300,000 to REPS. Prior to entering into the REPS Agreement, REPS' services were provided to the Company as part of the Services Agreement with GTHV.

TRAVEL SERVICES

     The Company frequently hires Taughannock Aviation Corp. ("Taughannock") and Eastway Aircraft Services, Inc. ("Eastway") to provide business travel services for its officers and employees. Taughannock leases one plane from JT Aviation Corp. ("JTAC"), a company owned by Joseph J. Cayre, and one plane from KCS Aviation Corp., a company owned by Kenneth Cayre. Eastway leases two planes from JTAC. Neither Taughannock nor Eastway is owned in whole or in part by any member of the Cayre family.


     Taughannock and Eastway provide air travel to the Company at an hourly rate and on an as needed as available basis. During the year ended December 31, 1995 and the six months ended June 30, 1996, the Company's aggregate air travel fees to Taughannock were approximately $357,000 and $7,000, respectively. The Company made no payments to Eastway during the year ended December 31, 1995. During the six months ended June 30, 1996, the Company paid approximately $103,000 to Eastway.


CHAIMOWITZ LOAN

     On December 30, 1994, the Company extended a loan to Ronald Chaimowitz in the principal amount of $209,000. Such loan bore interest at the rate of 4.5% per annum and has been repaid.

GREGOR LOAN

     On August 31, 1996, the Company extended a loan to Andrew Gregor in the principal amount of $250,000. Such loan bears interest at the rate of 6.15% per annum and becomes due and payable on August 31, 1998.

GARSKE LOAN

     On August 31, 1996, the Company extended a loan to Chris Garske in the principal amount of $200,000. Such loan bears interest at the rate of 6.15% per annum and becomes due and payable on August 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Certificate of Incorporation provides for the authorized capital stock of 150,000,000 shares of Common Stock, $.01 par value per share, of which 70,515,767 shares will be outstanding upon completion of the Offering, and 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares will be outstanding upon completion of the Offering.

COMMON STOCK

     Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the stockholders, including the election of directors, with each share of Common Stock entitled to one vote. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The Company's Certificate of Incorporation also provides for a staggered Board of Directors. See "Management -- Board of Directors."

     Stockholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of stockholders. The failure to deliver proper notice within the period specified in the Company's Bylaws will result in the denial to the stockholder of the right to make such nominations or propose such action at the meeting.

     Holders of Common Stock on the applicable record date are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, each holder of Common Stock will be entitled to share ratably in any distribution of the Company's assets after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock.

     Holders of the shares of Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock, including the shares of Common Stock offered hereby, are fully paid and non-assessable.

     Special meetings of stockholders may be called by the Company's Board of Directors, the Chairman of the Board of Directors or the President. Except as otherwise required by law, stockholders, in their capacity as such, are not entitled to request or call a special meeting of stockholders.

PREFERRED STOCK

     The Company's Board of Directors has authority (without action by the stockholders) to issue the 5,000,000 authorized and unissued shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix, by resolution, the voting powers, designations, preferences and relative, optional or other special rights thereof, including liquidation preferences and the dividend, conversion and redemption rights of each such series. Under certain circumstances, the Company could issue the Preferred Stock as a method of discouraging, delaying or preventing a change of control of the Company.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

     Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Common Stock that often result from takeover attempts.

     Section 228 of the DGCL allows any action which is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     The Certificate of Incorporation limits personal liability for directors to the fullest extent permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL relating to unlawful dividends, stock purchases redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company maintains director and officer liability insurance.

     Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in maintaining and securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company shall, indemnify and hold harmless any director, officer or incorporator of the Company and any person serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) from and against any and all expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement that may be imposed upon or incurred by him or her in connection with, or as a result of, any proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company), in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer or incorporator of the Company or is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), whether or not he or she continues to be such at the time such expenses and judgments, fines and amounts paid in settlement shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of the Certificate of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director, officer or incorporator and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Fleet National Bank. Fleet National Bank is located at 111 Westminster Street, Providence, Rhode Island 02903 and its telephone number is (401) 278-3760.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 70,515,167 shares of Common Stock, assuming no exercise of outstanding options or warrants (other than the warrants for 211,268 shares to be exercised by id Software immediately prior to the consummation of the Offering). Of these shares, 27,338,197 shares of Common Stock are freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act. In addition, 29,983,913 outstanding shares of Common Stock are eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144.

     Notwithstanding the foregoing, the Company and the executive officers, directors and certain significant stockholders of the Company have entered into "lockup" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them, subject to certain exceptions, for a period of 90 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company LLC, on behalf of the Underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, shares subject to lock-up agreements may not be sold until the agreements expire. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock that have been outstanding and not held by an "affiliate" of the Company for a period of two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sales is given, provided certain manner of sale and notice requirements and requirements as to the availability of current public information concerning the Company are satisfied (which requirements as to the availability of current public information are currently satisfied). Affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not "restricted securities." Under Rule 144(k), a person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale by him, and who has beneficially owned shares of Common Stock that were not acquired from the Company or an "affiliate" of the Company within the previous three years, would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning the Company. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 promulgated under the Securities Act without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

     The Company has filed a Registration Statement on Form S-8 (Registration No. 333-428) ("S-8") to register shares of Common Stock which have been reserved for issuance pursuant to grants of options to purchase Common Stock under the Company's 1995 Stock Incentive Plan. Shares issued on exercise of options after the effective date of the S-8 will be eligible for sale by non-affiliates in the public market without limitation and by affiliates subject to the provisions of Rule 144, except for the holding period limitation of Rule 144. As of September 30, 1996, options to purchase 5,443,849 shares of Common Stock were outstanding, of which approximately 770,000 option shares were exercisable as of October 15, 1996.

     In addition, pursuant to registration rights agreements with the Company, certain stock and warrant holders of the Company have certain rights to require the Company to register some or all of the shares of Common Stock held by them. Excluding the shares registered hereby and subject to certain restrictions, holders of approximately 41,490,000 shares of Common Stock (including Common Stock issuable upon the exercise of warrants) have contractual rights to require the Company to register such shares under the

Securities Act, and holders of approximately 2,348,000 additional shares of Common Stock (including Common Stock issuable upon exercise of warrants) have contractual rights to include such shares in future registration statements filed by the Company under the Securities Act. 1,320,072 shares of Common Stock have been reserved for issuance upon exercise of warrants outstanding as of the date of this Prospectus. Other than the warrants to purchase an aggregate of 504,000 shares of Common Stock sold to GAP II, these warrants have been issued in connection with certain licensing arrangements with developers and content providers. See "Certain Transactions -- Transactions with GAP Stockholders", "-- Transactions with Cayre Family Stockholders", "-- Transactions with Charles F. Bond" and "Risk Factors -- Shares Eligible for Future Sale."

      CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

GENERAL

     The following is a general discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of Common Stock by a person that, for United States federal income tax purposes, is not a "United States Person" (a "Non-U.S. Holder"). For these purposes, a "United States Person" means a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any state thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

     The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including the benefits that may be available to any person under an applicable tax treaty to which the United States is a party. Specifically, without limitation, this discussion does not address the United States tax consequences to any Non-U.S. Holder who at any time owns (directly, indirectly, or through attribution) more than 5% of the Common Stock or to any Non-U.S. Holder that is a controlled foreign corporation, a foreign personal holding company, a foreign private foundation, a foreign government, or a U.S. expatriate. Furthermore, the following discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and on administrative and judicial pronouncements thereunder, all of which are subject to change, possibly with retroactive effect.

     Proposed United States Treasury regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-U.S. Holder of Common Stock. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

     Each Non-U.S. Holder is urged to consult a tax advisor with respect to the United States tax consequences to him of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other tax jurisdiction.

DIVIDENDS

     Distributions with respect to shares of Common Stock will be treated as dividends for United States federal income tax purposes to the extent of the Company's current or accumulated earnings and profits (as determined pursuant to the Code). Any portion of a payment that exceeds such earnings and profits will be treated as a return of capital to the extent of each Non-U.S. Holder's adjusted tax basis in his or her Common Stock. Any portion of a payment that exceeds the sum of a stockholder's proportionate share of earnings and profits and his or her adjusted tax basis will be treated as a gain from the sale or exchange of his or her Common Stock to the extent of any such excess, with the consequences described below under "Gain on Disposition of Common Stock."

     Each Non-U.S. Holder who receives a payment treated as a dividend for United States federal income tax purposes (including, for this purpose, payments representing a return of capital or gain) will be subject to withholding of United States federal income tax at a rate of 30% of such payment unless either
(i) such holder is eligible for a reduced tax rate or a tax exemption under an applicable income tax treaty or (ii) such holder is engaged in the conduct of a trade or business within the United States and the dividend is effectively connected with that trade or business. If the dividend is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder, the dividend (as adjusted by any applicable deductions) will be subject to United States federal income tax at regular rates generally applicable to United States Persons. Any such effectively connected dividends received by a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Certain certification requirements may have to be satisfied to claim treaty benefits or exemption from withholding under the foregoing rules. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would generally be required to provide a Form W-8 certifying such Non-U.S. Holder's entitlement to the benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. federal withholding tax pursuant to a tax treaty or for any other reason may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service. Non-U.S. Holders that are partnerships or trusts may be subject to certain additional withholding requirements and are urged to consult their tax advisors as to the application of such requirements.

GAIN ON DISPOSITION OF COMMON STOCK

     Except as described below, a Non-U.S. Holder will generally not be subject to United States federal income tax (and no tax will generally be withheld) with respect to gain if recognized on a sale or other disposition of the Common Stock unless (i) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if an applicable tax treaty so provides, is attributable to trade or business conducted through a United States permanent establishment of such holder), (ii) the Company is, or has been during the five-year period ending on the date of disposition, a United States real property holding corporation for United States federal income tax purposes (a "USRPHC"), or (iii) in the case of an individual Non-U.S. Holder who holds the Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the disposition and either (a) has a tax home in the United States within the meaning of Section 911(d)(3) of the Code or
(b) the gain is attributable to an office or other fixed place of business maintained by such holder in the United States.

     With respect to (i), if the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if an applicable tax treaty so provides, is attributable to a trade or business conducted through a United States permanent establishment of such holder), the gain as adjusted by any applicable deductions will be subject to United States federal income tax at rates generally applicable to United States Persons (and may, in the case of a corporate Non-U.S. Holder, also be subject to the "branch profits tax"). With respect to (ii), the Company believes that it has not been and is not currently a USRPHC and does not anticipate becoming a USRPHC. Notwithstanding the foregoing, even if the Company were treated as a USRPHC, the Common Stock would not be treated as an interest in a USRPHC in the hands of a Non-U.S. Holder if (a) such Holder has not owned (directly or through attribution) more than 5% of the Common Stock for the five year period ending on the date of disposition, and (b) the Common Stock is regularly traded on an established securities exchange. An individual Non-U.S. Holder to whom (iii) applies will generally be taxed at a rate of 30% on any gain recognized during the taxable year on the sale of Common Stock (as offset by U.S. capital losses, if any).

FEDERAL ESTATE TAXES

     Common Stock held by an individual Non-U.S. Holder at the date of his or her death will be included in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the Internal Revenue Service the total amount of United States federal income taxes withheld from dividends paid to Non-U.S. Holders. In addition, the Company must report annually to the Internal Revenue Service and each Non-U.S. Holder the amount of dividends and other payments distributed to and the tax withheld with respect to such Holder. These information reporting requirements apply regardless of whether withholding is reduced or eliminated by an applicable treaty or is not required because the dividends are effectively connected with a U.S. trade or business of a Non-U.S. Holder.

Under certain treaties, the Internal Revenue Service may make this information available to the tax authorities in the country of a Non-U.S. Holder's residence.

     Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that are not "exempt recipients" and that fail to furnish certain information under United States information reporting requirements) and information reporting relating thereto generally will not apply to dividends and other payments paid to Non-U.S. Holders that are either (i) subject to the 30% withholding discussed above or (ii) not so subject because a tax treaty applies that reduces or eliminates such withholding. In addition, under current temporary United States Treasury regulations, dividends payable at an address located outside the United States to a Non-U.S. Holder are generally not subject to the backup withholding and information reporting rules. These backup withholding requirements and information reporting rules will apply to the gross proceeds paid by or through a United States office of a broker to a Non-U.S. Holder upon the disposition of shares of Common Stock, unless the Non-U.S. Holder certifies under penalty of perjury that it is a foreign person or the Non-U.S. Holder otherwise establishes an exemption. Under existing regulations, information reporting and backup withholding will also apply to the payment of gross proceeds of a sale or other disposition of Common Stock by or through a foreign office of a broker with certain United States connections, unless the broker has documentary evidence that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

     The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of certification from the holder as to non-U.S. status.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the Non-U.S. Holder's United States federal income tax liability, if any), provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING


     The Underwriters named below (the "U.S. Underwriters"), acting through their representatives Robertson, Stephens & Company LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Hambrecht & Quist LLC, Lehman Brothers Inc. and Piper Jaffray Inc. (the "U.S. Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the U.S. Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The U.S. Underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                                                   NUMBER OF
                                  UNDERWRITER                                       SHARES
-------------------------------------------------------------------------------    ---------
Robertson, Stephens & Company LLC..............................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated......................................................
Bear, Stearns & Co. Inc........................................................
Hambrecht & Quist LLC..........................................................
Lehman Brothers Inc............................................................
Piper Jaffray Inc..............................................................
                                                                                   ----------
     Total.....................................................................    12,500,000
                                                                                   ==========



     The International Underwriters (together with the U.S. Underwriters, the "Underwriters"), acting through their representatives Merrill Lynch International, Robertson, Stephens & Company LLC, Bear, Stearns International Limited, Hambrecht & Quist LLC, Lehman Brothers International (Europe) and Piper Jaffray International Inc. (the "International Representatives," together with the U.S. Representatives, the "Representatives") have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the International Purchase Agreement, to purchase from the Company and the Selling Stockholders 3,000,000 shares of Common Stock.


     The Company and the Selling Stockholders have been advised by the U.S. Representatives that the U.S. Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in
excess of $          per share, of which $          may be reallowed to other
dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the U.S. Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

     The Selling Stockholders have granted an option to the U.S. Underwriters and the International Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 2,325,000 additional shares of Common Stock, at the same price per share as the Company and the Selling Stockholders will receive for the 15,500,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 15,500,000 shares to be offered hereby. If purchased, the additional shares will be sold by the Underwriters on the same terms as those on which the 15,500,000 shares are being sold.

     The U.S. Underwriting Agreement and the International Purchase Agreement each contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Act.

     The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Underwriters are permitted to sell shares of Common Stock to each other.

     Pursuant to the terms of lock-up agreements, certain executive officers, directors and significant stockholders of the Company have agreed with Robertson, Stephens & Company LLC that during the Lock-Up Period they will not, with certain exceptions, sell any shares of Common Stock now owned or hereinafter acquired by such holder, other than with the prior written consent of Robertson, Stephens & Company LLC, which may in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale." The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than options issued under the Company's 1995 Stock Incentive Plan during the Lock-Up Period except with the prior written consent of Robertson, Stephens & Company LLC.

     The Underwriters will not make any sales to accounts over which they exercise discretionary authority (i) in excess of 5% of the number of shares of Common Stock offered hereby and (ii) unless they obtain specific written consent from the customer.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York. Certain members of, and persons associated with, such firm own an aggregate of 23,995 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements and schedule of the Company for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. The financial statements of Slash for the year ended December 31, 1994, included in this Prospectus, have been audited by Eide Helmeke, PLLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. The financial statements of Slash for the year ended December 31, 1993, included in this Prospectus, have been audited by McLaughlin & Associates, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The audited financial statements of WizardWorks included in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The Common Stock is quoted for trading on the Nasdaq National Market, and the Registration Statement and such reports, and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, with respect to any contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. Copies of the Registration Statement and exhibits may be inspected without charge at the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of fees prescribed by the Commission, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement, including all exhibits and schedules, and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web at http://www.sec.gov. The Company has been an electronic filer since the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                 -------------
GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
  Consolidated Balance Sheet as of June 30, 1996 (unaudited)...................  F-2
  Consolidated Statements of Operations for the six months ended June 30, 1995 and 1996 (unaudited)......................................................  F-3
  Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and 1996 (unaudited)......................................................  F-4
  Notes to the Consolidated Financial Statements (unaudited)...................  F-5 to F-6
  Report of Independent Public Accountants.....................................  F-7
  Consolidated Balance Sheets as of December 31, 1994 and 1995.................  F-8
  Consolidated Statements of Operations for the years ended December 31, 1993,
     1994 and 1995.............................................................  F-9
  Consolidated Statements of Cash Flows for the years ended December 31, 1993,
     1994 and 1995.............................................................  F-10
  Consolidated Statement of Stockholders' Equity for the years ended December
     31, 1994
     and 1995..................................................................  F-11
  Notes to the Consolidated Financial Statements...............................  F-12 to F-22
WIZARDWORKS GROUP
  Reports of Independent Auditors..............................................  F-23
  Combined Balance Sheets as of March 31, 1995 and 1996........................  F-24
  Combined Statements of Income and Retained Earnings for the years ended March
     31, 1995 and 1996.........................................................  F-25
  Combined Statements of Cash Flows for the years ended March 31, 1995 and
     1996......................................................................  F-26
  Notes to Combined Financial Statements.......................................  F-27 to F-33
SLASH CORPORATION
  Reports of Independent Public Accountants....................................  F-34 to F-35
  Balance Sheets as of December 31, 1993 and 1994..............................  F-36
  Statements of Operations for the years ended December 31, 1993 and 1994 and for the period ended June 22, 1995........................................  F-37
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and for the period ended June 22, 1995........................................  F-38
  Notes to Financial Statements................................................  F-39 to F-41
FINANCIAL STATEMENT SCHEDULE
  For the Two Years Ended December 31, 1995
  Schedule II -- Valuation and Qualifying Accounts.............................  F-42

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                                  (unaudited)
                                 (in thousands)

ASSETS
Current assets:
  Cash and cash equivalents.....................................................    $ 59,976
  Short-term investments........................................................       9,767
  Receivables, net..............................................................      63,226
  Inventories, net..............................................................      44,514
  Royalty advances..............................................................      48,757
  Deferred income taxes.........................................................      15,465
  Prepaid expenses and other current assets.....................................       4,246
                                                                                    --------
     Total current assets.......................................................     245,951
  Property and equipment, net...................................................       6,954
  Goodwill, net.................................................................      20,740
  Investments...................................................................       2,794
  Other assets..................................................................       1,422
                                                                                    --------
     Total assets...............................................................    $277,861
                                                                                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................    $ 64,946
  Accrued liabilities...........................................................      35,599
  Royalties payable.............................................................      25,507
  Deferred income...............................................................       5,347
  Income taxes payable..........................................................       4,390
  Current portion of long-term liabilities......................................       1,536
  Due to related party..........................................................         159
                                                                                    --------
     Total current liabilities..................................................     137,484
  Other long-term liabilities...................................................       6,506
                                                                                    --------
     Total liabilities..........................................................     143,990
                                                                                    --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par, 150,000,000 shares authorized, 62,687,416 shares
     issued and outstanding.....................................................         627
  Additional paid-in capital....................................................     112,763
  Retained earnings.............................................................      20,481
                                                                                    --------
     Total stockholders' equity.................................................     133,871
                                                                                    --------
     Total liabilities and stockholders' equity.................................    $277,861
                                                                                    ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                           FOR THE SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                          --------------------
                                                                           1995         1996
                                                                          -------     --------
                                                                             (IN THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                 DATA)
Net sales.............................................................    $64,420     $140,934
Cost of goods sold....................................................     36,368       81,687
Selling and distribution expenses.....................................     10,924       29,561
General and administrative expenses...................................      7,347       12,885
Merger costs..........................................................      --           1,573
                                                                          -------     --------
  Operating income....................................................      9,781       15,228
Interest and other income, net........................................        254        2,459
                                                                          -------     --------
  Income before income taxes..........................................     10,035       17,687
Provision for income taxes............................................        318        7,599
                                                                          -------     --------
  Net income..........................................................    $ 9,717     $ 10,088
                                                                          =======     ========
Pro forma adjustment to income tax provision..........................      3,997
                                                                          -------
Pro forma net income..................................................    $ 5,720
                                                                          =======
Net income per share..................................................                $   0.16
Weighted average shares outstanding...................................                  62,687

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                          FOR THE SIX MONTHS
                                                                            ENDED JUNE 30,
                                                                         ---------------------
                                                                           1995         1996
                                                                         --------     --------
                                                                                (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.........................................................    $  9,717     $ 10,088
  Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
     Depreciation and amortization...................................         389        1,228
     Deferred income taxes...........................................      (5,756)      (1,419)
     Deferred income.................................................       1,065          216
     Changes in operating assets and liabilities:
       Receivables, net..............................................      17,620       19,965
       Inventories, net..............................................      (5,300)       3,998
       Royalty advances..............................................     (10,725)     (19,180)
       Due to related party, net.....................................      (1,697)        (796)
       Prepaid expenses and other current assets.....................      (1,338)      (2,332)
       Accounts payable..............................................      (1,117)     (22,420)
       Accrued liabilities...........................................      (1,675)      (8,853)
       Royalties payable.............................................        (723)       2,041
       Income taxes payable..........................................       1,803         (348)
       Other.........................................................        (861)        (358)
                                                                         --------     --------
          Net cash provided by (used in) operating activities........       1,402      (18,170)
                                                                         --------     --------
INVESTING ACTIVITIES:
  Purchases of investments...........................................       --          (2,794)
  Purchases of property and equipment................................      (2,862)      (2,064)
  Purchases of short-term investments, net...........................       --            (204)
  Proceeds from disposal of property and equipment...................       --              32
  Purchases of Slash Corporation, net of cash acquired of
     approximately $516,000..........................................         461        --
                                                                         --------     --------
          Net cash used in investing activities......................      (2,401)      (5,030)
                                                                         --------     --------
FINANCING ACTIVITIES:
  Issuance of Series A preferred stock and warrants..................      15,015        --
  Proceeds from issuance of note to a related party..................      15,225        --
  Repayment of notes.................................................     (10,471)       --
  Distributions to stockholders......................................      (6,000)       --
  Long-term liabilities..............................................        (510)         377
                                                                         --------     --------
          Net cash provided by financing activities..................      13,259          377
                                                                         --------     --------
Net increase (decrease) in cash and cash equivalents.................      12,260      (22,823)
Cash and cash equivalents -- beginning of period.....................       1,217       82,799
                                                                         --------     --------
Cash and cash equivalents -- end of period...........................    $ 13,477     $ 59,976
                                                                         ========     ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)
                                 (in thousands)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying interim consolidated financial statements of GT Interactive Software Corp. and Subsidiaries (the "Company") are unaudited but in the opinion of management reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim period. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included elsewhere in this Prospectus for the fiscal year ended December 31, 1995.

  Net Income Per Share For Six Months Ended June 30, 1996

     Net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period.

NOTE 2 -- ACQUISITIONS

     On June 24, 1996, the Company acquired all of the outstanding common stock of WizardWorks Group, Inc. ("WizardWorks"), a developer and publisher of value priced interactive entertainment, edutainment and productivity software, in exchange for 2,350 shares of the Company's common stock.

     On June 28, 1996, the Company acquired all of the outstanding common stock of Candel Inc., the parent company of FormGen Corp. ("FormGen"), a publisher of multimedia consumer software, in exchange for 1,033 shares of the Company's common stock.

     WizardWorks and FormGen (collectively the "Acquired Companies") have been accounted for as pooling of interests and accordingly are included in the Company's Consolidated Financial Statements as if the acquisitions had occurred on January 1, 1993.

     The following represents the summarized results of operations for the period prior to the consummation of the transaction, which is the three months ended March 31, 1996, on a separate company basis and combined basis:

                                                          GT INTERACTIVE     ACQUIRED      PRO FORMA
                                                          SOFTWARE CORP.     COMPANIES     COMBINED
                                                          --------------     ---------     ---------
Net sales.............................................       $ 62,270         $ 6,632       $68,902
Operating income......................................          7,745             232         7,977
Net income............................................          5,100             200         5,300

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (unaudited)
                                 (in thousands)

NOTE 3 -- INVENTORIES, NET

     Inventories as of June 30, 1996 consist of the following:

Finished goods...................................................................    $51,205
Raw materials....................................................................      2,633
                                                                                     -------
                                                                                      53,838
Less: reserve for obsolescence...................................................      9,324
                                                                                     -------
                                                                                     $44,514
                                                                                     =======

NOTE 4 -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                           FOR THE SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                           -------------------
                                                                            1995        1996
                                                                           -------     -------
Issuance of Common Stock in connection with the acquisition of Slash
  Corporation..........................................................    $20,000     $ --
Cash paid for income taxes.............................................      3,980       9,336
Cash paid for interest.................................................        170          43

NOTE 5 -- SUBSEQUENT EVENT

     On July 9, 1996, the Company acquired all of the outstanding common stock of Humongous Entertainment Inc., a premier developer and publisher of quality children's software, in exchange for 3,458 shares of the Company's common stock. The acquisition will be accounted for as a pooling of interests. The following represents the results of operation of Humongous for the six months ended June 30, 1996:

    Net sales...................................................................  $3,349
    Operating loss..............................................................  (2,018)
    Net loss....................................................................  (2,225)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GT Interactive Software Corp. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of GT Interactive Software Corp. (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of WizardWorks Group, a company acquired during 1996 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of GT Interactive Software Corp. and Subsidiaries and reflect total assets and total net sales of 3.3% and 7.1% in 1995 and 5.9% and 9.6% in 1994, respectively, of the related consolidated totals. The financial statements of WizardWorks Group were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for WizardWorks Group, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of GT Interactive Software Corp. and Subsidiaries as of December 31, 1995 and 1994 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
February 12, 1996 (except with respect to the acquisitions discussed in Note 1, as to which the date is June 28, 1996).

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1994         1995
                                                                          -------     --------
                                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...........................................    $ 1,217     $ 82,799
  Short-term investments..............................................      --           9,563
  Receivables, net....................................................     46,397       83,191
  Inventories, net....................................................     11,392       48,512
  Royalty advances....................................................      5,820       29,577
  Deferred income taxes...............................................      1,178       14,046
  Prepaid expenses and other current assets...........................      1,049        1,914
                                                                          -------     --------
     Total current assets.............................................     67,053      269,602
  Property and equipment, net.........................................      1,402        5,670
  Goodwill, net.......................................................      --          21,286
  Other assets........................................................        145        1,011
                                                                          -------     --------
     Total assets.....................................................    $68,600     $297,569
                                                                          =======     ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................................    $29,187     $ 87,366
  Accrued liabilities.................................................     21,231       44,452
  Royalties payable...................................................     11,846       23,466
  Note payable to related party.......................................      6,000        --
  Deferred income.....................................................        584        3,824
  Income taxes payable................................................      2,444        4,738
  Current portion of long-term liabilities............................      1,017        1,184
  Due to related party................................................      1,546          955
                                                                          -------     --------
     Total current liabilities........................................     73,855      165,985
  Other long-term liabilities.........................................      1,141        7,788
                                                                          -------     --------
     Total liabilities................................................     74,996      173,773
                                                                          -------     --------
Commitment and contingencies
Stockholders' equity (deficit):
  Common stock, $.01 par, 150,000,000 shares authorized, 62,687,146
     shares issued and outstanding....................................      --             627
  Additional paid-in capital..........................................        331      112,763
  Retained earnings...................................................     (6,727)      10,406
                                                                          -------     --------
     Total stockholders' equity (deficit).............................     (6,396)     123,796
                                                                          -------     --------
     Total liabilities and stockholders' equity (deficit).............    $68,600     $297,569
                                                                          =======     ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1993         1994         1995
                                                              -------     --------     --------
                                                              (IN THOUSANDS)
Net sales.................................................    $18,075     $100,029     $225,773
Cost of goods sold ($406, $717 and $3,558 to a related
  party for the period presented, respectively)...........      7,321       53,598      136,325
Selling and distribution expenses ($570, $7,234, and
  $3,129 to a related party for the periods presented,
  respectively)...........................................      5,065       14,375       36,076
General and administrative expenses ($180, $2,284 and $654
  to a related party for the periods presented,
  respectively)...........................................      4,312        9,896       20,507
                                                              -------     --------     --------
  Operating income........................................      1,377       22,160       32,865
Interest and other income, net............................         23           20          772
                                                              -------     --------     --------
  Income before income taxes..............................      1,400       22,180       33,637
Provision for income taxes................................        286        2,431       10,517
                                                              -------     --------     --------
  Net income..............................................    $ 1,114     $ 19,749     $ 23,120
                                                              =======     ========     ========
Pro forma adjustment to income tax provision..............                   7,098        4,616
                                                                          --------     --------
Pro forma net income......................................                $ 12,651     $ 18,504
                                                                          ========     ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        FOR THE YEARS
                                                                      ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1993         1994        1995
                                                               -------     --------     -------
                                                               (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income...............................................    $ 1,114     $ 19,749     $23,120
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization.........................        224          260       1,428
     Deferred income taxes.................................        (44)      (1,133)    (11,691)
     Deferred income.......................................         --          584      10,876
     Changes in operating assets and liabilities:
       Receivables, net....................................     (5,575)     (39,354)    (34,262)
       Inventories, net....................................     (1,291)      (9,348)    (30,167)
       Royalty advances....................................       (256)      (5,436)    (23,590)
       Due to related party, net...........................       (352)       1,546        (591)
       Prepaid expenses and other current assets...........       (994)          92        (759)
       Accounts payable....................................      2,503       25,889      49,951
       Accrued liabilities.................................      3,230       17,780      23,221
       Royalties payable...................................      1,025       10,821      11,215
       Income taxes payable................................         82        2,307       2,293
       Other...............................................        (26)        (134)       (781)
                                                               -------     --------     --------
          Net cash (used in) provided by operating
            activities.....................................       (360)      23,623      20,263
                                                               -------     --------     --------
INVESTING ACTIVITIES:
  Purchases of investments.................................      --           --          --
  Purchase of property and equipment.......................       (425)      (1,151)     (4,997)
  Purchases of short-term investments, net.................      --           --         (9,563)
  Proceeds from disposal of property and equipment.........      --           --          --
  Purchase of Slash Corporation, net of cash acquired of
     approximately $516,000................................      --           --            218
                                                               -------     --------     --------
          Net cash used in investing activities............       (425)      (1,151)    (14,342)
                                                               -------     --------     --------
FINANCING ACTIVITIES:
  Issuance of common stock.................................      --               1      77,935
  Issuance of preferred stock and warrants.................      --              --      15,017
  Proceeds from issuance of note to a related party........      --           6,000       --
  Repayment of notes.......................................      --           --        (10,471)
  Distributions to stockholders............................      --         (28,390)     (6,000)
  Long-term liabilities....................................      2,806       (1,019)       (820)
                                                               -------     --------     --------
          Net cash provided by (used in) financing
            activities.....................................      2,806      (23,408)     75,661
                                                               -------     --------     --------
Net increase in cash and cash equivalents..................      2,021         (936)     81,582
Cash and cash equivalents -- beginning of year.............        132        2,153       1,217
                                                               -------     --------     --------
Cash and cash equivalents -- end of year                       $ 2,153     $  1,217     $82,799
                                                               =======     ========     ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                              ADDITIONAL     RETAINED
                                                   COMMON      PAID-IN       EARNINGS
                                                   STOCK       CAPITAL       (DEFICIT)     TOTAL
                                                   ------     ----------     --------     --------
                                                   (IN THOUSANDS)
Balance, January 1, 1994.......................     $--        $     372     $  1,915     $  2,287
Net income.....................................     --            --           19,749       19,749
Distributions..................................     --               (41)     (28,350)     (28,391)
Currency translation adjustment................     --            --              (41)         (41)
                                                    ----        --------     --------     --------
Balance, December 31, 1994.....................     --               331       (6,727)      (6,396)
Increase in par value of stock.................      434            (434)       --           --
Issuance of stock in connection with the
  acquisition of Slash Corporation.............       28          19,972        --          20,000
Proceeds from sales of preferred stock and
  warrants.....................................     --            15,017        --          15,017
Proceeds from sales of common stock in private
  placement....................................        4           7,647        --           7,651
Net proceeds from initial public offering......       55          70,229        --          70,284
Conversion of preferred stock to common stock
  immediately prior to the initial public
  offering.....................................      106            (106)       --           --
Exercise of stock options......................     --               107        --             107
Net income.....................................     --            --           23,120       23,120
Distributions..................................                                (6,000)      (6,000)
Currency translation adjustment................     --            --               13           13
                                                    ----        --------     --------     --------
Balance, December 31, 1995.....................     $627       $ 112,763     $ 10,406     $123,796
                                                    ====        ========     ========     ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     GT Interactive Software Corp., a Delaware corporation, and its subsidiaries (the "Company") is a leading developer, publisher, merchandiser and distributor of consumer software. The Company derives its revenues primarily from the sale of its published, licensed and purchased products to mass merchants, specialty software stores, computer superstores and distributors located throughout North America and also in selected international locations. The Company was incorporated in September 1992 and commenced operations in February 1993.

  Acquisitions

     In 1996, the Company acquired all of the outstanding common stock of WizardWorks Group, Inc. ("WizardWorks") and all of the outstanding common stock of Candel Inc., the parent company of FormGen Corp. ("FormGen").

     WizardWorks and FormGen (collectively the "Acquired Companies") have been accounted for as pooling of interests and accordingly are included in the Company's Consolidated Financial Statements as if the acquisitions had occurred on January 1, 1993.

  Principles of Consolidation

     The consolidated financial statements include the accounts of GT Interactive Software Corp. and its wholly owned subsidiaries, G.T. Interactive Software (Europe) Limited, WizardWorks and FormGen. All intercompany transactions and balances have been eliminated.

  Revenue Recognition

     Revenue is recognized upon shipment of merchandise to customers. At the time the revenue is recognized, a reserve is provided for expected future returns net of the related cost of such items. The net reserve is included in accrued liabilities.

     The reserve for expected future returns is based upon management's estimate using historical and forecasted data. Actual results could differ from the estimated amount.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash in banks and highly liquid, short-term investments with original maturities of three months or less at the date acquired.

  Inventories

     Inventories are stated at the lower of cost (based upon the first-in, first-out method) or market. Allowances are established (and reassessed quarterly) to reduce the recorded cost of obsolete inventory and slow moving inventory to its net realizable value.

  Royalty Advances

     Royalty advances represent the unamortized elements of prepayments to third party licensors of software products for the right to manufacture and/or distribute their products under various licensing agreements. Such advances are amortized to cost of goods sold on a per unit basis as licensed products are sold in accordance with the individual agreements. Future realization of royalty advances is assessed quarterly by

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) management and charged to expense if it is not likely that the amounts will be recovered through sales of the related product.

  Goodwill

     Goodwill is amortized using the straight-line method over a 20 year life. Management reassesses quarterly the appropriateness of both the carrying value and remaining life of goodwill, principally based on forecasts of future undiscounted cash flows of businesses acquired. Amortization expense for the year ended December 31, 1995 was approximately $567 and zero for the years ended December 31, 1994 and 1993.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets.

  Income Taxes

     The Company recognizes income taxes in accordance with the liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     Through February 28, 1995 the Company was an S corporation for Federal and New York state income tax purposes. On March 1, 1995, the Company became a C corporation for Federal and New York state income taxes. Unaudited pro forma adjustments to the income tax provision represent the additional tax provision the Company would have recorded had it been a C corporation for Federal and New York state income tax purposes during the relevant periods.

  Fair Values of Financial Instruments

     The carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short-term nature of such items.

  Reclassification

     Certain reclassifications have been made to the prior years' financial statements to conform to classifications used in the current period.

  Net Income Per Share for the Quarter Ended December 31, 1995

     Net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are shares issuable upon the exercise of stock options and warrants, net of shares assumed to have been purchased using the treasury stock method.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 2 -- ACQUISITION OF SLASH CORPORATION

     On June 23, 1995, the Company acquired Slash Corporation ("Slash"), for a total purchase price of approximately $20,299. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the results of operations of Slash as of the date of acquisition. The excess cost over fair value of assets acquired of approximately $21,853 is being amortized on a straight-line basis over twenty years. The fair value of acquired assets and assumed liabilities is as follows as of the acquisition date:

Purchase price:
  Cash paid.....................................................................    $    299
  Common stock paid.............................................................      20,000
                                                                                    --------
     Total purchase price.......................................................    $ 20,299
                                                                                    ========
Allocated as follows:
  Current assets................................................................    $ 11,437
  Other assets..................................................................         132
  Current liabilities...........................................................     (13,123)
  Cost in excess of net assets acquired.........................................      21,853
                                                                                    --------
                                                                                    $ 20,299
                                                                                    ========

     The following unaudited pro forma summary represents the consolidated results of operations of the Company as though the acquisition had been made as of January 1, 1994:

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ---------------------
                                                                           1994         1995
                                                                         --------     --------
Net sales............................................................    $146,825     $246,337
Operating income.....................................................      31,664       34,305
Net income...........................................................      17,673       19,144
Net income per share.................................................        0.32         0.33
Pro forma weighted average shares outstanding........................      55,188       57,624

     The primary pro forma adjustments for the year ended December 31, 1994 and 1995 are the additional taxes that would have been provided had Slash been a C corporation for the relevant periods of approximately $4,410 and $845, respectively, the elimination of sales between the Company and Slash of approximately $961 and $962, respectively, and the recording of the amortization of goodwill of approximately $1,081 and $525, respectively.

     The calculation of pro forma net income per share was determined by dividing the net income by the weighted average number of common shares outstanding during the period, after retroactive adjustments for stock splits, plus the shares that would be outstanding assuming the exercise of dilutive stock options and warrants which are considered common stock equivalents. In addition, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common shares issued and options and warrants granted by the Company during the twelve months preceding the initial public offering date have been reflected in the calculation of common shares outstanding for the period presented, using the treasury stock method.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 3 -- RECEIVABLES, NET

     Receivables consist of the following:

                                                                         YEARS ENDED DECEMBER
                                                                                  31,
                                                                         ---------------------
                                                                          1994          1995
                                                                         -------       -------
Trade accounts receivable............................................    $45,127       $84,900
Royalties receivable.................................................      1,385           135
Other receivables....................................................        120            --
                                                                         -------       -------
                                                                          46,632        85,035
Less: allowance for doubtful accounts................................        235         1,844
                                                                         -------       -------
                                                                         $46,397       $83,191
                                                                         =======       =======

NOTE 4 -- INVENTORIES, NET

     Inventories consist of the following:

                                                                         YEARS ENDED DECEMBER
                                                                                  31,
                                                                         ---------------------
                                                                          1994          1995
                                                                         -------       -------
Finished goods.......................................................    $11,980       $51,545
Raw materials........................................................        965         3,648
                                                                         -------       -------
                                                                          12,945        55,193
Less: reserve for obsolescence.......................................      1,553         6,681
                                                                         -------       -------
                                                                         $11,392       $48,512
                                                                         =======       =======

NOTE 5 -- PROPERTY AND EQUIPMENT, NET

     Property and equipment consists of the following:

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1994       1995
                                                                             ------     ------
Furniture and fixtures...................................................    $  163     $2,003
Machinery and equipment..................................................       793      2,235
Computer equipment.......................................................       508      1,588
Leasehold improvements...................................................       445      1,212
                                                                             ------     ------
                                                                              1,909      7,038
Less: accumulated depreciation...........................................       507      1,368
                                                                             ------     ------
                                                                             $1,402     $5,670
                                                                             ======     ======

     Depreciation expense for the years ended December 31, 1993, 1994 and 1995, amounted to approximately $77, $164 and $965, respectively.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 6 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
Sales return reserve, net..............................................    $18,520     $37,153
Other..................................................................      2,711       7,299
                                                                           -------     -------
                                                                           $21,231     $44,452
                                                                           =======     =======

NOTE 7 -- INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                    1993      1994       1995
                                                                    ----     ------     -------
Federal:
  Current.......................................................    $182     $  181     $16,199
  Deferred......................................................     --         452      (5,607)
                                                                    ----     ------     -------
                                                                     182        633      10,592
                                                                    ----     ------     -------
State and Local:
  Current.......................................................     169      2,689       3,808
  Deferred......................................................     (44)      (951)       (812)
                                                                    ----     ------     -------
                                                                     125      1,738       2,996
                                                                    ----     ------     -------
Foreign
  Current.......................................................     (21)        60         449
                                                                    ----     ------     -------
Provision for income taxes......................................    $286     $2,431      14,037
                                                                    ====     ======     =======

Benefit arising from change in tax status.......................                         (3,520)
                                                                                        -------
                                                                                        $10,517
                                                                                        =======
Pro forma adjustment to income taxes (unaudited)................              7,098       4,616
                                                                             ------     -------
Pro forma provision for income taxes (unaudited)................             $9,529     $15,133
                                                                             ======     =======

     On March 1, 1995, the Company became a C corporation for Federal and New York state income tax purposes. As a result, the C corporation assumed the tax basis of the assets and liabilities of the former S corporation, which differed from the financial statement basis of those items. Accordingly, the Company recorded a deferred tax asset as of March 1, 1995 of approximately $3,520, which primarily relates to the sales return reserve and inventory valuation.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 7 -- INCOME TAXES (CONTINUED)
     The reconciliation of the income tax provision computed at the Federal statutory rate to the reported unaudited pro forma provision for income taxes is as follows:

                                                                          YEARS ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                           1994         1995
                                                                          ------       -------
Provision computed at Federal statutory rate..........................    $7,763       $11,773
Increase (decrease) in provision resulting from:
  State and local taxes, net of Federal tax benefit...................     1,774         2,691
  Foreign tax credit..................................................      --            (150)
Other, net............................................................        (8)          819
                                                                          ------       -------
Pro forma provision for income taxes (unaudited)......................    $9,529       $15,133
                                                                          ======       =======
Effective income tax rate.............................................       43%           45%

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                                          YEARS ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                           1994         1995
                                                                          ------       -------
Deferred tax assets:
  Inventory valuation.................................................    $  369       $ 5,342
  Deferred income.....................................................        77         4,425
  Sales return reserve................................................       682         2,037
  Other...............................................................        53         2,259
                                                                          ------       -------
                                                                           1,181        14,063
                                                                          ------       -------
Deferred tax liabilities:
  Depreciation........................................................        (3)          (17)
                                                                          ------       -------
Net deferred tax asset................................................    $1,178       $14,046
                                                                          ======       =======

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 8 -- STOCKHOLDERS' EQUITY

     As of December 31, 1994 and 1995, Capital Stock consisted of the following:

                                                                              YEARS ENDED
                                                                             DECEMBER 31,
                                                                          --------------------
                                                                           1994         1995
                                                                          -------     --------
Preferred Stock:
  Par value per share.................................................    $    --     $   0.01
  Shares authorized...................................................         --        5,000
  Shares issued.......................................................         --           --
Common Stock:
  Par value per share.................................................    $  0.01     $   0.01
  Shares authorized...................................................     49,440      150,000
  Shares issued.......................................................     48,000       62,688

     On July 31, 1995, the Company established par value at $.01 on all classes of its stock. Concurrently, the Company effected a four thousand for one split of its then existing Class A and Class B Common Stock together with an increase in the number of authorized shares.

     On December 14, 1995, the Company sold 5,500 shares of its Common Stock to the public at $14 per share. Proceeds to the Company, net of underwriting discount of $5,115 and offering costs of approximately $1,601 amounted to approximately $70,284. In connection with its initial public offering, the Company effected a recapitalization whereby it combined and converted all outstanding Class A and Class B Common Stock to a single class of Common Stock in a six for five stock split and the five hundred twenty five outstanding shares of Preferred Stock were converted into 2,520 shares of Common Stock.

     In October 1995, the Company sold approximately $7,650 of Common Stock to an investor.

     In connection with the acquisition of Slash on June 23, 1995, the Company issued approximately 2,794 shares of its Common Stock.

     On February 28, 1995, the Company's stockholders sold 10.5% of their then outstanding shares in the Company to another investor (the "Investor"). The Company issued warrants to the Investor for the right to purchase an aggregate of 2,520 shares of Common Stock at an exercise price of $4.17 per share.

     Additionally, the Company received a $15,000 loan from the Investor. This loan was repaid upon the consummation of the initial public offering and bore interest at 4.5% per annum. In conjunction with such loan the Company issued warrants to the Investor representing the right to purchase an aggregate of 504 shares of Common Stock at an exercise price of $4.17 per share. Under certain circumstances, the Company has the right to redeem the warrants for a nominal amount.

     The Company received $15 in connection with the issuance of the aforementioned warrants.

     On June 30, 1995, the Investor paid the Company fifteen million dollars for five hundred twenty five shares of Series A Convertible Preferred Stock, which was converted into 2,520 shares of Common Stock immediately prior to the consummation of the Company's initial public offering. Additionally, the Investor surrendered its warrants to purchase an aggregate of 2,520 shares of Class A and Class B Common Stock.

     As of December 31, 1995, pursuant to a Stock Incentive Plan (the "Plan"), the Company had granted options to purchase approximately 4,500 shares of the Company's Common Stock to officers, directors and other eligible employees and consultants of the Company. With the exception of options to purchase

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 8 -- STOCKHOLDERS' EQUITY -- (CONTINUED) approximately 30 shares which were issued at a nominal exercise price, such options were issued at exercise prices (ranging from $4.17 to the initial public offering price) not less than the fair market value at the date of grant. Generally, the options vest over a four to five year period and expire ten years from the date of the grant.

     As of December 31, 1995, the Company had also issued warrants to purchase an aggregate of approximately 701 shares of Common Stock to content-providers at exercise prices (ranging from $9.47 to the initial public offering price) not less than the fair market value at the date of issue. None of the outstanding warrants vest prior to May 1996; vesting subsequent to such date is dependent upon the achievement of sales levels of certain products, the rights to which were granted to the Company.

     On June 24, 1996, the Company acquired all of the outstanding common stock of WizardWorks in exchange for 2,350 shares of the Company's common stock.

     On June 28, 1996, the Company acquired all of the outstanding common stock of FormGen in exchange for 1,033 shares of the Company's common stock.

     WizardWorks and FormGen have been accounted for as pooling of interests and accordingly are included in the Company's Consolidated Financial Statements as if the acquisitions had occurred on January 1, 1993.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     During 1993 and 1994, the Company had an agreement with a related party, GoodTimes Home Video Corporation ("GoodTimes"), whereby GoodTimes and affiliated companies provided certain management, accounting, selling and distribution services. Amounts charged to operations for these services were $1,156 and $10,235 in 1993 and 1994, respectively. Fees in 1993 were based on a percentage of gross sales and, in 1994, on a percentage of gross sales plus a fixed amount. The amount due for 1994 included $6,000 which was unpaid as of December 31, 1994. This amount was paid in January 1995.

     On January 1, 1995, the Company entered into a one year services agreement with GoodTimes. The services agreement was intended to facilitate the Company's establishment of fully independent systems and administration during 1995. The services agreement provided for a fee based on specific services performed and was terminable by the Company at any time upon written notice. The total amount charged to operations for services provided by GoodTimes and affiliated companies for the year ended December 31, 1995 amounted to approximately $7,341. As of December 31, 1995, there were no services being provided to the Company under the services agreement, however, GoodTimes is providing manufacturing services under a separate manufacturing agreement.

     In servicing its mass merchant accounts, the Company uses field representatives supplied by REPS, a company owned by three Directors of the Company. REPS provides such services to the Company as well as to third parties. The Company has an agreement with REPS pursuant to which REPS will supply such services, at its cost, through December 31, 1997. Prior to entering into the REPS Agreement, REPS' services were provided to the Company as part of the services agreement with GoodTimes.

     The Company hires Taughannock Aviation Corp. ("Taughannock") to provide business travel services for its officers and employees. Taughannock leases one plane from JT Aviation Corp., a company owned by the Chairman of the Board of Directors, and one plane from KCS Aviation Corp., a company owned by another Director.

     Taughannock provides air travel to the Company at an hourly rate and on an as needed and as available basis. In 1994, the first year in which the Company utilized Taughannock's services, the Company's aggregate air travel fees to Taughannock were approximately $80. For the year ended December 31, 1995, the Company's aggregate air travel fees to Taughannock were approximately $357.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 9 -- RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Company believes that the amounts charged by related parties materially approximate those amounts which would have been incurred from non-affiliates.

     On December 30, 1994, the Company extended a loan to the President and Chief Executive Officer of the Company in the amount of $209. Such loan bears interest at the rate of 4.5% per annum. The loan has been repaid.

     In connection with the Company's production of an instructional video for Microsoft(R) Windows(R) 95, on June 1, 1995, the Company entered into a distribution and licensing agreement with GoodTimes, pursuant to which GoodTimes has agreed to distribute the instructional video to certain pre-recorded videotape outlets.

     See Notes 8 and 10 for information concerning other related party transactions.

NOTE 10 -- LEASES

     The Company leases its executive and administrative offices from a related party, and its distribution center, under leases that are accounted for as operating leases. These leases have expiration dates ranging from 2002 through 2020. Future minimum annual rental payments and receipts under the leases are as follows:

            1996.....................................................    $ 2,208
            1997.....................................................      2,279
            1998.....................................................      1,881
            1999.....................................................      1,537
            2000.....................................................      1,189
            Thereafter...............................................      7,553
                                                                         -------
                                                                         $16,647
                                                                         =======

     Total rent expense charged to operations for the years ended December 31, 1994 and 1995 amounted to approximately $346 and $1,679, respectively. Of the total rent expense charged to operations, approximately $100 and $751 was paid to the Company's related party during the years ended December 31, 1994 and 1995, respectively.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     The Company has an unused letter of credit at December 31, 1994 and 1995 amounting to approximately $6,800 and $26,700, respectively, which is secured by certain assets of the Company.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 12 -- ROYALTY ADVANCES

     The Company has committed to pay advance royalty payments under certain royalty agreements. These obligations are not guaranteed and are dependent, in part, on the delivery of the contracted services by the licensor. Future advance royalty payments due under these royalty agreements are as follows:

            1996.....................................................    $22,509
            1997.....................................................      5,663
            1998.....................................................        273
            1999.....................................................        250
            2000.....................................................      --
            Thereafter...............................................      5,000
                                                                         -------
                                                                         $33,695
                                                                         =======

NOTE 13 -- CONCENTRATION OF CREDIT RISK

     The Company extends credit to various companies in the retail and mass merchandising industry for the purchase of its merchandise which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company's overall credit risk. Although the Company generally does not require collateral, the Company performs ongoing credit evaluations of its customers and reserves for potential losses are maintained.

     The Company had sales constituting 54%, 62% and 54% of net sales to a single customer in the years ended December 31, 1993, 1994 and 1995, respectively.

     Accounts receivable due from this significant customer aggregated 76% and 49% of accounts receivable at December 31, 1994 and 1995, respectively.

     The Company continually monitors its positions with, and the credit quality of, the financial institutions with which the Company conducts business. Cash and cash equivalents and short-term investments consist of cash on hand and investments in state and local government bonds.

NOTE 14 -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                     YEARS ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                    1993      1994       1995
                                                                    -----     -----     -------
Issuance of common stock in connection with the acquisition of
  Slash Corporation.............................................    $--       $--       $20,000
Cash paid for income taxes......................................     --       1,416      19,169
Cash paid for interest..........................................     --          19         644

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (in thousands, except per share data)

NOTE 15 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended December 31, 1995 are as follows:

                                                                 THREE MONTHS ENDED
                                                -----------------------------------------------------
                                                MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                --------     -------     ------------     -----------
Net sales...................................    $34,122      $30,298       $ 61,270        $ 100,083
Operating income............................      6,309        3,472          6,452           16,632
Net income..................................      7,577        2,140          3,659            9,744
Net income per share........................                                               $    0.16
Weighted average shares outstanding.........                                                  59,328

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
WizardWorks Group
Armstrong-Olson, Inc.
Promotional Software Group, Inc.
SVI, LLC

     We have audited the accompanying combined balance sheets of WizardWare Group, Inc. (d.b.a. WizardWorks), Armstrong-Olson, Inc., Promotional Software Group, Inc. and SVI, LLC (hereafter referred to as WizardWorks Group or the Company) as of March 31, 1996 and 1995, and the related combined statements of income and retained earnings and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of WizardWorks Group at March 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Minneapolis, Minnesota
May 10, 1996

                               WIZARDWORKS GROUP

                            COMBINED BALANCE SHEETS

                                                                             MARCH 31,
                                                                      -----------------------
                                                                        1995          1996
                                                                      ---------     ---------
ASSETS
Current assets:
  Cash............................................................    $ 776,344     $  29,406
  Investments.....................................................          100       104,959
  Accounts receivable, net of allowances of $1,163,000 and
     $1,263,419 in 1995 and 1996, respectively....................    3,417,895     4,458,323
  Inventories, net................................................      612,225     1,810,294
  Receivable due from shareholder.................................       --            52,413
  Note receivable from officer....................................       64,646       174,575
  Prepaid expenses and other current assets.......................      248,325     1,055,878
                                                                      ----------    ----------
Total current assets..............................................    5,119,535     7,685,848
Property, plant, and equipment, net...............................      118,482       252,106
Other assets......................................................       17,443       158,631
                                                                      ----------    ----------
Total assets......................................................    $5,255,460    $8,096,585
                                                                      ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................    $ 932,617     $1,265,108
  Checks written in excess of bank balances.......................       --            179,718
  Accrued expenses................................................    1,268,121        625,559
  Income taxes payable............................................      196,000        287,715
  Line of credit..................................................       --            170,000
  Current portion of long-term debt...............................       59,006         64,095
  Deferred income taxes...........................................      853,000      1,489,789
                                                                      ----------     ----------
Total current liabilities.........................................    3,308,744      4,081,984
Long-term debt, net of current portion............................      141,872         77,777
Stockholders' equity:
  Common stock:
     WizardWare Group, Inc., $.01 par value:
       Authorized shares -- 1,000,000
       Issued and outstanding -- 20,000...........................          200           200
     Armstrong-Olson, Inc., $1 par value:
       Authorized shares -- 25,000
       Issued and outstanding -- 7,500............................        7,500         7,500
     Promotional Software Group, Inc., no par value:
       Authorized shares -- 10,000
       Issued and outstanding -- 1,000............................        1,000         1,000
  Unrealized gains on available-for-sale securities, net of tax...       --            24,992
  Retained earnings...............................................    1,796,144     3,903,132
                                                                      ----------    ----------
Total stockholders' equity........................................    1,804,844     3,936,824
                                                                      ----------    ----------
Total liabilities and stockholders' equity........................    $5,255,460    $8,096,585
                                                                      ==========    ==========

                            See accompanying notes.

                               WIZARDWORKS GROUP

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                      YEAR ENDED MARCH 31,
                                                                    -------------------------
                                                                       1995           1996
                                                                    ----------     ----------
Net sales.......................................................   $12,143,922    $16,837,933
Cost of sales...................................................     7,600,854      9,306,217
Selling, general and administrative expenses....................     2,141,770      4,304,094
                                                                    ----------     ----------
Operating income................................................     2,401,298      3,227,622
Other income (expense):
  Interest expense..............................................       (31,510)       (22,584)
  Interest income...............................................         8,244         56,722
  Gain on sale of assets........................................            --        190,000
                                                                    ----------     ----------
Income before income taxes......................................     2,378,032      3,451,760
Income taxes....................................................       904,282      1,344,772
                                                                    ----------     ----------
Net income......................................................     1,473,750      2,106,988
Retained earnings, beginning of year............................       322,394      1,796,144
                                                                    ----------     ----------
Retained earnings, end of year..................................    $1,796,144     $3,903,132
                                                                    ==========     ==========

                            See accompanying notes.

                               WIZARDWORKS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED MARCH 31,
                                                                    -------------------------
                                                                       1995           1996
                                                                    ----------     ----------
OPERATING ACTIVITIES
Net income......................................................    $1,473,750     $2,106,988
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.................................        47,000         82,655
  Deferred income taxes.........................................       631,027        619,421
  Gain on sale of assets........................................        --           (194,928)
  Changes in operating assets and liabilities:
     Accounts receivable, net...................................    (2,363,209)    (1,040,428)
     Inventories, net...........................................      (317,757)    (1,198,069)
     Prepaid expenses and other current assets..................      (289,958)      (921,083)
     Income taxes payable.......................................       196,000         91,715
     Accounts payable and accrued expenses......................     1,454,942       (130,353)
                                                                    -----------    -----------
Net cash (used in) provided by operating activities.............       832,695       (584,082)
INVESTING ACTIVITIES
Purchase of property, plant and equipment.......................       (95,340)      (220,036)
Sale of property, plant and equipment...........................        --              8,686
Purchase of investments.........................................        --            (62,500)
                                                                    -----------    -----------
Net cash used in investing activities...........................       (95,340)      (273,850)
FINANCING ACTIVITIES
Net borrowings under revolving line of credit...................        --            170,000
Principal payments on long-term debt............................       (54,584)       (59,006)
Principal payments on notes payable to shareholders.............       (68,581)        --
                                                                    -----------    -----------
Net cash provided by (used in) financing activities.............      (123,165)       110,994
                                                                    -----------    -----------
(Decrease) increase in cash.....................................       614,190       (746,938)
Cash at beginning of year.......................................       162,154        776,344
                                                                    -----------    -----------
Cash at end of year.............................................    $  776,344     $   29,406
                                                                    ===========    ===========

                            See accompanying notes.

                               WIZARDWORKS GROUP

                     COMBINED NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1996

1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The combined financial statements include WizardWare Group, Inc. (d.b.a. "WizardWorks"), Promotional Software Group, Inc. ("PSG"), Armstrong-Olson, Inc. and SVI, LLC, entities owned and operated by three shareholders. All material intercompany transactions and balances have been eliminated in the combined statements.

     On December 29, 1995, the shareholders agreed to merge WizardWare Group, Inc. and PSG into Armstrong-Olson, Inc., an S-corporation, and immediately changed the name to WizardWorks Group, Inc. The merger became effective on May 10, 1996, upon completion of a filing with the State of Minnesota, the state of incorporation for Armstrong-Olson, Inc.

  Nature of Business

     WizardWorks publishes and distributes consumer software developed by external authors for Windows, DOS and Macintosh formats, primarily in domestic markets. The Company has four distinct software lines. The brand names include CompuWorks, WizardWorks, MacSoft and ValueWorks. The Company distributes products nationally from its operations in Minnesota, which include a distribution center in Brainerd, Minnesota and their main distribution center and office space located in Minneapolis.

     Armstrong-Olson is an employment search and temporary agency. Additionally, the organization has provided payroll services for its clients.

     PSG and SVI, LLC distribute "shareware" for use on the Internet, software to original equipment PC manufacturers and software to the international market. A substantial portion of all products sold by these entities is purchased from WizardWorks.

     Sales and income before taxes for the entities for fiscal 1995 and 1996 were as follows:

                                                                                  INCOME BEFORE
                                                             NET SALES            INCOME TAXES
                                                        -------------------     -----------------
                                                         1995        1996        1995       1996
                                                        -------     -------     ------     ------
                                                        (IN THOUSANDS)
WizardWorks.........................................    $10,302     $15,269     $2,204     $3,098
Armstrong-Olson.....................................      1,903       1,710        104        445
PSG and SVI.........................................        165         560         70        (78)
Intercompany sales..................................       (226)       (701)      --          (13)
                                                        -------     -------     ------     ------
                                                        $12,144     $16,838     $2,378     $3,452
                                                        =======     =======     ======     ======

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

                               WIZARDWORKS GROUP

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Investments

     Under the provisions of FAS #115, management determines the appropriate classification of investments at the time of purchase. Investments, consisting of an interest in a limited partnership convertible to shares of stock upon an initial public offering of the partnership, are classified as available-for-sale. Investments are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

  Inventories

     Inventories, which consist primarily of software media, manuals and related packaging materials, are stated at the lower of cost or market with cost determined on a first-in, first-out ("FIFO") basis. Management performs ongoing assessments to determine the existence of obsolete, slow-moving and nonsalable inventories and records necessary provisions to reduce such inventories to net realizable value.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method for financial reporting purposes over the estimated useful lives of the assets, generally 3 - 5 years.

     Upon the sale or retirement of assets, the cost and accumulated depreciation are removed from the accounts and any gain or loss recognized currently.

  Revenue Recognition

     Revenue is recognized upon shipment of merchandise to customers. At the time the revenue is recognized a reserve is provided for expected future returns net of the related costs of such items.

  Accounts Receivable

     Accounts receivable are principally due from distributors and retailers of the Company's products. The Company performs periodic credit evaluations of its customers and maintains allowances for potential credit losses ($162,923 and $100,000 at March 31, 1996 and 1995, respectively) and returns and price adjustments ($1,100,496 and $1,063,000 at March 31, 1996 and 1995,
respectively).

     The Company's customers are invoiced upon shipment and have no contractual right to return products (except pursuant to the Company's limited warranty, which only allows for the replacement of defective disks within 90 days of purchase). Subsequent to March 31, 1996, the Company obtained credit indemnity insurance to cover potential credit losses. The Company has not included any anticipated indemnification from insurance in the determination of the allowances for credit losses and returns for the year ended March 31, 1996.

     Estimates for returns are based on management's evaluation of historical experience and current industry trends and such estimates are charged against gross revenues. The Company is subject to rapid changes in technology and shifts in consumer demand which could result in product returns in excess of the Company's reserves at March 31, 1996.

                               WIZARDWORKS GROUP

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Sales to the Company's top five customers for fiscal 1996 and 1995, less actual returns in the period are as follows:

                                                                                  YEAR ENDED
                                                                                   MARCH 31
                                                                                 -------------
                                                                                 1996     1995
                                                                                 ----     ----
Customer A...................................................................     17%      27%
Customer B...................................................................     10       24
Customer C...................................................................      9      --
Customer D...................................................................      7        9
Customer E...................................................................      7        9
Customer F...................................................................    --         8
                                                                                 ----     ----
                                                                                  50%      77%

  Royalties

     Royalties are accrued based on net sales pursuant to agreements with external developers of software products published by the Company. Royalty costs, which are included in cost of sales, were $1,614,000 and $1,894,900 during the years ended March 31, 1996 and 1995, respectively.

  Royalty Advances

     Royalty advances represent the unamortized elements of prepayments to third party licensors of software products for the right to manufacture and/or distribute their products under various licensing agreements. Such advances are amortized to cost of goods sold on a per unit basis as licensed products are sold in accordance with the individual agreements. Future realization of royalty advances is assessed quarterly by management and charged to expense if it is not expected to be recovered through sales of the related product.

  Income Taxes

     The Company accounts for income taxes using the liability method. Deferred income taxes are recorded for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting bases at rates based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Certain entities of the combined group are S-corporations for income tax purposes. Accordingly, taxable income and other items of tax consequence are passed through directly to the respective shareholders.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               WIZARDWORKS GROUP

2.   INVENTORIES, NET

     Inventories consist of the following as of March 31:

                                                                         1995         1996
                                                                       --------     ---------
Raw materials......................................................    $451,517     $1,321,475
Finished goods.....................................................     229,408        574,176
Less obsolescence reserves.........................................     (68,700)       (85,357)
                                                                       ----------     --------
                                                                       $612,225     $1,810,294
                                                                       ==========     ========

3.   PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment consisted of the following as of March 31:

                                                                           1995         1996
                                                                         --------     --------
Vehicles.............................................................    $ 10,022     $  --
Furniture and fixtures...............................................      13,543       13,944
Warehouse equipment..................................................      13,079       17,271
Product development equipment........................................       --           7,216
Office equipment and leasehold improvements..........................     235,004      341,606
                                                                         --------     --------
                                                                          271,648      380,037
Less accumulated depreciation........................................     153,166      127,931
                                                                         --------     --------
                                                                         $118,482     $252,106
                                                                         ========     ========

4.   ACCRUED EXPENSES

     Accrued expenses consisted of the following at March 31:

                                                                         1995          1996
                                                                       ---------     --------
Royalties..........................................................    $1,133,841    $474,538
Commissions........................................................       47,682       74,147
Other..............................................................       86,598       76,874
                                                                        --------     ----------
                                                                       $1,268,121    $625,559
                                                                        ========     ==========

5.   REVOLVING LINE OF CREDIT

     The Company has a line of credit with a bank wherein the Company can borrow up to $1,400,000 based on eligible receivables and inventories. Borrowings on the line of credit at March 31, 1996 were $170,000. Interest is at prime and is payable monthly. The line of credit is secured by accounts receivable and inventories, and is personally guaranteed by the two major shareholders of the Company.

                               WIZARDWORKS GROUP

6.   LONG-TERM DEBT

     Long-term debt consists of the following as of March 31:

                                                                           1995         1996
                                                                         --------     --------
Note payable to bank, interest at 8.25%, due in monthly installments including interest of $6,119 with the remaining balance due
  February 1998, secured by accounts receivable, equipment and contract rights. The note is personally guaranteed by the two major
  shareholders.......................................................    $200,878     $141,872
Less current portion.................................................     (59,006)     (64,095)
                                                                         --------     --------
                                                                         $141,872     $ 77,777
                                                                         ========     ========

Aggregate maturities of long-term debt are as follows:

            1997....................................................    $ 64,095
            1998....................................................      77,777
                                                                        --------
                                                                        $141,872
                                                                        ========

Interest paid was $14,424 and $19,047 for the years ended March 31, 1996 and 1995, respectively.

7.   LEASES

     The Company rents office space and equipment under lease agreements which are classified as operating leases. The leases call for monthly payments which are either fixed or adjusted based on an increasing scale.

     The following is a summary of future minimum lease payments under noncancelable operating leases at March 31, 1996:

            1997....................................................    $ 86,398
            1998....................................................      83,167
            1999....................................................      61,974
                                                                         -------
                                                                        $231,539
                                                                         =======

     Rent expense for the years ended March 31, 1996 and 1995 was $96,092 and $81,600, respectively.

                               WIZARDWORKS GROUP

8.   INCOME TAXES

     The Company uses the cash method for filing its income tax returns. Deferred income taxes result from temporary differences in the recognition of assets and liabilities for income tax and financial reporting purposes. The components of the provision for income taxes are as follows:

                                                                        YEAR ENDED MARCH 31,
                                                                       ----------------------
                                                                         1995         1996
                                                                       --------     ---------
Current:
  Federal..........................................................    $207,045     $ 549,695
  State............................................................      66,210       175,656
                                                                       ----------    --------
                                                                        273,255       725,351
Deferred:
  Federal..........................................................     478,338       469,417
  State............................................................     152,689       150,004
                                                                       ----------    --------
                                                                        631,027       619,421
                                                                       ----------    --------
Total income tax...................................................    $904,282     $1,344,772
                                                                       ==========    ========

     The difference between total income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes was as follows:

                                                                                  YEAR ENDED
                                                                                   MARCH 31,
                                                                                 -------------
                                                                                 1995     1996
                                                                                 ----     ----
Taxes at statutory rate of 34%...............................................     34%      34%
State income taxes, net of federal tax benefit...............................      6        6
Other........................................................................      1      --
S Corp earnings taxed at shareholder level...................................     (3)      (1)
                                                                                 ---      ---
                                                                                  38%      39%
                                                                                 ===      ===

     The components of the net deferred tax liability at year end were:

                                                                      YEAR ENDED MARCH 31,
                                                                    -------------------------
                                                                       1995           1996
                                                                    ----------     ----------
ASSET (LIABILITY)
Accounts receivable.............................................    $(1,853,600)   $   --
Prepaid expenses................................................      (100,400)        --
Non-inventory accounts payable..................................        95,200         --
Accrued liabilities.............................................       507,200         --
IRC sec. 481(a) adjustment......................................        --         (2,027,552)
Inventory reserve...............................................        27,900         34,542
Reserve for bad debts...........................................        40,500         65,932
Reserve for sales promotion/advertising.........................        98,363        101,170
Reserve for returns and price protection........................       331,837        344,178
Unrealized gain on available-for-sale securities................        --            (17,367)
Other...........................................................        --              9,308
                                                                    ------------   ------------
Net deferred liability..........................................    $ (853,000)    $(1,489,789)
                                                                    ============   ============

                               WIZARDWORKS GROUP

8.   INCOME TAXES -- (CONTINUED)
     As of January 1, 1996, WizardWorks was required to become an accrual basis taxpayer because it no longer met the $5,000,000 average annual gross receipts exception of IRC sec.488. Since the Company has been on the cash basis for tax purposes through December 31, 1995, it was necessary to compute the effect of the change in accounting for taxes on the accrual basis. For the period January 1 -- March 31, 1996, the tax expense and related liability were calculated using the accrual method. The IRC sec.481 adjustment is the effect of the switchover in tax accounting methods. The total amount of the gross adjustment is $5.3 million, which will be amortized over four years per IRC regulations.

     Current expense related to the IRC sec.481 adjustment is $134,000.

9.   RELATED PARTY TRANSACTIONS

     A principal shareholder and CEO of the Company has a $143,000 note outstanding with the Company at March 31, 1996. The original note amount was $191,695 and bears an annual interest rate of 8.25%. The note is payable in monthly installments and is due on November 17, 1996.

     A minority shareholder has a $52,413 note outstanding with the Company at March 31, 1996. The note is payable on demand and bears an annual interest rate of 8%.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Slash Corporation
Edina, Minnesota

     We have audited the accompanying balance sheet of Slash Corporation, as of December 31, 1994, and the related statements of operations, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Slash Corporation, as of December 31, 1993, were audited by other auditors whose report, dated March 23, 1994, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Slash Corporation as of December 31, 1994, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

February 17, 1995
Except for Note 9
as to which the date
is March 20, 1995
Minneapolis, Minnesota                    EIDE HELMEKE PLLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Slash Corporation:

     We have audited the accompanying balance sheet of Slash Corporation as of December 31, 1993 and the related statements of income and cash flows for the years ended December 31, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Slash Corporation as of December 31, 1993 and the results of its operations and its cash flows for the years ended December 31, 1993 and 1992 in conformity with generally accepted accounting principles.

Minneapolis, Minnesota
March 23, 1994                            McLAUGHLIN & ASSOCIATES

                               SLASH CORPORATION

                                 BALANCE SHEETS
                                 (in thousands)

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1993       1994
                                                                            ------     -------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $  807     $ 3,845
  Receivables, net......................................................     4,321      10,882
  Inventories...........................................................     4,411       8,551
  Royalty advances......................................................       252         379
  Prepaid expenses and other current assets.............................        89         718
                                                                            ------     -------
     Total current assets...............................................     9,880      24,375
Property and equipment, net.............................................        71         170
                                                                            ------     -------
     Total assets.......................................................    $9,951     $24,545
                                                                            ======     =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..............................    $4,708     $11,005
  Royalties payable.....................................................       219         482
                                                                            ------     -------
     Total liabilities..................................................     4,927      11,487
                                                                            ------     -------
Commitments and contingencies
Stockholder's equity
  Common stock, $.01 par, 10 shares authorized, 1 share issued and
     outstanding........................................................      --         --
  Additional paid-in capital............................................       106         106
  Retained earnings.....................................................     4,918      12,952
                                                                            ------     -------
     Total stockholder's equity.........................................     5,024      13,058
                                                                            ------     -------
     Total liabilities and stockholder's equity.........................    $9,951     $24,545
                                                                            ======     =======

 The accompanying footnotes are an integral part of these financial statements.

                               SLASH CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             -------------------     PERIOD ENDED
                                                              1993        1994       JUNE 22, 1995
                                                             -------     -------     -------------
                                                                                     (UNAUDITED)
Net sales................................................    $26,999     $47,758        $21,525
Cost of goods sold.......................................     20,087      34,246         15,700
Selling and distribution expenses........................      1,856       1,674          1,920
General and administrative expenses......................      1,681       1,171          1,785
                                                             -------     -------        -------
Operating income.........................................      3,375      10,667          2,120
Interest income (expense), net...........................        (10)        (75)            45
Other income.............................................      --              3         --
                                                             -------     -------        -------
Income before income taxes...............................      3,365      10,595          2,165
Provision for income taxes...............................      --              5         --
                                                             -------     -------        -------
  Net income.............................................    $ 3,365     $10,590        $ 2,165
                                                             =======     =======        =======

 The accompanying footnotes are an integral part of these financial statements.

                               SLASH CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             -------------------     PERIOD ENDED
                                                              1993        1994       JUNE 22, 1995
                                                             -------     -------     -------------
                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income...............................................    $ 3,365     $10,590       $   2,165
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization..........................          9          41              23
  Changes in operating assets and liabilities:
     Receivables, net....................................     (1,187)     (6,561)          5,344
     Inventories.........................................     (3,238)     (4,140)          1,597
     Royalty advances....................................       (252)       (127)            212
     Prepaid expenses and other current assets...........        (58)       (630)            609
     Accounts payable and accrued liabilities............      2,022       6,297          (2,234)
     Royalties payable...................................        219         263             (77)
                                                             -------     -------        --------
       Net cash provided by operating activities.........        880       5,733           7,639
                                                             -------     -------        --------
INVESTING ACTIVITIES
  Purchase of property and equipment.....................        (61)       (139)            (16)
                                                             -------     -------        --------
     Net cash used in investing activities...............        (61)       (139)            (16)
                                                             -------     -------        --------
FINANCING ACTIVITIES
  Proceeds from bank note................................      --          --              4,471
  Distribution to stockholder............................       (213)     (2,556)        (15,423)
                                                             -------     -------        --------
Net cash used in financing activities....................       (213)     (2,556)        (10,952)
                                                             -------     -------        --------
Net increase (decrease) in cash..........................        606       3,038          (3,329)
Cash -- beginning of period..............................        201         807           3,845
                                                             -------     -------        --------
Cash -- end of period....................................    $   807     $ 3,845       $     516
                                                             =======     =======        ========
Supplemental Cash Flow Information:
Cash paid for income taxes...............................    $ --        $    10       $       3
Cash paid for interest...................................         25          93              27

 The accompanying footnotes are an integral part of these financial statements.

                               SLASH CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                                 (in thousands)

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Slash Corporation (the "Company"), is a publisher, purchaser, repackager and distributor of consumer software for personal computers. The Company derives its revenues primarily from the sale of software close-out products to mass merchants, specialty software stores, computer superstores and distributors located throughout the United States.

  Revenue Recognition

     Revenue is recognized upon shipment of merchandise to customers. At the time the revenue is recognized, a reserve is provided for expected future returns net of the related cost of such items. The net reserve is included in accrued liabilities.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash in banks and highly liquid-short term investments with original maturities of three months or less at the date acquired.

  Inventories

     Inventories are stated at the lower of cost (based upon the first-in, first-out method) or market. Allowances are established (and reassessed quarterly) to reduce the recorded cost of obsolete inventory and slow moving inventory to its net realizable value.

  Royalty Advances

     Royalty advances represent the unamortized elements of prepayments to outside licensors of software products for the right to manufacture and/or distribute their products under various licensing agreements. Such advances are amortized to cost of goods sold on a per unit basis as licensed products are sold in accordance with the individual agreements. Future realization of royalty advances is assessed quarterly by management and charged to expense if it is not likely that the amounts will be recovered through sales of the related product.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed using an accelerated method over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized using an accelerated method based on useful lives established by statutory guidelines.

  Income Taxes

     During 1993, 1994 and through June 22, 1995, the Company elected to be treated as a small business corporation under Subchapter S of the Internal Revenue Code. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual Federal income tax return. Accordingly, no provision has been made for Federal income taxes for the years ended December 31, 1993 and 1994 and for the period ended June 22, 1995.

  Fair Values of Financial Instruments

     The carrying amount of cash, accounts receivable, accounts payable, and accrued liabilities approximates fair value due to the short term nature of such items.

                               SLASH CORPORATION

                                 (in thousands)

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --
(CONTINUED)
  Reclassifications

     Certain reclassifications have been made to the prior year's financial statements to conform to classifications used in the current period.

NOTE 2 -- RECEIVABLES, NET

     Receivables consist of the following:

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1993       1994
                                                                            ------     -------
Trade accounts receivable...............................................    $4,322     $10,877
Other receivables.......................................................         9          15
                                                                            ------     -------
                                                                             4,331      10,892
Less: allowance for doubtful accounts...................................        10          10
                                                                            ------     -------
                                                                            $4,321     $10,882
                                                                            ======     =======

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1993       1994
                                                                             ------     ------
Finished goods...........................................................    $4,411     $8,111
Raw materials............................................................      --          440
                                                                             ------     ------
                                                                             $4,411     $8,551
                                                                             ======     ======

NOTE 4 -- PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following:

                                                                                DECEMBER 31,
                                                                                -------------
                                                                                1993     1994
                                                                                ----     ----
Furniture and Fixtures......................................................    $40      $103
Machinery and equipment.....................................................    --         62
Automobiles.................................................................     49        49
Leasehold improvements......................................................      5        20
                                                                                ---      ----
                                                                                 94       234
Less: accumulated depreciation                                                   23        64
                                                                                ---      ----
                                                                                $71      $170
                                                                                ===      ====

     Depreciation expense for the years ended December 31, 1993 and 1994 and the period ended June 22, 1995 amounted to approximately $9, $41 and $23, respectively.

                               SLASH CORPORATION

                                 (in thousands)

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1993       1994
                                                                            ------     -------
Accounts payable........................................................    $4,220     $ 9,042
Sales return reserve, net...............................................       143       1,275
Other...................................................................       345         688
                                                                            ------     -------
                                                                            $4,708     $11,005
                                                                            ======     =======

NOTE 6 -- FINANCING ARRANGEMENTS

     The Company had a loan agreement with First Bank National Association. The agreement provided for a revolving loan of $3,500 secured by accounts receivable, inventory and a personal guarantee by the Company's stockholder. Interest was payable at the prime rate plus .75%. There were no outstanding borrowings on the line of credit at December 31, 1993 and 1994. In conjunction with the acquisition of the Company by GT Interactive Software Corp., the loan agreement was terminated.

NOTE 7 -- PROFIT SHARING PLAN

     The Company has a profit sharing plan for the benefit of its employees who qualify for participation. The plan provides for contributions by the Company in annual amounts as determined by the Board of Directors. The Company's contributions for 1993 and 1994 were $75 and $0, respectively.

NOTE 8 -- LEASES

     The Company leases its executive offices and a warehouse under leases that are accounted for as operating leases. These leases expire in December 1997. Future minimum annual rental payments under the leases are as follows:

            1995........................................................    $272
            1996........................................................     301
            1997........................................................     110
                                                                            ----
                                                                            $683
                                                                            ====

NOTE 9 -- CONCENTRATION OF CREDIT RISK

     The Company extends credit to various companies in the retail and mass merchandising industry for the purchase of its merchandise which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company's overall credit risk. Although the Company generally does not require collateral, the Company performs ongoing credit evaluations of its customers and reserves for potential losses are maintained.

     For the year ended December 31, 1994, a material part of the Company's business was with five customers which accounted for approximately 23%, 17%, 15%, 11% and 9% of net sales, respectively. For the year ended December 31, 1993, a material part of the Company's business was with four customers which accounted for approximately 26%, 25%, 25% and 11% of net sales, respectively. At December 31, 1993 and 1994, these customers accounted for approximately 76% and 59% of net accounts receivable, respectively.

     The Company maintains cash at one bank. The account is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100. At December 31, 1994, the Company had a bank balance which exceeded the FDIC Insurance limits by approximately $5,000.

                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                                 ADDITIONS
                                                 BALANCE --      CHARGED TO                     BALANCE--
                                                BEGINNING OF     COSTS AND                       END OF
                DESCRIPTION                         YEAR          EXPENSES      DEDUCTIONS        YEAR
--------------------------------------------    ------------     ----------     ----------     ---------
Allowance for doubtful accounts:
  Years ended:
  December 31, 1995.........................       $  235          $1,609         $--           $ 1,844
                                                   ======          ======         ======         ======
  December 31, 1994.........................       $   30          $  205         $--           $   235
                                                   ======          ======         ======         ======
Reserve for obsolescence:
  Years ended:
  December 31, 1995.........................       $1,553          $5,128         $--           $ 6,681
                                                   ======          ======         ======         ======
  December 31, 1994.........................       $  315          $1,238         $--           $ 1,553
                                                   ======          ======         ======         ======

                      GT INTERACTIVE SOFTWARE CORP LOGO

                [ALTERNATE COVER FOR INTERNATIONAL PROSPECTUS]

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

                      GT INTERACTIVE SOFTWARE CORP LOGO

                               15,500,000 SHARES

                                  COMMON STOCK

     Of the 15,500,000 shares of Common Stock offered hereby, 3,000,000 shares are being offered initially outside the United States and Canada by the International Underwriters and 12,500,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters. Of the shares of Common Stock being offered, 4,000,000 shares are being offered for sale by GT Interactive Software Corp. ("GTIS" or the "Company") and 11,500,000 shares are being offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." On October 17, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $20.00 per share. See "Price Range of Common Stock." The Common Stock is traded on the Nasdaq National Market under the symbol "GTIS."

                             ---------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                            SEE "RISK FACTORS" AT PAGE 6.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                    UNDERWRITING                    PROCEEDS TO
                                      PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                       PUBLIC     COMMISSIONS (1)   COMPANY (2)   STOCKHOLDERS (2)
--------------------------------------------------------------------------------------------------
Per Share........................        $               $               $               $
--------------------------------------------------------------------------------------------------
Total (3)........................        $               $               $               $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $1,300,000.

(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 2,325,000 shares of Common Stock solely to cover overallotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
     Commissions and the Proceeds to Selling Stockholders will be $          ,
     $          and $          , respectively.
                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such Shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about           , 1996.


MERRILL LYNCH INTERNATIONAL                        ROBERTSON, STEPHENS & COMPANY

            BEAR, STEARNS INTERNATIONAL LIMITED
                        HAMBRECHT & QUIST
                                     LEHMAN BROTHERS
                                              PIPER JAFFRAY INTERNATIONAL INC.

                The date of this Prospectus is           , 1996.

        [ALTERNATE UNDERWRITING SECTION FOR INTERNATIONAL PROSPECTUS]


                                  UNDERWRITING



     The Underwriters named below (the "International Underwriters"), acting through their representatives Merrill Lynch International, Robertson, Stephens & Company LLC, Bear, Stearns International Limited, Hambrecht & Quist LLC, Lehman Brothers International (Europe) and Piper Jaffray International Inc. (the "International Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the International Purchase Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The International Underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                                                   NUMBER OF
                                  UNDERWRITER                                       SHARES
-------------------------------------------------------------------------------    ---------
Merrill Lynch International....................................................
Robertson, Stephens & Company LLC..............................................
Bear, Stearns International Limited............................................
Hambrecht & Quist LLC..........................................................
Lehman Brothers International (Europe).........................................
Piper Jaffray International Inc................................................
                                                                                   ----------
     Total.....................................................................    3,000,000
                                                                                   ==========



     The U.S. Underwriters (together with the International Underwriters, the "Underwriters"), acting through their representatives Robertson, Stephens & Company LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Hambrecht & Quist LLC, Lehman Brothers Inc. and Piper Jaffray Inc. (the "U.S. Representatives," together with the International Representatives, the "Representatives") have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the U.S. Underwriting Agreement, to purchase from the Company and the Selling Stockholders 12,500,000 shares of Common Stock.


     The Company and the Selling Stockholders have been advised by the International Representatives that the International Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession of not in excess of $          per share, of which $
may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the International Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

     The Selling Stockholders have granted an option to the International Underwriters and the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 2,325,000 additional shares of Common Stock, at the same price per share as the Company and the Selling Stockholders will receive for the 15,500,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 15,500,000 shares to be offered hereby. If purchased, the additional shares will be sold by the Underwriters on the same terms as those on which the 15,500,000 shares are being sold.

     The International Purchase Agreement and U.S. Underwriting Agreement each contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Act.

     The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Underwriters and the U.S. Underwriters are permitted to sell shares of Common Stock to each other.

     Pursuant to the terms of lock-up agreements, certain executive officers, directors and significant stockholders of the Company have agreed with Robertson, Stephens & Company LLC that during the Lock-Up Period they will not, with certain exceptions, sell any shares of Common Stock now owned or hereinafter acquired by such holder, other than with the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale." The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, or any options or warrants to purchase Common Stock other than options issued under the Company's 1995 Stock Incentive Plan during the Lock-Up Period except with the prior written consent of Robertson, Stephens & Company LLC.


     The Underwriters will not make any sales to accounts over which they exercise discretionary authority (i) in excess of 5% of the number of shares of Common Stock offered hereby and (ii) unless they obtain specific written consent from the customer.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                                     TOTAL
                                                                                   ----------
SEC registration fee (actual)..................................................    $  108,031
NASD filing fee (actual).......................................................        30,500
Nasdaq filing fee (actual).....................................................        17,500
Blue Sky fees and expenses (including counsel fees)............................        *
Accounting fees and expenses...................................................        *
Legal fees and expenses........................................................        *
Printing and engraving expenses................................................        *
Transfer Agent and Registrar fees and expenses.................................        *
Miscellaneous expenses.........................................................        *
                                                                                   ----------
  Total........................................................................    $1,300,000
                                                                                   ==========

---------------

*To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     The Registrant's Amended and Restated Certificate of Incorporation provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Pursuant to the registration rights agreements entered into with the Company, the Selling Stockholders have agreed to indemnify directors and officers of the Company against certain liabilities, including liabilities under the Securities Act. Pursuant to the U.S. Underwriting Agreement and the International Purchase Agreement filed as Exhibits 1.1 and 1.2, respectively, to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act.

     The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     There have been no sales of unregistered securities by the Registrant during the past three years, except the issuance (i) in December 1994, to WMS Industries Inc., of a warrant to purchase 214,286 shares of Common Stock at an exercise price equal to the initial public offering price, in connection with a licensing arrangement; (ii) in January 1995, to Big Tuna New Media, LLC (the publishing vehicle of Mercer Mayer), of a warrant to purchase 64,286 shares of Common Stock at an exercise price equal to the initial public offering price, in connection with a licensing arrangement; (iii) in February 1995, to General Atlantic Partners 16, L.P. and certain of its affiliates (the "GAP Entities"), for an aggregate of $10,000, warrants to purchase an aggregate of 2,520,000 shares of Common Stock, at an exercise price of $4.17 per share; (iv) in February 1995, to General Atlantic Partners II, L.P., of a warrant, for an aggregate of $5,000, to purchase an aggregate of 504,000 shares of Common Stock, at an exercise price of $4.17 per share; (v) in June 1995, to certain GAP Entities, an aggregate of 525 shares of Series A Convertible Preferred Stock convertible into 2,520,000 shares of Common Stock, in consideration of $15,000,000 (an effective per share purchase price for such Common Stock of $5.95 per share); subsequently, certain warrants were surrendered by the GAP Entities and cancelled; (vi) in June 1995, to the former stockholder of Slash Corporation ("Slash"), of 2,793,600 shares of Common Stock in connection with the acquisition of Slash; (vii) in October 1995, to id Software Inc., of a warrant to purchase 422,536 shares of Common Stock at an exercise price of $9.47 per share, in connection with a licensing arrangement; (viii) in October 1995, to SOFTBANK Holdings Inc., for $7,650,000, 2,399,112 shares of Common Stock, at a price per share of $15.94; (ix) in May 1996, to Big Tuna New Media, LLC, of a warrant to purchase 250,000 shares of Common Stock at an exercise price of $20.00 per share, in connection with a licensing arrangement; (x) in May 1996, to Apogee Software, Ltd., of a warrant to purchase 250,000 shares of Common Stock at an exercise price of $19.125 per share, in connection with a licensing arrangement; (xi) in June 1996, to the former stockholders of WizardWorks Group, Inc. ("WizardWorks"), of 2,350,000 shares of Common Stock, in connection with the acquisition of WizardWorks; (xii) in June 1996, to the former stockholders of Candel Inc. ("FormGen"), of 1,032,777 shares of Common Stock, in connection with the acquisition of FormGen; (xiii) in July 1996, to the former stockholders of Humongous Entertainment, Inc. ("Humongous"), of 3,458,375 shares of Common Stock, in connection with the acquisition of Humongous; and (xiv) in August 1996, to Epic Megagames, Inc., of a warrant to purchase 37,500 shares of Common Stock at an exercise price of $20.00 per share, in connection with a licensing arrangement. All of such sales were made in reliance upon Section 4(2) of the Securities Act. The foregoing information gives effect to the recapitalization effected immediately prior to the consummation of the Registrant's initial public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     Exhibits 2.1 and 2.2 below are incorporated herein by reference to the exhibit with the corresponding number filed as part of the Current Report on Form 8-K filed on July 9, 1996. Exhibit 3.1 is incorporated herein by reference to the exhibit with the corresponding number filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Exhibits 3.2 and 4.1, and Exhibits 10.1 through 10.20 below are incorporated herein by reference to the exhibit with the corresponding number filed as part of the Company's Registration Statement on Form S-1 filed on October 20, 1995, and all amendments thereto (Registration No. 33-98448).

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
       1.1*** Form of U.S. Underwriting Agreement.
       1.2*** Form of International Purchase Agreement.
       2.1    Agreement and Plan of Reorganization by and among GT Interactive Software Corp.,
              GT Acquisition Sub, Inc., WizardWorks Group, Inc. and the Stockholders of
              WizardWorks Group, Inc. dated June 24, 1996.
       2.2    Escrow Agreement by and among GT Interactive Software Corp., Paul D. Rinde, as the
              Stockholder Representative of WizardWorks Group, Inc., and Republic National Bank
              of New York, as Escrow Agent, dated June 24, 1996.
       3.1    Amended and Restated Certificate of Incorporation.
       3.2    Amended and Restated By-laws.
       4.1    Specimen form of stock certificate for Common Stock.
       5.1*** Opinion of Kramer, Levin, Naftalis & Frankel.
      10.1    The 1995 Stock Incentive Plan.
      10.2    Services Agreement between the Registrant and GoodTimes Home Video Corp., dated as of January 1, 1995.
      10.3    4.5% Subordinated Secured Promissory Note, due February 28, 1996.
      10.4    Employment Agreement between the Registrant and Ronald Chaimowitz.
      10.5    Employment Agreement between the Registrant and Charles F. Bond.
      10.6    Non-Competition Agreement between the Registrant and Charles F. Bond.
      10.7    Employment Agreement between the Registrant and Harry M. Rubin.
      10.8    Employment Agreement between the Registrant and Harry Steck.
      10.9    Employment Agreement between the Registrant and Chris Garske.
      10.10   GTIS Master Option and License Agreement between the Registrant and the Williams
              Entertainment Group, dated December 28, 1994, and the Amendment to such agreement, dated March 31, 1995.
      10.11   GTIS Master Option and License Agreement (Home Video Games) between the Registrant and the Williams Entertainment Group, dated March 31, 1995.
      10.12   Agreement between the Registrant and SOFTBANK Corporation, dated October 9, 1995.
      10.13   Agreement between the Registrant and Roadshow PTY LTD, dated October 3, 1995.
      10.14   Agreement and Plan of Reorganization by and between Charles F. Bond, Slash
              Corporation and the Registrant, dated June 22, 1995.
      10.15   Lease Agreements between the Registrant and 16 East 40th Associates.
      10.16   Sub-lease Agreement between the Registrant and Michael Stevens Ltd., dated
              February 22, 1995.
      10.17   Lease Agreement between GT Interactive Software (Europe) Limited and Marylebone
              248 Realty LLC, dated May 2, 1995.
      10.18   Stockholders' Agreement by and among Joseph J. Cayre, Kenneth Cayre, Stanley
              Cayre, Jack J. Cayre, the Trusts listed on Schedule I attached thereto and the
              Registrant.
      10.19   Registration Rights Agreement by and among Joseph J. Cayre, Kenneth Cayre, Stanley
              Cayre, Jack J. Cayre, the Trusts listed on Schedule I attached thereto and the
              Registrant.
      10.20   Agreement by and between the Company and REPS.
      10.21   Second Amendment to GTIS Master Option and License Agreement between the
              Registrant and Williams Entertainment Group, dated March 27, 1996 (incorporated herein by reference to Exhibit 10.1 filed as part of the Company's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1996).
      10.22   Amendment to GTIS Master Option and License Agreement (Home Video Games) between the Registrant and Williams Entertainment Group, dated March 27, 1996
              (incorporated herein by reference to Exhibit 10.2 filed as part of the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
      10.23   Master Option and License Agreement for Atari PC Games between the Registrant and
              WMS Industries Inc., dated March 27, 1996 (incorporated herein by reference to
              Exhibit 10.3 filed as part of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
      10.24   Master Option and License Agreement for Atari Home Video Games between the
              Registrant and WMS Industries Inc., dated March 27, 1996 (incorporated herein by reference to Exhibit 10.4 filed as part of the Company's Quarterly Report on Form
              10-Q for the quarter ended March 31, 1996).
      10.25   Employment Agreement between the Registrant and Andrew Gregor (incorporated herein by reference to Exhibit 10.5 filed as part of the Company's Quarterly Report on
              Form 10-Q for the quarter ended March 31, 1996).
      10.26** 6.15% Promissory Note, due August 31, 1998, of Andrew Gregor.
      10.27** 6.15% Promissory Note, due August 31, 1998, of Chris Garske.
      10.28*** Lease Agreement between the Registrant and Scott Moss, dated September 6, 1996.
      11.1**  Computation of Earnings Per Share.
      21.1**  The Registrant's Subsidiaries.
      23.1*   Consent of Arthur Andersen LLP.
      23.2*   Consent of Eide Helmeke and Co. PLLP.
      23.3*   Consent of McLaughlin & Associates.
      23.4*   Consent of Ernst & Young LLP.
      23.5*** Consent of Kramer, Levin, Naftalis & Frankel (to be contained in the opinion to be filed as Exhibit 5.1 hereto).
      24.1    Power of Attorney (contained on the signature page of this Registration
              Statement).
      27.1**  Financial Data Schedule for the year ended December 31, 1994.
      27.2**  Financial Data Schedule for the year ended December 31, 1995.


---------------

  * Filed herewith.



 ** Previously filed.



*** To be filed by amendment.


     (b) Financial Statement Schedules

     The following financial statement schedules are filed herewith:

   SCHEDULE                                       DESCRIPTION
--------------    ---------------------------------------------------------------------------
Schedule II --    Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock covered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the U.S. Underwriting Agreement and the International Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, New York, on October 25, 1996.


                                          GT INTERACTIVE SOFTWARE CORP.

                                          By: /s/  RONALD CHAIMOWITZ

                                          --------------------------------------
                                          Name: Ronald Chaimowitz
                                          Title: President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph J. Cayre, Ronald Chaimowitz and Jack J. Cayre his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                               TITLE(S)                      DATE
-------------------------------------  -------------------------------------- -----------------
        /s/  JOSEPH J. CAYRE           Chairman of the Board                  October 25, 1996
-------------------------------------
           Joseph J. Cayre
         /s/  ANDREW GREGOR            Senior Vice President, Finance and     October 25, 1996
-------------------------------------  Administration, and Chief Financial
            Andrew Gregor              Officer (Principal Financial and
                                       Accounting Officer)
       /s/  RONALD CHAIMOWITZ          President, Chief Executive Officer and October 25, 1996
-------------------------------------  Director
          Ronald Chaimowitz
         /s/  JACK J. CAYRE            Executive Vice President, Director     October 25, 1996
-------------------------------------
            Jack J. Cayre
         /s/  KENNETH CAYRE            Director                               October 25, 1996
-------------------------------------
            Kenneth Cayre
         /s/  STANLEY CAYRE            Director                               October 25, 1996
-------------------------------------
            Stanley Cayre
       /s/  STEVEN A. DENNING          Director                               October 25, 1996
-------------------------------------
          Steven A. Denning
        /s/  WILLIAM E. FORD           Director                               October 25, 1996
-------------------------------------
           William E. Ford
         /s/  JORDAN A. LEVY           Director                               October 25, 1996
-------------------------------------
           Jordan A. Levy

                                 EXHIBIT INDEX

     (a) Exhibits:

     Exhibits 2.1 and 2.2 below are incorporated herein by reference to the exhibit with the corresponding number filed as part of the Current Report on Form 8-K filed on July 9, 1996. Exhibit 3.1 is incorporated herein by reference to the exhibit with the corresponding number filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Exhibits 3.2 and 4.1, and Exhibits 10.1 through 10.20 below are incorporated herein by reference to the exhibit with the corresponding number filed as part of the Company's Registration Statement on Form S-1 filed on October 20, 1995, and all amendments thereto (Registration No. 33-98448).


                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
-----------   -----------------------------------------------------------------------  ------------
       1.1*** Form of U.S. Underwriting Agreement.
       1.2*** Form of International Purchase Agreement.
       2.1    Agreement and Plan of Reorganization by and among GT Interactive
              Software Corp., GT Acquisition Sub, Inc., WizardWorks Group, Inc. and
              the Stockholders of WizardWorks Group, Inc. dated June 24, 1996.
       2.2    Escrow Agreement by and among GT Interactive Software Corp., Paul D.
              Rinde, as the Stockholder Representative of WizardWorks Group, Inc.,
              and Republic National Bank of New York, as Escrow Agent, dated June 24,
              1996.
       3.1    Amended and Restated Certificate of Incorporation.
       3.2    Amended and Restated By-laws.
       4.1    Specimen form of stock certificate for Common Stock.
       5.1*** Opinion of Kramer, Levin, Naftalis & Frankel.
      10.1    The 1995 Stock Incentive Plan.
      10.2    Services Agreement between the Registrant and GoodTimes Home Video
              Corp., dated as of January 1, 1995.
      10.3    4.5% Subordinated Secured Promissory Note, due February 28, 1996.
      10.4    Employment Agreement between the Registrant and Ronald Chaimowitz.
      10.5    Employment Agreement between the Registrant and Charles F. Bond.
      10.6    Non-Competition Agreement between the Registrant and Charles F. Bond.
      10.7    Employment Agreement between the Registrant and Harry M. Rubin.
      10.8    Employment Agreement between the Registrant and Harry Steck.
      10.9    Employment Agreement between the Registrant and Chris Garske.
      10.10   GTIS Master Option and License Agreement between the Registrant and the
              Williams Entertainment Group, dated December 28, 1994, and the
              Amendment to such agreement, dated March 31, 1995.
      10.11   GTIS Master Option and License Agreement (Home Video Games) between the
              Registrant and the Williams Entertainment Group, dated March 31, 1995.
      10.12   Agreement between the Registrant and SOFTBANK Corporation, dated
              October 9, 1995.
      10.13   Agreement between the Registrant and Roadshow PTY LTD, dated October 3,
              1995.
      10.14   Agreement and Plan of Reorganization by and between Charles F. Bond,
              Slash Corporation and the Registrant, dated June 22, 1995.
      10.15   Lease Agreements between the Registrant and 16 East 40th Associates.
      10.16   Sub-lease Agreement between the Registrant and Michael Stevens Ltd., dated February 22, 1995.
      10.17   Lease Agreement between GT Interactive Software (Europe) Limited and
              Marylebone 248 Realty LLC, dated May 2, 1995.

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
-----------   -----------------------------------------------------------------------  ------------
      10.18   Stockholders' Agreement by and among Joseph J. Cayre, Kenneth Cayre,
              Stanley Cayre, Jack J. Cayre, the Trusts listed on Schedule I attached thereto and the Registrant.
      10.19   Registration Rights Agreement by and among Joseph J. Cayre, Kenneth
              Cayre, Stanley Cayre, Jack J. Cayre, the Trusts listed on Schedule I attached thereto and the Registrant.
      10.20   Agreement by and between the Company and REPS.
      10.21   Second Amendment to GTIS Master Option and License Agreement between the Registrant and Williams Entertainment Group, dated March 27, 1996
              (incorporated herein by reference to Exhibit 10.1 filed as part of the
              Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
              1996).
      10.22   Amendment to GTIS Master Option and License Agreement (Home Video
              Games) between the Registrant and Williams Entertainment Group, dated
              March 27, 1996 (incorporated herein by reference to Exhibit 10.2 filed as part of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
      10.23   Master Option and License Agreement for Atari PC Games between the
              Registrant and WMS Industries Inc., dated March 27, 1996 (incorporated herein by reference to Exhibit 10.3 filed as part of the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
      10.24   Master Option and License Agreement for Atari Home Video Games between the Registrant and WMS Industries Inc., dated March 27, 1996
              (incorporated herein by reference to Exhibit 10.4 filed as part of the
              Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
              1996).
      10.25   Employment Agreement between the Registrant and Andrew Gregor
              (incorporated herein by reference to Exhibit 10.5 filed as part of the
              Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
              1996).
      10.26** 6.15% Promissory Note, due August 31, 1998, of Andrew Gregor.
      10.27** 6.15% Promissory Note, due August 31, 1998, of Chris Garske.
      10.28*** Lease Agreement between the Registrant and Scott Moss, dated September
              6, 1996.
      11.1**  Computation of Earnings Per Share.
      21.1**  The Registrant's Subsidiaries.
      23.1*   Consent of Arthur Andersen LLP.
      23.2*   Consent of Eide Helmeke and Co. PLLP.
      23.3*   Consent of McLaughlin & Associates.
      23.4*   Consent of Ernst & Young LLP.
      23.5*** Consent of Kramer, Levin, Naftalis & Frankel (to be contained in the opinion to be filed as Exhibit 5.1 hereto).
      24.1    Power of Attorney (contained on the signature page of this Registration
              Statement).
      27.1**  Financial Data Schedule for the year ended December 31, 1994.
      27.2**  Financial Data Schedule for the year ended December 31, 1995.


---------------


  * Filed herewith.



 ** Previously filed.



*** To be filed by amendment.